AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1998
                                           REGISTRATION STATEMENT NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                          REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                                  NEFF CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                        7353                    65-0626400
    (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)


                              3750 N.W. 87TH AVENUE
                              MIAMI, FLORIDA 33178
                                 (305) 513-3350
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KEVIN P. FITZGERALD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   NEFF CORP.
                              3750 N.W. 87TH AVENUE
                              MIAMI, FLORIDA 33178
                                 (305) 513-3350
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
                            STEPHEN I. GLOVER, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                         1001 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004
                                (202) 639-7000
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                                --------------
     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                         PROPOSED
                                        AMOUNT            MAXIMUM           PROPOSED        AMOUNT OF
       TITLE OF EACH CLASS               TO BE        OFFERING PRICE        MAXIMUM        REGISTRATION
  OF SECURITIES TO BE REGISTERED      REGISTERED        PER NOTE(1)    OFFERING PRICE(1)       FEE
  ------------------------------      ----------        -----------    -----------------       ---
10 1/4% Senior Subordinated Notes
 due 2008 .......................    $100,000,000         100%           $100,000,000        $29,500
Guarantees(2) ...................                (3)          (3)                    (3)            (3)

================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2) The Company's wholly-owned domestic subsidiaries, Neff Rental, Inc. and Neff Machinery, Inc. (the "Guarantors") have guaranteed on a senior unsecured basis, jointly and severally, the payment of the principal of, premium, if any, and interest on the 10 3/4% Senior Subordinated Notes due 2008 being registered hereby (the "Guarantees"). The Guarantors are registering the Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to the Guarantees.

(3) Not applicable.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 17, 1998
PROSPECTUS


                       OFFER TO EXCHANGE ALL OUTSTANDING
                10 1/4% SENIOR SUBORDINATED NOTES DUE 2008 FOR
             10 1/4% SENIOR SUBORDINATED NOTES DUE 2008 WHICH HAVE
       BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF

                                  NEFF CORP.

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME, ON     , 1998, UNLESS EXTENDED

                               ----------------

     Neff Corp., a Delaware corporation, (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of the issued and outstanding 10 1/4% Senior Subordinated Notes due 2008 (the "Old Notes," and, together with the New Notes, the "Notes") from the holders (the "Holders") thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Company issued $100,000,000 aggregate principal amount of Old Notes on May 28, 1998, pursuant to exemptions from, or transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws (the "Private Debt Offering"). The New Notes will be issued pursuant to an indenture dated as of May 28, 1998 between the Company and State Street Bank & Trust Company (the "Trustee") (the "Indenture").

     The Notes bear interest at the rate of 10 1/4% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1998. The Notes mature on June 1, 2008. The Notes are redeemable, in whole or in part, at the option of the Company on or after June 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to June 1, 2001, the Company, at its option, may redeem, with the net cash proceeds of one or more Public Equity Offerings (as defined) up to 30% of the sum of (i) the aggregate principal amount of the Notes originally issued on May 28, 1998 (the "Issue Date") pursuant to the Indenture and (ii) the respective initial aggregate principal amount of the Notes issued under the Indenture after the Issue Date, at a redemption price equal to 110.250% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, PROVIDED that at least 70% of the sum of (i) the initial aggregate principal amount of the Notes issued on the Issue Date and (ii) the respective initial aggregate principal amount of the Notes issued under the Indenture after the Issue Date remains outstanding immediately after any such redemption.

     Upon a Change in Control (as defined), each Holder will have the right to require the Company to repurchase such Holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. In addition, the Company will be obligated to offer to repurchase the notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of the Notes."

                                                       (continued on next page)


     SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                                ----------------

                   The date of this Prospectus is July , 1998

     The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. The Notes rank PARI PASSU with any future senior subordinated indebtedness of the Company and rank senior in right of payment to all other subordinated obligations of the Company. The Notes are unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by all of the Company's existing and certain future domestic subsidiaries (the "Guarantors"). The Guarantees are general unsecured obligations of the Guarantors and are subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined). The Guarantees rank PARI PASSU with any future senior subordinated indebtedness of the Guarantors and rank senior in right of payment to all other subordinated obligations of the Guarantors. As of March 31, 1998, on a pro forma basis for the Argentina Acquisition (as defined) and after giving effect to the Private Debt Offering and the Common Stock Offering (as defined) and the application of the proceeds therefrom, the Company would have had approximately $203.9 million of Senior Debt (excluding undrawn capacity of $46.1 million under the New Credit Facility (as defined), which, if drawn, would constitute Senior Debt of the Company). The Indenture permits the Company to incur additional indebtedness, including Senior Debt under the New Credit Facility. See "Description of the Notes."


     For each Old Note accepted for exchange, the Holder thereof will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof for New Notes. Old Notes accepted for exchange will cease to accrue interest upon issuance of the New Notes. Holders of Old Notes accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). The Company is making the Exchange Offer pursuant to the Registration Statement of which this Prospectus is a part in reliance upon the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based on the interpretations by the staff of the Commission set forth in these no-action letters, the Company believes that the New Notes issued pursuant to the Exchange Offer my be offered for resale, resold and otherwise transferred by the Holders thereof (other than (i) any such Holder that is an "affiliate" of the Company or the Guarantors within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser (as defined) or Holder of Old Notes who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption, under the Securities Act; or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED that such New Notes are acquired in the ordinary course of such Holder's business and such Holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make the Prospectus available to any broker-dealer for use in connection with any such resale for up to 190 days after the Expiration Date (as defined). See "Plan of Distribution."

     Neither the Company nor any Guarantor will receive any proceeds from the Exchange Offer. The Company will pay all the expenses of the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any
time prior to     , 1998, (the "Expiration Date"). The Registration Statement
of which this Prospectus constitutes a part will remain in effect until the consummation of the

Exchange Offer, which will occur promptly after the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."


     There is no existing trading market for the New Notes and there can be no assurance regarding the future development of a market for the New Notes. BT Alex. Brown, Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. To the extent that a market for the new Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors - Absence of Public Market for the Notes." The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market or register or qualify the New Notes for offer and sale in any jurisdiction (other than the registration of the New Notes under the Securities Act).


     THE EXCHANGE OFFER IS NOT BEING MADE, NOR WILL THE COMPANY ACCEPT OLD NOTES FOR EXCHANGE FROM HOLDERS OF EXISTING NOTES, IN ANY JURSIDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.



                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S COMPETITIVE STRENGTHS, BUSINESS STRATEGY, EXPECTED BENENFITS OF ANY ACQUISITION, FUTURE FINANCIAL POSITION, BUDGETS, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "SHOULD," "INTEND," "ESTIMATE," "ANTICIPATE," "BELIEVE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR VARIATIONS THEREON OR SIMILAR TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS , INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSOPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLBE OF THE COMPANY, OR PERSONS ACTING ON ITS BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE COMPANY TAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                             AVAILABLE INFORMATION


     This Prospectus constitutes a part of a Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


     The Company complies with the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy statements and other information at http://www.sec.gov.


     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the Holders and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K as if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports in each case within the time periods set forth in the Commission's rules and regulations. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



                               TABLE OF CONTENTS


                                                                                           PAGE
                                                                                          -----
  Prospectus Summary ....................................................................    6
  Risk Factors ..........................................................................   18
  Use of Proceeds .......................................................................   26
  Capitalization ........................................................................   28
  Unaudited Pro Forma Consolidated Financial Data .......................................   29
  Selected Consolidated Financial Data ..................................................   33
  Management's Discussion and Analysis of Financial Condition and Results of Operations .   35
  The Exchange Offer ....................................................................   41
  Business ..............................................................................   48
  Management ............................................................................   57
  Principal Stockholders ................................................................   66
  Certain Relationships and Transactions ................................................   67
  Description of Capital Stock ..........................................................   68
  Description of Credit Facilities ......................................................   74
  Description of the Notes ..............................................................   75
  Exchange Offer; Registration Rights ...................................................  105
  Book Entry; Delivery and Form .........................................................  107
  Certain United States Tax Considerations for Non-U.S. Holders .........................  109
  Plan of Distribution ..................................................................  111
  Legal Matters .........................................................................  111
  Experts ...............................................................................  111
  Incorporation of Documents by Reference ...............................................  113
  Index to Financial Statements .........................................................  F-1

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "NEFF" OR THE "COMPANY" INCLUDE NEFF CORP. AND ITS WHOLLY OWNED SUBSIDIARIES NEFF RENTAL, INC. ("NEFF RENTAL") AND NEFF MACHINERY, INC. ("NEFF MACHINERY"). UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL") INCLUDE ITS AFFILIATE GECFS, INC.



                                  THE COMPANY


     Neff is one of the largest and fastest growing equipment rental companies in the United States, with 72 rental locations in 15 states. The Company rents a wide variety of equipment, including backhoes, air compressors, loaders, lifts and compaction equipment to construction and industrial customers. The Company also acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. In addition, the Company sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services. The Company has increased its total revenues from $67.3 million in 1995 to $142.0 million in 1997; pro forma for the Acquisitions (as defined) and the Argentina Acquisition (as defined), the Company's total revenues for 1997 were $255.6 million.


     According to industry sources, the U.S. equipment rental industry grew from approximately $600 million in revenues in 1982 to an estimated $18 billion in 1997. This growth has been driven primarily by construction and industrial companies that have increasingly outsourced equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. The equipment rental industry is highly fragmented, with an estimated 17,000 equipment rental companies in the United States. As a result, the Company believes that there are substantial consolidation opportunities for well-capitalized operators such as the Company. According to RENTAL EQUIPMENT REGISTER and studies prepared by Manfredi & Associates, Inc. on the size of the equipment rental market, no single company's revenues represented more than 2% of total market revenues in 1996. Relative to smaller competitors, the Company has several advantages, including increased purchasing power, larger inventories to service larger accounts and the ability to transfer equipment among rental locations in response to changing patterns of customer demand.


COMPETITIVE STRENGTHS


     The Company believes it has several competitive strengths which provide it with the opportunity for continued growth and increased profitability.


     STRONG MARKET POSITION. The Company is one of the largest and fastest growing construction and industrial equipment rental companies in the United States, and is a leading competitor with a significant presence in the Southeast and Gulf Coast regions. The Company operates 72 rental locations in 15 states, including Florida, Georgia, Alabama, Mississippi, South Carolina, North Carolina, Tennessee, Louisiana, Texas, Oklahoma, Arizona, Nevada, Utah, California and Colorado. From December 31, 1995 to March 31, 1998, the Company increased its equipment rental locations from eight to 70 and expanded its rental fleet from $62 million to $346 million based on original cost. The Company believes its dealership operations complement its equipment rental operations by providing it with competitive advantages over competitors which only rent equipment. These advantages include the ability to achieve favorable pricing by combining equipment purchases for its dealership and rental fleets; the reduction of costs in certain locations by sharing service, maintenance and administrative personnel; and better knowledge of certain local markets by pooling management information. In addition, management believes the Company's size and geographic diversity help insulate it from regional economic downturns. The Company's efforts to improve its market position have caused it to increase its debt and incur significant operating expenses, and thus have adversely affected its short term cash flow and net income. The Company believes, however, that these efforts are essential to its future performance. See "Risk Factors--Substantial Leverage," "Risk Factors--Dependence on Additional Capital for Future Growth; Reliance on Credit Facilities," "Risk Factors--Restrictions Imposed by Terms of Indebtedness" and "Risk Factors--Risks Inherent in Growth Strategy."


     HIGH QUALITY RENTAL FLEET. Management believes the Company has one of the newest, most comprehensive and well-maintained rental fleets in the equipment rental industry. As of March 31, 1998, pro forma for the Richbourg Acquisition (as defined), the average age of the Company's rental fleet was approximately 21 months. The Company makes ongoing capital investment in new equipment, engages in regular sales of new equipment and conducts an advanced preventative maintenance program. Management believes this maintenance program increases fleet utilization, extends the useful life of equipment and produces higher resale values.


     EXCELLENT CUSTOMER SERVICE. The Company differentiates itself from its competitors by providing high quality, responsive service to its customers. Service initiatives include (i) reliable on-time equipment delivery directly to customers' job sites; (ii) on-site repairs and maintenance of rental equipment by factory trained mechanics, generally available 24 hours a day, seven days a week; and (iii) ongoing training of an experienced sales force to consult with customers regarding their equipment needs.


     STATE-OF-THE-ART MANAGEMENT INFORMATION SYSTEM. The Company has developed a customized, state-of-the-art management information system capable of monitoring operations at up to 300 sites. The Company uses this system to maximize fleet utilization and determine the optimal fleet composition by market. The system links all of the Company's rental locations and allows management to track customer and sales information, as well as the location, rental status and maintenance history of every piece of equipment in the rental fleet. Rental location managers can search the Company's entire rental fleet for needed equipment, quickly determine the closest location of such equipment, and arrange for delivery to the customer's work site, thus maximizing equipment utilization.


     EXPERIENCED MANAGEMENT TEAM. Since 1995, the Company has significantly increased the quality and depth of its management team to help oversee its growth strategy. Neff's senior management team has extensive experience in the equipment rental industry and its seven regional managers have, on average, 17 years of experience and substantial knowledge of the local markets served within their regions. The Company believes that its management team has the ability to continue the Company's strong growth as well as manage the Company on a much larger scale. The Company is not dependent on recruiting additional operating, acquisition, finance or other personnel to implement its growth strategy. The Mas family, the majority owner of the Company, is also the majority owner of MasTec, Inc., a public company engaged in the telecommunications construction business with operations in South America. Management believes the Mas family and GE Capital, another of the Company's major stockholders, will be valuable in identifying and evaluating acquisitions in both North and South America.


GROWTH STRATEGY


     The Company's objective is to increase revenue, cash flow and profitability by building and maintaining a leading market position in the equipment rental industry. Key elements of the Company's growth strategy include:


     ACQUIRE EQUIPMENT RENTAL COMPANIES. Management intends to expand the Company through acquisitions of equipment rental companies and believes there are a significant number of acquisition opportunities in North and South America which would complement the Company's existing operations. After completing an acquisition, the Company generally integrates the operations of the acquired company into its management information system, consolidates equipment purchasing and resale functions and centralizes fleet management as quickly as possible while assuring consistent, high quality service to the acquired company's customers. Since July 1997, the Company has made several strategic acquisitions which have more than doubled the Company's number of rental locations, significantly enhanced the Company's geographic presence and further diversified the Company's customer base. The Company has also acquired 65% of the outstanding stock of Sullair Argentina Sociedad Anonima ("S.A. Argentina"), a leading equipment rental company and dealer of new equipment in South America, and the Company has one letter of intent outstanding to acquire the assets of an additional equipment rental company in the United States. See "--Recent Acquisitions." To date, the Company has financed its acquisitions primarily with debt, which has resulted in increased interest expense. See "Risk Factors--Substantial Leverage."


     INCREASE PROFITABILITY OF RECENTLY OPENED RENTAL LOCATIONS. Since March 1, 1995, the Company has opened 26 start-up rental equipment locations including 11 locations in 1997 and four locations in the first quarter of 1998. Management believes the Company's financial performance does not yet fully reflect the benefit of these rental locations. The Company incurs significant expenses in connection with the opening of new locations. See "Risk Factors--Risks Inherent in Growth Strategy." Based on the Company's historical experience, a new equipment rental location tends to realize significant increases in revenues, cash flow and profitability during the first three years of operation as more prospective customers become aware of its operation and as the rental equipment fleet is customized to local market demand. Because there is relatively little incremental operating expense associated with such revenues, cash flow and profitability increase significantly as a rental location matures. Although the Company intends to expand primarily through acquisitions, management intends to open additional start-up locations in markets where the Company has not been able to identify attractive acquisition candidates.


     INCREASE FLEET AT EXISTING LOCATIONS. Management believes it can capitalize on the demand for rental equipment in the markets it serves and increase revenues by increasing the size of the rental fleet and adding new product lines at existing locations. Management believes that this strategy allows the Company to attract new customers and serve as a single source supplier for its customers. Because the start-up expenditures associated with increasing the fleet and expanding product lines at existing locations are relatively modest, these investments typically generate higher and faster returns than investments in new locations.


     SELECTIVE EXPANSION OF DEALERSHIP OPERATIONS. The Company intends to selectively expand its dealership operations. The Company believes it can realize significant economies of scale by expanding its dealership operations in areas where it has already established equipment rental operations. The Company's distributor relationships and the combined purchasing volume of its dealership and rental operations allow it to acquire inventory at favorable prices and terms. The Company's dealership operations also allow it to reduce overhead costs by sharing service, maintenance and administrative personnel with its rental operations, as well as generating better knowledge of local markets through the sharing of information. The Company also intends to expand its dealership operations to areas where it does not yet have equipment rental operations.


RECENT ACQUISITIONS


     On August 1, 1997, the Company acquired, for a purchase price of $63.6 million, Industrial Equipment Rentals, Inc., the parent company of Buckner Rental Service, Inc. ("Buckner," such acquisition, the "Buckner Acquisition"). Buckner is a leading provider of rental equipment in the Gulf Coast region with 26 locations in Texas, Louisiana, Mississippi and Alabama. During 1997, Buckner served over 39,500 customers in the oil and gas, industrial/petrochemical and construction industries.

The Buckner Acquisition gives the Company a greater presence in the Gulf Coast region and further diversifies the Company's customer base by significantly increasing its strength in the industrial sector.


     Effective January 1, 1998, the Company acquired, for a purchase price of $100 million, substantially all of the assets of Richbourg's Sales and Rentals, Inc. ("Richbourg," such acquisition, the "Richbourg Acquisition" and, together with the Buckner Acquisition, the "Acquisitions"). Richbourg is a leading provider of rental equipment in the Southeast region with 15 locations in Florida, North Carolina, South Carolina and Georgia. During 1997, Richbourg served over 15,500 customers in the industrial and construction industries. The Richbourg Acquisition gives the Company a greater presence in the Southeast region and additional customers in the industrial sector.


     In June 1998, the Company acquired 65% of the outstanding stock of S.A. Argentina (such acquisition, the "Argentina Acquisition") for $36.1 million and earn-out payments equal to 65% of S.A. Argentina's net income for 1998 and 1999, with such earn-out payments not to exceed $12.6 million in the aggregate. S.A. Argentina rents and sells industrial and construction equipment throughout South America, including Argentina, Brazil, Uruguay, Paraguay, Chile and Bolivia. S.A. Argentina's revenues for 1997 were approximately $57.3 million; its revenues for the first quarter of 1998 were approximately $13.2 million. S.A. Argentina's principal operations are located in Buenos Aires, Argentina; it also has locations in Cordoba and Rosario, Argentina and an assembly plant in San Luis, Argentina. The current management of S.A. Argentina will continue to oversee the day-to-day management of S.A. Argentina. The Argentina Acquisition will enable the Company to expand internationally and take advantage of the opportunities for equipment rental businesses in the emerging South American market. Pursuant to the terms of the Argentina Acquisition, the Company's lenders have issued a $10 million letter of credit to the holders of the remaining 35% of the stock of S.A. Argentina (the "Argentina Stockholders"), which the Argentina Stockholders may draw upon if the Company defaults on payment of the earn-out payments described above. See "Risk Factors--Risks Associated with the Argentina Acquisition," and "Business--Acquisition Strategy"


     In addition, the Company acquired the assets of four domestic equipment rental companies between May and July 1998 for an aggregate purchase price of $14.6 million. These businesses had aggregate revenues of approximately $19.0 million for 1997 and have a total of 5 locations in California, Florida and Texas. In June 1998, the Company entered into a letter of intent to acquire the assets of one equipment rental company with revenues of approximately $2 million for its fiscal year ended February 28, 1998. This business has two equipment rental locations in Texas. This acquisition is subject to a number of closing conditions, including the execution of definitive purchase agreements, and there can be no assurance that this acquisition will be consummated.


COMPANY HISTORY


     The Company was founded in 1988 and is owned by the Mas family, GE Capital and Santos Fund 1, L.R, a Texas limited partnership ("Santos") which is owned by the Mas family and Kevin P Fitzgerald, the Chief Executive Officer and President of the Company. The Mas family is also the principal stockholder of MasTec, Inc., a public company traded on the New York Stock Exchange and one of the largest providers of telecommunications-related engineering and construction services in the United States, South America and Europe. In 1995, the Company entered into a strategic partnership with GE Capital to take advantage of growth and consolidation opportunities in the equipment rental industry. See "Certain Relationships and Transactions."


     The Company's principal executive offices are located at 3750 N.W 87th Avenue, Miami, Florida, 33178 and its telephone number is (305) 513-3350.

                              THE EXCHANGE OFFER


     On May 28, 1998, the Company issued $100 million principal amount of Old Notes in the Private Debt Offering. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. As a condition to their purchase of the Old Notes, the Initial Purchasers requested that the Company agree to commence the Exchange Offer following the Private Debt Offering.


SECURITIES OFFERED.........   Up to $100,000,000 aggregate principal amount of
                              10 1/4% Senior Subordinated Notes due 2008, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to additional interest to be paid to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. See "Exchange
                              Offer; Registration Rights."


EXCHANGE OFFER.............   The Company is offering to exchange $1,000
                              principal amount of New Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted for exchange. The Company will issue the New Notes promptly after the Expiration Date. As of June 19, 1998, there was
                              $100 million aggregate principal amount of Old
                              Notes outstanding. See "The Exchange Offer."


RESALE OF THE NEW NOTES....   Based on an interpretation by the staff of the
                              Commission set forth in no-action letters issued to third parties, including "Shearman & Sterling"
                              (available July 2, 1993), "K-III Communications
                              Corporation" (available May 14, 1993), "Warnaco,
                              Inc." (available October 11, 1991), "Morgan
                              Stanley & Co. Incorporated" (available June 5,
                              1991), "Mary Kay Cosmetics, Inc." (available June
                              5, 1991) and "Exxon Capital Holdings Corporation"
                              (available May 13, 1988), the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old
                              Notes may be offered for resale, resold and otherwise transferred by any Holder of such Notes
                              (other than any such Holder which is a
                              broker-dealer or an "affiliate" of the Company or the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that
                              (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) such Holder is not engaged in, and does not intend to be engaged in, a distribution of the New Notes. The Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such other circumstances.


                              By tendering Old Notes for New Notes, each Holder will represent to the Company, that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes and if such Holder is not a broker-dealer, neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes within the meaning of the Securities Act and (iii) neither the Holder nor any such person is an affiliate of the Company or the Guarantors as defined in Rule 405 under the Securities Act. In the event that any Holder of Old Notes cannot make the requisite representations to the Company, such Holder can not rely on such interpretation by the staff of the Commission as set forth in the no-action letters referred to above, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.


                              Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements under the Securities Act in connection with any resale of such New Notes and that it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute the New Notes in connection with any resale of the New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where the Old Notes exchanged for such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date, and ending on the close of business 190 days after the Expiration Date or, if earlier, when all new Notes held by a participating broker-dealer have been disposed of, it will make this Prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution."



                              This Exchange Offer is not being made to, nor will the Company accept surrenders of old Notes for exchange from,

                              Holders of Old Notes (i) in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or "blue sky" laws of such jurisdiction or (ii) if any Holder is engage or intends to engage in a distribution of the New Notes.


EXPIRATION DATE;
 WITHDRAWAL.................  The Exchange Offer will expire at 5:00 p.m. New
                              York City time, on      , 1998 (20 business days
                              following the commencement of the Exchange Offer), unless extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange


INTEREST ON THE NEW NOTES
 AND OLD NOTES.............   The New Notes will bear interest at the rate of
                              101/4% per annum and interest will be payable semi-annually on June 1 and December 1, commencing on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15.
                              Holders of New Notes will receive interest on December 1, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes exchanged therefor from the most recent date to which interest has been paid to the date of exchange thereof. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.


PROCEDURES FOR TENDERING
 OLD NOTES.................   Each Holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with either certificates for the Old Notes or a Book-Entry Confirmation (as defined) of such Old
                              Notes into the Book-Entry Transfer Facility (as defined), if such procedure is available, and any other required documentation, to State Street Bank
                              & Trust Company, as Exchange Agent (the "Exchange
                              Agent"), at the address set forth herein and in the Letter of Transmittal. See "The Exchange
                              Offer--Procedures for Tendering Old Notes" and
                              "Plan of Distribution."


SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS.........   Any beneficial owner of Old Notes whose Old
                              Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes for exchange should contact the registered Holder promptly and instruct such registered Holder to tender such Old Notes on the beneficial owner's behalf. If such beneficial owner wishes to tender its Old Notes on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old
                              Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange
                              Offer--Procedures for Tendering Old Notes."


GUARANTEED DELIVERY
 PROCEDURES.................  Holders of Old Notes who wish to tender their Old
                              Notes for exchange and whose Old Notes are not immediately available or who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent must tender their Old Notes according to the delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."


CERTAIN FEDERAL INCOME
 TAX CONSIDERATIONS........   The exchange pursuant to the Exchange Offer will
                              not result in the recognition of income, gain or loss to the Holders or the Company for federal income tax purposes. See "Certain Federal Income
                              Tax Considerations."


USE OF PROCEEDS............   The Company will not receive any proceeds from
                              the Exchange Offer.


EXCHANGE AGENT.............   State Street Bank & Trust Company, the trustee
                              under the Indenture, is serving as Exchange Agent in connection with the Exchange Offer. See "The
                              Exchange Offer--Exchange Agent."



                   CONSEQUENCES OF NOT EXCHANGING OLD NOTES


     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Exchange Offer; Registration Rights."

                         DESCRIPTION OF THE NEW NOTES


     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions relating to additional interest to be paid to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."


ISSUER.....................   Neff Corp.


MATURITY DATE..............   June 1, 2008.


INTEREST PAYMENT DATES.....   Interest on the new Notes will be payable
                              semi-annually in arrears on each June 1 and December 1, commencing December 1, 1998.


RANKING....................   The New Notes will be general unsecured
                              obligations of the Company and will be
                              subordinated in right of payment to all existing and future Senior Debt of the Company. The New
                              Notes will rank PARI PASSU with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to all other subordinated obligations of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Private Debt Offering and the Common
                              Stock Offering, and the application of the proceeds therefrom and the Argentina Acquisition, the Company would have had approximately $203.9 million of Senior Debt (excluding undrawn capacity of $46.1 million under the New Credit Facility, which, if drawn, would constitute Senior Debt of the Company). See "Unaudited Pro Forma Financial
                              Data."


GUARANTEES.................   The New Notes will be unconditionally guaranteed
                              on a senior subordinated basis by the Guarantors.
                              The Guarantees will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Debt, which will include any guarantee by such Guarantors of the Company's indebtedness under the New Credit
                              Facility. The Guarantees will rank PARI PASSU with any future senior subordinated indebtedness of the Guarantors and will rank senior in right of payment to all other subordinated obligations of the Guarantors. As of March 31, 1998, on a pro forma basis after giving effect to the Private
                              Debt Offering and the Common Stock Offering and the application of the proceeds therefrom and the Argentina Acquisition, the Guarantors would not have had any Guarantor Senior Debt outstanding except for the Guarantor's Guarantees of borrowings under the New Credit Facility.


OPTIONAL REDEMPTION........   The New Notes will be redeemable, in whole or in
                              part, at the option of the Company on or after June 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to June 1, 2001, the Company, at its option, may redeem up to 30% of the sum of (i) the aggregate principal amount of the New Notes and the Old Notes which were not tendered for exchange and (ii) the respective initial aggregate principal amount of the Notes issued under the Indenture after the Issue Date, on one or more occasions with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 110.250% of the principal amount thereof, plus accrued interest to the date of redemption; PROVIDed that at least
                              70% of the sum of (i) the aggregate principal amount of the New Notes and the Old Notes which were not tendered for exchange and (ii) the respective initial aggregate principal amount of the Notes issued under the Indenture after the Issue Date remain outstanding immediately after any such redemption. See "Description of the Notes--Redemption."


CHANGE OF CONTROL..........   Upon a Change of Control, each holder of the New
                              Notes will have the right to require the Company to repurchase such holder's New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.


CERTAIN COVENANTS..........   The Indenture governing the New Notes will
                              contain certain covenants that limit the ability of the Company and its Restricted Subsidiaries (as defined) to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Company will be obligated to offer to repurchase the New Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset
                              Sales. These restrictions and qualifications are subject to a number of important qualifications and exceptions. See "Description of the Notes--Certain Covenants."


EXCHANGE OFFER;
 REGISTRATION RIGHTS.......   Holders of New Notes (other than as set forth
                              below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement among the Company, the Guarantors and the Initial Purchasers (the
                              "Registration Rights Agreement"), the Company agreed to file a registration statement (the
                              "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes for the New Notes. The Registration Statement of which this prospectus is a part constitutes the Exchange
                              Offer Registration Statement. Under certain circumstances, certain Holders of Old

                              Notes (including Holders of Old Notes who may not participate in the Exchange Offer) may in certain circumstances require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act which would cover resales of Old Notes by such Holders. See "Exchange Offer; Registration Rights."


For additional information regarding the Notes, see "Description of the Notes."




                                 RISK FACTORS


     Holders of Old Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus prior to making a decision to tender their Old Notes in the Exchange Offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1993(1)       1994         1995
                                                                           ------------ ------------ -----------
                                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues ........................................................... $36,659      $49,526      $67,254
Gross profit(4) ..........................................................  10,549       14,711       17,972
Selling, general and administrative
 expenses ................................................................   6,078        8,493       10,956
Officer stock option compensation(5) .....................................      --           --           --
Income from operations ...................................................   3,857        5,993        6,100
Income (loss) before extraordinary
 items(6) ................................................................   1,663        2,712        1,834
BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental equipment ....................................... $17,846      $29,602      $45,596
Total assets .............................................................  29,263       46,851       68,816
Total debt ...............................................................  25,378       37,983       48,345
Redeemable preferred stock ...............................................      --           --       11,430
Total common stockholders' equity
 (deficit) ...............................................................     571        4,205       (1,931)
OTHER DATA:
Adjusted EBITDA(7) ....................................................... $10,255      $15,129      $18,763
Adjusted EBITDA margin(8) ................................................    28.0%        30.5%        27.9%
Ratio of Adjusted EBITDA to
 interest expense ........................................................      --           --           --
Rental equipment purchases ............................................... $21,353      $31,185      $52,795
Number of rental locations
 (end of period) .........................................................       5            6            8



                                                                                     YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------
                                                                                                        PRO FORMA AS
                                                                                                        ADJUSTED(2)
                                                                                                    -------------------
                                                                               1996        1997             1997
                                                                           ----------- ------------ -------------------
                                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues ........................................................... $95,013     $142,019          $255,633
Gross profit(4) ..........................................................  25,320       43,274            79,529
Selling, general and administrative
 expenses ................................................................  18,478       30,129            47,541
Officer stock option compensation(5) .....................................      --        4,400             4,400
Income from operations ...................................................   5,410        6,197            21,102
Income (loss) before extraordinary
 items(6) ................................................................  (1,388)      (6,393)           (5,667)
BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental equipment ....................................... $76,794     $184,787
Total assets ............................................................. 109,118      280,790
Total debt ...............................................................  58,250      226,203
Redeemable preferred stock ...............................................  46,299       53,747
Total common stockholders' equity
 (deficit) ...............................................................  (7,508)     (24,735)
OTHER DATA:
Adjusted EBITDA(7) ....................................................... $26,695     $ 37,635          $ 77,592
Adjusted EBITDA margin(8) ................................................    28.1%        26.5%             30.4%
Ratio of Adjusted EBITDA to
 interest expense ........................................................      --           --               3.4x
Rental equipment purchases ............................................... $86,886     $143,999             N/A
Number of rental locations
 (end of period) .........................................................      16           53                71



                                                                                      FIRST QUARTER ENDED
                                                                           ------------------------------------------
                                                                                                       PRO FORMA AS
                                                                                                       ADJUSTED(3)
                                                                                                    -----------------
                                                                            MARCH 25,    MARCH 31,      MARCH 31,
                                                                               1997        1998            1998
                                                                           ----------- ------------ -----------------
                                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues ........................................................... $24,356      $ 62,365        $ 75,564
Gross profit(4) ..........................................................   6,268        20,081          24,108
Selling, general and administrative
 expenses ................................................................   3,969        12,025          13,479
Officer stock option compensation(5) .....................................      --            --              --
Income from operations ...................................................   1,950         6,307           8,723
Income (loss) before extraordinary
 items(6) ................................................................     250        (1,946)           (754)
BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental equipment .......................................              $254,403        $272,519
Total assets .............................................................               408,276         483,188
Total debt ...............................................................               345,755         321,249
Redeemable preferred stock ...............................................                10,950              --
Total common stockholders' equity
 (deficit) ...............................................................                16,113          99,921
OTHER DATA:
Adjusted EBITDA(7) ....................................................... $ 6,742      $ 19,377        $ 23,178
Adjusted EBITDA margin(8) ................................................    27.7%         31.1%           30.7%
Ratio of Adjusted EBITDA to
 interest expense ........................................................      --            --             3.1x
Rental equipment purchases ............................................... $25,048      $ 47,157           N/A
Number of rental locations
 (end of period) .........................................................      18            70              73

---------------
(1) The consolidated balance sheet data and statement of operations data for the year ended December 31, 1993 is derived from financial statements of the Company's two wholly-owned subsidiaries, Neff Rental and Neff Machinery, each of which was individually audited by independent certified public accountants.
(2) The pro forma as adjusted financial data for the year ended December 31, 1997 are derived from the Company's Unaudited Pro Forma Consolidated Financial Data for the year ended December 31, 1997 appearing elsewhere in this Offering Memorandum. The Unaudited Pro Forma Consolidated Financial Data for the year ended December 31, 1997 were prepared by the Company to illustrate the estimated effects of the Offering, the Common Stock Offering, the Argentina Acquisition, the Buckner Acquisition and the Richbourg Acquisition described in the Notes to the Unaudited Pro Forma Consolidated Financial Data as if they had occurred as of January 1, 1997 for purposes of the unaudited pro forma consolidated statements of operations.
(3) The pro forma as adjusted financial data for the first quarter ended March 31, 1998 are derived from the Company's Unaudited Pro Forma Consolidated Financial Data for the first quarter ended March 31, 1998 appearing elsewhere in this Offering Memorandum. The Unaudited Pro Forma
    Consolidated Financial Data for the first quarter ended March 31, 1998 were prepared by the Company to illustrate the estimated effects of the Offering, the Common Stock Offering and the Argentina Acquisition as if they had occurred as of January 1, 1998 for purposes of the unaudited pro forma consolidated statement of operations and as of March 31, 1998 for purposes of the unaudited pro forma consolidated balance sheet.
(4) Gross profit for 1996 and 1997 reflect the Company's change in depreciation policy to recognize extended estimated service lives and increased residual values of its rental equipment. See the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Offering Memorandum.
(5) Officer stock option compensation expense represents a noncash charge with respect to the change in estimated market value of the shares to be issued to Kevin P. Fitzgerald under the Option Agreement (as defined).
(6) Prior to December 26, 1995, the Company operated as a Subchapter S corporation under the provisions of the Internal Revenue Code. Income
    (loss) before extraordinary items for 1993, 1994 and 1995 is restated to reflect what the data would have been if the Company had Subchapter C status in these years.
(7) Adjusted EBITDA represents income from operations plus depreciation and amortization and officer stock option compensation expenses. Adjusted EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with generally accepted accounting principles ("GAAP"), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company believes that Adjusted EBITDA is a standard measure commonly reported and widely used by analysts and investors as a measure of profitability for companies with significant depreciation and amortization expense. However, not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth above may not be comparable to Adjusted EBITDA reported by other companies.
(8) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues.

                                 RISK FACTORS


     HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS PRIOR TO MAKING A DECISION TO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.


HOLDERS RESPONSIBLE FOR COMPLIANCE WITH EXCHANGE OFFER PROCEDURES; CONSEQUENCES OF FAILURE TO EXCHANGE


     Issuance of the New Notes in exchange for Old Notes pursuant to this Exchange Offer will be made only after timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tender of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted for exchange will, following the consummation of this Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act or except pursuant to an exemption from or in a transaction not subject to, the Securities Act. In addition, upon consummation of the Exchange Offer, Holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to limited exceptions, if applicable). The Company does not currently anticipate that it will register the Old Notes under the Securities Act.


     The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.


REQUIREMENTS FOR TRANSFER OF NEW NOTES

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company or the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. If any Holder of Old Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to a distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements under the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where the Old Notes exchanged for such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date, and ending on the close of business 190 days after the Expiration Date or, if earlier, when all New Notes held by a participating broker-dealer have been disposed of, it will make this Prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available.


SUBSTANTIAL LEVERAGE


     The Company has a substantial amount of indebtedness. As of March 31, 1998, on a pro forma basis after giving effect to the Argentina Acquisition, the Private Debt Offering and the Common Stock Offering and the application of the estimated net proceeds therefrom, the Company would have had total combined indebtedness of approximately $321.2 million and would have had approximately $46.1 million of availability under the New Credit Facility.


     The degree to which the Company is leveraged could have important consequences to Holders of the Notes including, but not limited to, the following, (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its indebtedness; (iii) the agreements governing the Company's long-term indebtedness will contain certain restrictive financial and operating covenants that could limit the Company's ability to compete and expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. The ability of the Company to pay interest and principal on the Notes, to satisfy its other debt obligations and to make planned expenditures will be dependent on the future operating performance of the Company, which could be affected by changes in economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with the covenants and other provisions of its debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. Although the Company believes that cash flow from operations will be sufficient to cover its debt service requirements and other requirements, if the Company is at any time unable to generate sufficient cash flow to service its indebtedness, it may be required to renegotiate the terms of the instruments relating to that indebtedness or seek to refinance all or a portion of that indebtedness or to obtain additional financing. There can be no assurance that the Company will be able to successfully renegotiate such terms or that any such refinancing would be possible or that any additional financing could be obtained, or obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Credit Facilities."


DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH; RELIANCE ON CREDIT
FACILITIES


     The Company's ability to remain competitive, sustain its growth and expand rental operations through start-up locations and acquisitions largely depends on its access to capital. The Company must make ongoing capital expenditures to maintain the age and condition of its rental equipment fleet in order to provide its customers with high-quality equipment. Historically, the Company has financed capital expenditures, start-up locations and acquisitions primarily through the incurrence of indebtedness, cash flow from operations and, to a lesser extent, the issuance of equity securities. To implement its growth strategy and meet its capital needs, the Company may in the future issue additional equity securities or may incur additional indebtedness. Such additional indebtedness may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. The Company may seek additional financing to improve its liquidity. Although the Company believes it would be able to obtain such financing, there can be no assurance that additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital in the future could force the Company to curtail its growth or delay capital expenditures.

     On May 1, 1998 the Company amended and restated its $250 million revolving credit facility (the "Senior Credit Facility," and as amended and restated, the "New Credit Facility"). On June 30, 1998, the revolving credit facility was increased to $300 million. The Company's ability to finance future acquisitions, start-ups and internal growth is limited by the covenants contained in the New Credit Facility, including a number of covenants that, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The New Credit Facility also contains, among other covenants, requirements that the Company maintain specified financial ratios, including minimum cash flow levels and interest coverage.


     The Indenture contains certain restrictive covenants that will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, incur indebtedness, create liens, sell assets and engage in mergers and consolidations. As a result of these covenants, the ability of the Company and its subsidiaries to respond to changing business and economic conditions and to secure additional financing may be significantly restricted, and the Company may be prevented from engaging in transactions, including acquisitions, that might be considered important to the Company's growth strategy or otherwise beneficial to the Company. See "Description of the Notes--Certain Covenants," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business-Growth Strategy" and "Description of Credit Facilities."


SUBORDINATION OF THE NOTES AND THE GUARANTEES; ASSET ENCUMBRANCES


     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of the New Notes will be, like the Old Notes, subordinated to the prior payment in full of all existing and future Senior Debt of the Company, including the Company's obligations under the New Credit Facility, and its purchase money indebtedness to equipment manufacturers. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, or the acceleration of indebtedness under the New Credit Facility, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt of the Company has been paid in full, and there may not be sufficient assets remaining to pay any or all amounts due on the Notes. In addition, like the Old Notes, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the New Notes, or purchase, redeem or otherwise retire the New Notes, if a payment default or a non-payment default exists with respect to certain Senior Debt of the Company and, in the case of a non-payment default, a payment blockage notice has been received by the Trustee. See "Description of the Notes-Subordination."


     Each Guarantor's Guarantee of the New Notes will also be, like the Guarantees of the Old Notes, subordinated in right of payment to the prior payment in full of all existing and future Guarantor Senior Debt of such Guarantors, including guarantees or borrowings under the New Credit Facility. At March 31, 1998, on a pro forma basis after giving effect to the Argentina Acquisition and the Private Debt Offering and the Common Stock Offering and the application of the net proceeds therefrom, the Company would have had approximately $203.9 million of Senior Debt outstanding and would have had approximately $46.1 million available to be borrowed under the New Credit Facility, and excluding the Guarantors' guarantees of borrowings under the New Credit Facility, the Guarantors would not have had any Guarantor Senior Debt. The Indenture limits, but not prohibit, the incurrence by the Company and the Guarantors of additional indebtedness, including Senior Debt or Guarantor Senior Debt, as the case may be.


     The New Notes, like the Old Notes, will not be secured by any of the Company's assets. The obligations of the Company under the New Credit Facility, however, are secured by a first priority security interest in a majority of the Company's assets. If the Company becomes insolvent or is liquidated, or if payment under the New Credit Facility is accelerated, the lenders under the New Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on such of the Company's assets. In any such event, because the New Notes will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the Holders of the New Notes could be satisfied or, if any such assets remained, that such assets might be insufficient to satisfy such claims fully. See "Capitalization," "'Management's Discussions and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." "Description of Credit Facilities," "Description of the Notes" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS


     The Indenture restricts, among other things, the Company's ability to: incur indebtedness; incur liens; pay dividends or make certain restricted payments; enter into certain transactions with affiliates; incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes; impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company; merge or consolidate with any other person; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of the Notes-Certain Covenants." If the Company fails to comply with these covenants, it would be in default under the Indenture and the principal and accrued interest on the New Notes would become due and payable. In addition, the New Credit Facility contains covenants which, among other things, impose certain limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their respective assets. In addition, the New Credit Facility contains restrictive covenants which are generally more restrictive than those contained in the Indenture, and prohibit the Company from prepaying its subordinated indebtedness. The New Credit Facility will also require the Company to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. The Company's ability to meet those financial ratios and financial tests may be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A failure to meet these tests or a breach of any of these covenants could result in a default under the New Credit Facility, allowing the lenders thereunder to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company is unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. There can be no assurance that the Company's assets would be sufficient to repay in full such indebtedness or the Company's other indebtedness, including the New Notes.


     In addition, a default under any of the Indenture or the New Credit Facility, or certain instruments governing the Company's other Indebtedness could constitute a cross-default under the Indenture, the New Credit Facility, or other instruments governing the Company's other indebtedness, as appropriate. See "Description of the Notes--Certain Covenants" and "Description of Credit Facilities."


RISKS INHERENT IN GROWTH STRATEGY


     The Company has recently accelerated its growth, expanding the rental equipment fleet at existing locations and adding eight locations in 1996 and 37 locations in 1997. The Company intends to continue this rapid growth over the next five years by continuing to make acquisitions, expand its rental equipment fleet at existing locations and open several new locations each year. There can be no assurance that the Company will be able to identify acquisition candidates and attractive new locations or obtain financing for acquisitions and internal expansion on satisfactory terms, or at all. The Company's growth strategy involves certain risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company, and in integrating acquisitions with existing operations. The Company expects that its growth strategy will affect short-term cash flow and net income as the Company increases the amount of its indebtedness and incurs expenses to open new locations, make acquisitions and expand the rental fleet. There can be no assurance that the Company will successfully expand, that any acquired businesses will be successfully integrated into the Company's operations or that any expansion or new location opening will result in profitability. Generally, start-up locations become profitable in their third year of operation. The Company's anticipated growth will place significant demands on the Company's management and its operational, financial and marketing resources. In connection with acquisitions and the start-up of new branches, the Company anticipates experiencing growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. The Company believes this growth will increase the operating complexity of the Company and the level of responsibility exercised by both existing and new management personnel. To manage this expected growth, the Company intends to invest further in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified management and employees or that the Company's current operating and financial systems and controls will be adequate as the Company grows or that any steps taken to improve such systems and controls will be sufficient. See "Business--Growth Strategy."


REGIONAL CONDITIONS AND CYCLICALITY


     The Company's business is affected by general economic and competitive conditions, including national, regional and local slowdowns in construction activity. The Company currently operates in 15 states located throughout the southern and western United States. As a result, the Company's operating results may be adversely affected by events or conditions, such as regional economic slowdowns, adverse weather conditions and other factors, in the areas in which it operates.


DEPENDENCE ON EQUIPMENT MANUFACTURERS


     The Company sells John Deere, Bomag and Terex Americas construction and industrial equipment through dealership agreements. The dealership agreements may be terminated by either party upon 120 days written notice, or immediately by the equipment manufacturer for cause, which generally includes, among other things, default by Neff Machinery under any security agreement between Neff Machinery and the equipment manufacturer, dissolution or liquidation of Neff Machinery, or a significant change in the control, ownership or capital structure of Neff Machinery without the equipment manufacturer's prior written consent. See "Business-Dealership Agreements." There can be no assurance that the Company will be able to continue its current, or obtain additional, dealership agreements with any of the manufacturers.


     In May 1998, the Company and John Deere entered into an agreement providing that John Deere may terminate the John Deere dealership agreements if the Mas family, Kevin Fitzgerald, Santos and Santos Capital do not own at least 30% of the equity interests in the Company or if GE Capital attempts to obtain control of or exercise influence over the Company. To resolve issues with John Deere relating to the size of GE Capital's equity interest in the Company, GE Capital and the Company have entered into a standstill agreement dated as of April 29, 1998 (the "Standstill Agreement") providing that, subject to certain exceptions, GE Capital and its affiliates will maintain their equity interest in the Company below 25% during the period ending October 29, 1999, and will maintain their equity interest below 20% during the period from October 29, 1999 until Neff Machinery is no longer a dealer for John Deere or certain other conditions are satisfied. Santos has agreed to exercise its option to acquire Company stock from GE Capital if necessary to reduce GE Capital's equity ownership to these levels. The Company's operating results could be materially adversely impacted if the John Deere dealership agreements were terminated for any reason.


RECENT NET LOSSES


     The Company incurred net losses of $2.2 million, $6.8 million and $1.9 million in 1996, 1997 and the first quarter of 1998, respectively. There can be no assurance that the Company will operate profitably in the future or have earnings or cash flow sufficient to comply with the financial covenants to which it is subject or to cover its fixed charges.

COMPETITION


     The equipment rental and sales industries are highly competitive. The Company's competitors include large national rental companies, regional corporations, smaller independent businesses and equipment vendors and dealers who both sell and rent equipment to customers. Some of the Company's competitors have greater financial resources, are more geographically diverse, and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants, such as manufacturers, that may be significantly larger and have greater financial and marketing resources than the Company. If existing or future competitors reduce prices to gain or retain market share and the Company must also reduce prices to remain competitive, the Company's operating results would be adversely affected. Additionally, existing or future competitors may seek to compete with the Company for start-up locations or acquisition candidates, which may have the effect of increasing acquisition prices and reducing the number of suitable acquisition candidates or expansion locations. See "Business--Competition."


SEASONALITY AND QUARTERLY FLUCTUATIONS


     Historically, the Company's revenues and operating results have varied throughout the year and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including (i) general economic conditions in the Company's markets; (ii) the timing of start-up locations and acquisitions and related costs; (iii) the effectiveness of integrating start-up locations and acquired businesses; (iv) rental patterns of the Company's customers; (v) price changes in response to competitive factors and (vi) changes in manufacturers' incentive programs. The Company incurs various costs in establishing or integrating start-ups or newly acquired locations, and the profitability of a new location is generally expected to be lower in the initial months of its operation.


     Construction equipment sales and rental businesses often experience a slowdown in demand during the winter months when adverse weather conditions affect construction activity. To date, seasonal demand fluctuations have not materially affected the Company's operating results. However, as the Company expands geographically, seasonal demand fluctuations may lower operating results in the first and fourth quarters.


LIABILITY AND INSURANCE


     The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved. The Company carries comprehensive insurance subject to a deductible at a level it believes is sufficient to cover existing and future claims. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance or that such insurance will continue to be available on economically reasonable terms, or at all.


ENVIRONMENTAL AND SAFETY REGULATION


     The Company's facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the treatment, storage and disposal of solid and hazardous wastes and materials, and the remediation of contamination associated with the release of hazardous substances. The Company believes that it is in material compliance with such requirements and does not currently anticipate any material capital expenditures for environmental compliance or remediation for the current or succeeding fiscal years. Certain of the Company's present and former facilities have used substances and generated or disposed of wastes which are or may be considered hazardous, and the Company may incur liability in connection therewith. Moreover, there can be no assurance that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. Such future changes or interpretations, or the identification of adverse environmental conditions currently unknown to the Company, could result in additional environmental compliance or remediation costs to the Company. Such compliance and remediation costs could be material to the Company's financial condition or results of operations. See "Business--Environmental and Safety Regulation."


DEPENDENCE ON SENIOR MANAGEMENT


     The Company is managed by a small number of key executive officers. The loss of the services of certain of these key executives could have a material adverse effect on the Company. The Company presently does not maintain any key man life insurance policies on any of its officers. The Company's success also depends on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel. See "Management."


CONTROLLING STOCKHOLDERS


     The Company is controlled by the Mas family and GE Capital. Jorge Mas, the Company's Chairman, his brothers, Juan Carlos Mas and Jose Ramon Mas, and Santos, a limited partnership controlled by the Mas family and Mr. Fitzgerald, beneficially own all of the Company's outstanding Class A Common Stock, which represents 46% of the fully diluted equity of the Company. GE Capital owns Class B Special Common Stock, par value $..01 per share, of the Company (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") which is convertible into Class A Common Stock that represents 23% of the fully diluted equity of the Company. Santos Capital Advisers, Inc. ("Santos Capital"), a Florida corporation owned by the Mas family and Mr. Fitzgerald, has an option to acquire 1.5 million shares of Common Stock from GE Capital; these shares represent 7% of the fully diluted equity of the Company. As a result, the Mas family and Mr. Fitzgerald are able to exercise a controlling influence over the outcome of matters submitted to the Company's stockholders for approval and will have the power to delay, defer or prevent a change in control of the Company. In addition, pursuant to an Amended and Restated Stockholders' Agreement by and among the Company, GE Capital, Jorge Mas, Jose Ramon Mas, Juan Carlos Mas, Mr. Fitzgerald, Santos Capital and Santos, if GE Capital transfers Common Stock representing 15% or more of the equity of the Company to a third party (the "Transferee"), the Company's Board of Directors will increase from six to seven members and the Transferee will be entitled to designate the additional director. At each meeting of the stockholders of the Company held for the purpose of electing the class of directors of which the director designated by the Transferee is a member, the parties to the Stockholders Agreement, in accordance with such agreement, will cast their votes so as to cause such designee to be elected as a director. In accordance with the Standstill Agreement, GE Capital and its affiliates must not make any attempt to exercise control over the Company and all investments in the Company by such entities must remain solely passive for the duration of such investments. See "Principal Stockholders" and "Certain Relationships and Transactions--GE Capital, Santos and Santos Capital."


FRAUDULENT CONVEYANCE CONSIDERATIONS; AVOIDANCE OF GUARANTEES


     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Notes or any Guarantee in favor of other existing or future creditors of the Company or a Guarantor.


     The incurrence by the Company and the Guarantors of indebtedness to refinance outstanding indebtedness would be subject to review under relevant federal and state fraudulent conveyance laws in a bankruptcy case or a lawsuit by or on behalf of unpaid creditors of the Company or a representative of such creditors of the Company or a representative of such creditors, such as a trustee or the Company as debtor-in-possession. Under such laws, if a court were to find that, at the time such indebtedness was incurred or the Notes were issued (the "Transactions"), either (i) the Company incurred such indebtedness or issued the Notes with the intent of hindering, delaying or defrauding creditors, or (ii) the Company received less than a reasonably equivalent value or fair consideration for incurring such indebtedness or issuing the Notes and the Company (a) was insolvent or rendered insolvent by reason of the Transactions, (b) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the Company after giving effect to the Transactions constituted an unreasonably small amount of capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court could avoid the Company's obligations under the Notes and direct the repayment of any amounts paid thereunder to the Company to a fund for the benefit of the Company's creditors, or take other action detrimental to the Holders of the Notes. Such other action could include subordinating the Notes to claims of existing or future creditors of the Company.


     Similarly, indebtedness under the Guarantees also may be subject to review under relevant federal and state fraudulent conveyance laws in a bankruptcy of a Guarantor or in a lawsuit brought by or on behalf of creditors of a Guarantor under the same standards described above. Pursuant to the terms of the Guarantees, the liability of each Guarantor is limited to the maximum amount of indebtedness permitted to be incurred in compliance with fraudulent conveyance or similar laws.


     To the extent any Guarantee was avoided as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, Holders of the Notes would, to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, limited, or held unenforceable. In such event, the claims of the Holders of the Notes against the Company of an avoided, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the Holders of Notes.


CHANGE OF CONTROL


     There can be no assurance that the Company will have sufficient funds available or will be permitted by its other indebtedness agreements to purchase the Notes upon the occurrence of a Change of Control. In particular, a Change of Control may cause an acceleration under the New Credit Facility in which case the subordination provisions of the Notes would require payment in full of all indebtedness outstanding under the New Credit Facility before repurchase of the Notes. See "Description of the Notes--Change of Control" and "Description of the Notes--Subordination." If an offer to purchase is required to be made and the Company does not have the available funds sufficient to pay for the Notes tendered for purchase, an event of default could occur under the Indenture.


RISKS ASSOCIATED WITH THE ARGENTINA ACQUISITION


     The Argentina Stockholders have the option to require the Company to purchase all of the remaining shares of S.A. Argentina (the "Put Option"). The Put Option is exercisable for a period of 30 months commencing 30 months after the consummation of the Argentina Acquisition, June 30, 1998 (the "Put Period"). The Put Option may also become exercisable before and/or after the Put Period if the Company makes a decision affecting S.A. Argentina with respect to certain matters, including, for example, mergers and acquisitions, strategic alliances or dividends, with which the Argentina Stockholders disagree. The exercisability of the Put Option is subject to certain additional restrictions imposed by the terms of the Company's indebtedness on the Company's ability to make acquisitions and incur additional indebtedness. The purchase price for the shares subject to the Put Option shall be the fair market value of such shares as determined by an independent appraiser. There can be no assurance that the Put Option will be exercised at a time when such exercise will not have a material adverse effect on the Company.


     As a result of the Argentina Acquisition, the Company is subject to the risks and uncertainties attendant to doing business in countries which may be exposed to, or may have recently experienced, economic or governmental instability. The South American operations, earnings, asset values and prospects of the Company may be materially adversely affected by developments with respect to inflation, interest rates, currency fluctuations, government policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability and other political or economic developments in or affecting the countries in which the Company may operate.


ABSENCE OF PUBLIC MARKET FOR THE NOTES


     The New Notes are being offered to the Holders of the Old Notes. The Old Notes were issued in May 1998 to the Initial Purchasers and resold in transactions not requiring registration under the Securities Act or applicable state securities laws, including sales pursuant to Rule 144A and Regulation S under the Securities Act. The Old Notes are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. To the extent that the Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price of the Old Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although the Initial Purchasers have informed the Company that they intend to make a market in the New Notes, they are not obligated to do so, and such market making may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any registration statement with respect to resale of the Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. See "Exchange Offer; Registration Rights" and "Plan of Distribution."


     In addition, the liquidity of and trading markets for the Notes may be adversely affected by declines in the market for high-yield securities generally. Such a decline may adversely affect liquidity and trading markets independent of the financial performance of and prospects for the Company.


FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain forward-looking statements, including without limitation, statements concerning the Company's operations, economic performance and financial condition. The words "believe," "expect," "anticipate" and other similar expressions identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of important risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this Prospectus. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this Prospectus will in fact occur.


                                USE OF PROCEEDS


     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated herein, the Company will receive in exchange Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any change in the indebtedness of the Company.

     The net proceeds to the Company from the Private Debt Offering were approximately $97.0 million after deducting the Initial Purchasers' discount and offering expenses. The net proceeds of the Private Debt Offering were used to (i) repay $13.3 million of a $100 million term loan which the Company used to finance the Richbourg Acquisition (the "Term Loan"), (ii) redeem the Company's Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") the proceeds of which were used for working capital, (iii) repay the note payable on properties the Company owns in Florida (the "Mortgage") and (iv) reduce outstanding borrowings under the New Credit Facility by $55.8 million.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1998, (i) on an actual basis, (ii) pro forma for the Argentina Acquisition and related borrowings under the New Credit Facility and (iii) pro forma as adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom and the conversion of 627,000 shares of Class B Common Stock into Class A Common Stock. This Offering is not conditioned on the completion of the Common Stock Offering. There can be no assurance that the Common Stock Offering will be consummated. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Offering Memorandum.



                                                                                AS OF MARCH 31, 1998
                                                                    --------------------------------------------
                                                                                                      PRO FORMA
                                                                       ACTUAL        PRO FORMA       AS ADJUSTED
                                                                    -----------   ---------------   ------------
                                                                               (DOLLARS IN THOUSANDS)
Debt:
Credit facility .................................................    $ 231,705      $ 259,705        $ 203,897
Term loan .......................................................      100,000        100,000               --
Notes payable ...................................................       14,050         31,402(1)        17,352
Senior subordinated notes .......................................           --             --          100,000
                                                                     ---------      -----------      ---------
 Total debt .....................................................      345,755        391,107          321,249
                                                                     ---------      -----------      ---------
Redeemable preferred stock:
Series A 5% Cumulative Redeemable Preferred Stock,
  $.01 par value, 519,503 shares authorized; 340,907 shares
  issued and outstanding ........................................       10,950         10,950               --
                                                                     ---------      -----------      ---------
 Total redeemable preferred stock ...............................       10,950         10,950               --
                                                                     ---------      -----------      ---------
Minority interest ...............................................           --         14,618           14,618
                                                                     ---------      -----------      ---------
Common stockholders' equity:
 Class A Common Stock, $.01 par value, 100,000,000 shares
   authorized; 8,738,350 and 16,065,350 shares issued and
   outstanding(2) ...............................................           88             88              160
 Class B Common Stock; $.01 par value, liquidation preference
   $11.67, 20,000,000 shares authorized; 5,727,000 and 5,100,000
   shares issued and outstanding ................................           57             57               51
Additional paid-in capital ......................................       44,876         44,876          128,618
Accumulated deficit(3) ..........................................      (28,908)       (28,908)         (28,908)
                                                                     ---------      -----------      ---------
 Total common stockholders' equity ..............................       16,113         16,113           99,921
                                                                     ---------      -----------      ---------
   Total capitalization .........................................    $ 372,818      $ 432,788        $ 435,788
                                                                     =========      ===========      =========

----------------
(1) This increase is a result of the consolidation of approximately $17.4 million of debt incurred by S.A. Argentina, however, this debt is solely the responsibility of S.A. Argentina without recourse to the Company.
(2) Excludes (i) 240,000 additional shares of Class A Common Stock reserved for issuance in connection with options granted pursuant to the Company's Incentive Stock Plan; (ii) 657,220 additional shares of Class A Common Stock reserved for issuance in connection with options granted to Kevin P. Fitzgerald, the Chief Executive Officer and President of the Company, (688,299 shares if the over-allotment option is exercised) and (iii)
    84,650 additional shares of Class A Common Stock reserved for issuance in connection with options granted to Robert G. Warren, Senior Vice President of Neff Machinery. See "Management--Option Grants and Exercises."
(3) No effect is given to the write-off of deferred debt costs upon the repayment of the Term Loan and the replacement of the Senior Credit Facility with the New Credit Facility.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following table sets forth the unaudited pro forma consolidated balance sheet of the Company as of March 31, 1998, adjusted to give effect to
(i) the Argentina Acquisition and the financing of such acquisition and (ii) the Offerings and the application of the estimated net proceeds therefrom; as if these transactions had occurred as of March 31, 1998. The second and third tables set forth the unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1997 and the first quarter ended March 31, 1998, respectively, adjusted to give effect to (i) the Buckner Acquisition (August 1, 1997), the Richbourg Acquisition (January 2, 1998) (together, "Completed Acquisitions") and the financing of these acquisitions;
(ii) the Argentina Acquisition and the financing of such acquisition; and (iii) the Offerings and the application of the estimated net proceeds therefrom, as if these transactions had occurred on the beginning of the periods presented. All acquisitions are accounted for using the purchase method of accounting. The unaudited pro forma consolidated financial data are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected future results. The unaudited pro forma consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.


                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF MARCH 31, 1998
                            (DOLLARS IN THOUSANDS)


                                                                              ARGENTINA ACQUISITION
                                                                       ------------------------------------
                                                           HISTORICAL                        PRO FORMA
                                                           COMPANY(A)   HISTORICAL(A)       ADJUSTMENTS
                                                          ------------ --------------- --------------------
ASSETS
Cash and cash equivalents ...............................   $  2,620       $   344
Accounts receivable, net ................................     27,792        17,599
Inventories .............................................     14,767        13,832
Rental equipment, net ...................................    254,403        18,116
Property and equipment, net .............................     27,738         8,843        $       29(b)
Goodwill, net ...........................................     69,844            --            16,723 (c)
Intangible assets, net ..................................        448            --
Prepaid expenses and other assets .......................     10,664           301
                                                            --------       -------
  Total assets ..........................................   $408,276       $59,035
                                                            ========       =======
LIABILITIES AND COMMON STOCKHOLDERS'
 EQUITY
Liabilities
 Accounts payable .......................................   $ 18,427       $ 9,159
 Accrued expenses .......................................     14,885           975                93 (d)
 Senior Credit Facility .................................    231,705            --            36,052 (e)
 Term loan payable ......................................    100,000            --
 Senior subordinated notes ..............................         --            --
 Notes payable ..........................................     14,050        17,352
 Capitalized lease obligations ..........................      2,146            --
 Deferred income taxes ..................................         --         1,717                  (2) (f)
                                                            --------       -------
  Total liabilities .....................................    381,213        29,203
                                                            --------       -------
Redeemable preferred stock ..............................     10,950            --
                                                            --------       -------
Minority interest .......................................         --            --            10,441 (g)
                                                            --------       -------
Common stockholders' equity .............................     16,113        29,832           (29,832)(h)
                                                            --------       -------
  Total liabilities and common stockholders' equity .....   $408,276       $59,035
                                                            ========       =======



                                                                 OFFERINGS           PRO FORMA
                                                                ADJUSTMENTS        AS ADJUSTED(B)
                                                          ----------------------- ---------------
ASSETS
Cash and cash equivalents ...............................                             $  2,964
Accounts receivable, net ................................                               45,391
Inventories .............................................                               28,599
Rental equipment, net ...................................                              272,519
Property and equipment, net .............................                               36,610
Goodwill, net ...........................................                               86,567
Intangible assets, net ..................................                                  448
Prepaid expenses and other assets .......................     $      3,000(i)           13,965
                                                                                      --------
  Total assets ..........................................                             $487,063
                                                                                      ========
LIABILITIES AND COMMON STOCKHOLDERS'
 EQUITY
Liabilities
 Accounts payable .......................................                             $ 27,586
 Accrued expenses .......................................                               15,953
 Senior Credit Facility .................................          (55,808)(j)         211,949
 Term loan payable ......................................         (100,000)(j)              --
 Senior subordinated notes ..............................          100,000 (j)         100,000
 Notes payable ..........................................          (14,050)(j)          17,352
 Capitalized lease obligations ..........................                                2,146
 Deferred income taxes ..................................                                1,715
                                                                                      --------
  Total liabilities .....................................                              376,701
                                                                                      --------
Redeemable preferred stock ..............................          (10,950)(k)              --
                                                                                      --------
Minority interest .......................................                               10,441
                                                                                      --------
Common stockholders' equity .............................           83,808 (i)(k)       99,921
                                                                                      --------
  Total liabilities and common stockholders' equity .....                             $487,063
                                                                                      ========

                                                        (FOOTNOTES ON NEXT PAGE)

---------------
(a) The following table presents the allocation of purchase price for each of the companies acquired or proposed to be acquired:

                                      BUCKNER       RICHBOURG       ARGENTINA
                                  -------------- --------------- --------------
   Purchase Price ...............  $63,605,000    $100,000,000    $36,052,000
                                   -----------    ------------    -----------
   Net Assets Acquired ..........   33,636,000      63,300,000     19,329,000
   Fair Value Adjustments:
    Rental Fleet ................    1,019,000      (4,090,000)            --
                                   -----------    ------------    -----------
   Goodwill .....................  $28,950,000    $ 40,790,000    $16,723,000
                                   ===========    ============    ===========

(b)  Adjustment for capitalized interest not recorded under Argentine GAAP.
(c) Adjustment reflects the allocation of the Argentina Acquisition purchase price of $36.1 million to the fair value of the net assets resulting in an increase of $16.7 million to goodwill. The historical carrying values of net assets acquired approximate fair value.
(d)  Adjustment for vacation accrual not recorded under Argentine GAAP.
(e) Records acquisition consideration funded through the New Credit Facility in connection with the Argentina Acquisition.
(f)  Adjustment for deferred income taxes not recorded under Argentine GAAP.
(g)  Records minority interest.
(h) Records elimination of the stockholders' equity related to the Argentina Acquisition.
(i)  Records deferred financing costs related to the Offering.
(j) Records the Offerings and the application of the estimated net proceeds therefrom to repay the Term Loan and Mortgage, and reduce borrowings outstanding under the New Credit Facility with remaining proceeds.
(k) Records the redemption of the Series A Preferred Stock from the estimated net proceeds of the Offering.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

                                                                   COMPLETED ACQUISITIONS
                                                  ---------------------------------------------------------
                                                          HISTORICAL
                                                  ---------------------------
                                      HISTORICAL                                 PRO FORMA
                                        COMPANY    INDUSTRIAL(A)   RICHBOURG    ADJUSTMENTS     PRO FORMA
                                     ------------ --------------- ----------- --------------- -------------
Revenues
 Rental revenue ....................   $ 68,056       $15,710       $28,894                     $ 112,660
 Equipment sales ...................     50,578         2,468         6,510                        59,556
 Parts and service .................     23,385         2,709            --                        26,094
                                       --------       -------       -------                     ---------
  Total revenues ...................    142,019        20,887        35,404                       198,310
                                       --------       -------       -------                     ---------
Cost of revenues
 Cost of equipment sold ............     40,766         1,750         1,956                        44,472
 Depreciation of rental
  equipment ........................     24,490         4,161        10,928     $     (83)(b)      39,496
 Maintenance of rental
  equipment ........................     19,748         2,799        10,714                        33,261
 Cost of parts and service .........     13,741         1,047            --                        14,788
                                       --------       -------       -------                     ---------
  Total cost of revenues ...........     98,745         9,757        23,598                       132,017
                                       --------       -------       -------                     ---------

Gross profit .......................     43,274        11,130        11,806                        66,293
                                       --------       -------       -------                     ---------
Other operating expenses
 Selling, general and
  administrative expenses ..........     30,129         8,616         4,160                        42,905
 Other depreciation
  and amortization .................      2,548           855           880         1,372 (c)       5,655
 Officer stock option
  compensation(d) ..................      4,400            --            --                         4,400
                                       --------       -------       -------                     ---------
  Total other operating
   expenses ........................     37,077         9,471         5,040                        52,960
                                       --------       -------       -------                     ---------

Income from operations .............      6,197         1,659         6,766                        13,333
                                       --------       -------       -------                     ---------
Other (income) expense
 Interest expense ..................     11,976         1,862         2,406         7,357 (e)      23,601
 Amortization of debt
  issue costs ......................      2,362            21            --         1,125 (f)       3,508
 Other (income) expense ............         --           260          (140)                          120
                                       --------       -------       -------                     ---------
  Total other expense, net .........     14,338         2,143         2,266                        27,229
                                       --------       -------       -------                     ---------
Income (loss) before (provision
 for) benefit from income taxes
 and extraordinary item ............     (8,141)         (484)        4,500                       (13,896)
(Provision for) benefit from
 income taxes ......................      1,748            80            --         1,976 (g)       3,804
                                       --------       -------       -------                     ---------
Income (loss) before
 extraordinary item and
 minority interest .................     (6,393)         (404)        4,500                       (10,092)
Minority interest ..................         --            --            --                            --
                                       --------       -------       -------                     ---------
Income (loss) before
 extraordinary item ................   $ (6,393)      $  (404)      $ 4,500                     $ (10,092)
                                       ========       =======       =======                     =========



                                         ARGENTINA ACQUISITION
                                     -----------------------------
                                                      PRO FORMA         OFFERINGS       PRO FORMA
                                      HISTORICAL     ADJUSTMENTS       ADJUSTMENTS     AS ADJUSTED
                                     ------------ ---------------- ------------------ ------------
Revenues
 Rental revenue ....................   $ 19,919                                         $132,579
 Equipment sales ...................     37,404                                           96,960
 Parts and service .................         --                                           26,094
                                       --------                                         --------
  Total revenues ...................     57,323                                          255,633
                                       --------                                         --------
Cost of revenues
 Cost of equipment sold ............     31,075                                           75,547
 Depreciation of rental
  equipment ........................      6,108                                           45,604
 Maintenance of rental
  equipment ........................      6,904                                           40,165
 Cost of parts and service .........         --                                           14,788
                                       --------                                         --------
  Total cost of revenues ...........     44,087                                          176,104
                                       --------                                         --------

Gross profit .......................     13,236                                           79,529
                                       --------                                         --------
Other operating expenses
 Selling, general and
  administrative expenses ..........      4,606     $       30(h)                         47,541
 Other depreciation
  and amortization .................        431            400 (i)                         6,486
 Officer stock option
  compensation(d) ..................         --                                            4,400
                                       --------                                         --------
  Total other operating
   expenses ........................      5,037                                           58,427
                                       --------                                         --------
Income from operations .............      8,199                                           21,102
                                       --------                                         --------
Other (income) expense
 Interest expense ..................      1,118          3,237 (j)     $  (5,038)(m)      22,918
 Amortization of debt
  issue costs ......................         --                             (825)(n)       2,683
 Other (income) expense ............         48                                              168
                                       --------                                         --------
  Total other expense, net .........      1,166                                           25,769
                                       --------                                         --------
Income (loss) before (provision
 for) benefit from income taxes
 and extraordinary item ............      7,033                                           (4,667)
(Provision for) benefit from
 income taxes ......................     (2,013)         1,364 (k)        (2,198)(g)         957
                                       --------                                         --------
Income (loss) before
 extraordinary item and
 minority interest .................      5,020                                           (3,710)
Minority interest ..................         --         (1,757)(l)                        (1,757)
                                       --------                                         --------
Income (loss) before
 extraordinary item ................   $  5,020                                         $ (5,667)
                                       ========                                         ========

                                                        (FOOTNOTES ON NEXT PAGE)

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FIRST QUARTER ENDED MARCH 31, 1998
                            (DOLLARS IN THOUSANDS)

                                                                                         ARGENTINA ACQUISITION
                                                                                      ----------------------------
                                                                          HISTORICAL                  PRO FORMA
                                                                            COMPANY    HISTORICAL    ADJUSTMENTS
                                                                         ------------ ------------ ---------------
Revenues
 Rental revenues .......................................................   $ 29,923     $ 5,751
 Equipment sales .......................................................     23,448       7,448
 Parts and service .....................................................      8,994          --
                                                                           --------     -------
  Total revenues .......................................................     62,365      13,199
                                                                           --------     -------
Cost of revenues
 Cost of equipment sold ................................................     16,699       5,701
 Depreciation of rental equipment ......................................     11,321       1,228
 Maintenance of rental equipment .......................................      8,268       2,243
 Cost of parts and service .............................................      5,996          --
                                                                           --------     -------
  Total cost of revenues ...............................................     42,284       9,172
                                                                           --------     -------
Gross profit ...........................................................     20,081       4,027
                                                                           --------     -------
Other operating expenses
 Selling, general and administrative expenses ..........................     12,025       1,148       $    306(h)
 Other depreciation and amortization ...................................      1,749          52            105 (i)
                                                                           --------     -------
  Total other operating expenses .......................................     13,774       1,200
                                                                           --------     -------
Income from operations .................................................      6,307       2,827
                                                                           --------     -------
Other (income) expense
 Interest expense ......................................................      7,556         316            798 (j)
 Amortization of debt issue costs ......................................      1,865          --
 Other income ..........................................................         --         (72)
                                                                           --------     -------
  Total other expense, net .............................................      9,421         244
                                                                           --------     -------
Income (loss) before (provision for) benefit from income taxes .........     (3,114)      2,583
(Provision for) benefit from income taxes ..............................      1,168        (818)           338 (k)
                                                                           --------     -------
Income (loss) before minority interest .................................     (1,946)      1,765
Minority interest ......................................................         --          --           (618)(l)
                                                                           --------     -------
Net income (loss) before extraordinary item ............................   $ (1,946)    $ 1,765
                                                                           ========     =======


                                                                              OFFERINGS       PRO FORMA
                                                                             ADJUSTMENTS     AS ADJUSTED
                                                                         ------------------ ------------
Revenues
 Rental revenues .......................................................                      $35,674
 Equipment sales .......................................................                       30,896
 Parts and service .....................................................                        8,994
                                                                                              -------
  Total revenues .......................................................                       75,564
                                                                                              -------
Cost of revenues
 Cost of equipment sold ................................................                       22,400
 Depreciation of rental equipment ......................................                       12,549
 Maintenance of rental equipment .......................................                       10,511
 Cost of parts and service .............................................                        5,996
                                                                                              -------
  Total cost of revenues ...............................................                       51,456
                                                                                              -------
Gross profit ...........................................................                       24,108
                                                                                              -------
Other operating expenses
 Selling, general and administrative expenses ..........................                       13,479
 Other depreciation and amortization ...................................                        1,906
                                                                                              -------
  Total other operating expenses .......................................                       15,385
                                                                                              -------
Income from operations .................................................                        8,723
                                                                                              -------
Other (income) expense
 Interest expense ......................................................     $  (1,259)(m)      7,411
 Amortization of debt issue costs ......................................          (206)(n)      1,659
 Other income ..........................................................                          (72)
                                                                                              -------
  Total other expense, net .............................................                        8,998
                                                                                              -------
Income (loss) before (provision for) benefit from income taxes .........                         (275)
(Provision for) benefit from income taxes ..............................          (549)(g)        139
                                                                                              -------
Income (loss) before minority interest .................................                         (136)
Minority interest ......................................................                         (618)
                                                                                              -------
Net income (loss) before extraordinary item ............................                      $  (754)
                                                                                              =======

--------------

(a) Reflects seven months of operations prior to the Buckner Acquisition in August 1997.
(b) Reflects the adjustment of Buckner's historical depreciation expense to conform to the Company's depreciation policy adopted on Janu 1997.
(c) Records the increase in amortization of goodwill, using an estimated life of 40 years, of $0.4 million and $1.0 million attributable and Richbourg Acquisitions, respectively.
(d) No effect has been given to the officer stock option compensation expense to be recognized in connection with the increase in market the Company resulting from the consummation of the Common Stock Offering.
(e) Records interest expense related to the portion of the Acquisitions funded through borrowings under the Term Loan and Senior Credit using the Company's historical rate of 9.0% per annum and eliminates interest expense related to indebtedness of the acquired compan was not assumed by the Company.
(f)  Records the amortization of debt issue costs related to the Term Loan.
(g) Adjusts historical income taxes expense to reflect an estimated rate of 38%.
(h)  Adjustment for vacation accrual not recorded under Argentine GAAP.
(i) Records the increase in amortization of goodwill, using an estimated life of 40 years, attributable to the Argentina Acquisition.
(j) Adjustment for capitalized interest not recorded under Argentine GAAP and records interest expense related to the portion of the Arg Acquisition funded through borrowings under the Senior Credit Facility, using the Company's historical rate of 9.0% per annum.
(k) Adjustment for deferred income taxes not recorded under Argentine GAAP and records a provision for income taxes at an estimated rate 38%.
(l)  Records minority interest.
(m) Eliminates interest expense resulting from a reduction of debt outstanding from the use of proceeds of the Common Stock Offering and interest expense related to the Notes at a rate of 10.25%.
(n) Eliminates deferred financing costs that would not have been incurred and records deferred financing cost related to the Notes.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated financial data of the Company for each of the five years ended December 31, 1997 and the first quarters ended March 25, 1997 and March 31, 1998. The consolidated statements of operations data for the years ended December 31, 1995, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from financial statements audited by Deloitte & Touche LLP, independent certified public accountants. The consolidated statement of operations data for the year ended December 31, 1994 and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from audited financial statements of the Company not included in this Prospectus. The consolidated statement of operations and balance sheet data for and as of the year ended December 31, 1993 is derived from financial statements of the Company's two wholly-owned subsidiaries, Neff Rental and Neff Machinery, audited by other independent certified public accountants, and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The selected consolidated financial data for the first quarters ended March 25, 1997 and March 31, 1998 is derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The historical results are not necessarily indicative of results to be expected for any future period. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                       YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------------
                                                      1993       1994       1995          1996            1997
                                                   ---------- ---------- ---------- --------------- ---------------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues
 Rental revenue ..................................  $ 10,305   $ 16,226   $ 20,019    $   35,808      $   68,056
 Equipment sales .................................    17,207     22,996     33,943        44,160          50,578
 Parts and service ...............................     9,147     10,304     13,292        15,045          23,385
                                                    --------   --------   --------    ----------      ----------
  Total revenues .................................    36,659     49,526     67,254        95,013         142,019
                                                    --------   --------   --------    ----------      ----------
Cost of revenues
 Cost of equipment sold ..........................    14,075     17,111     26,562        33,605          40,766
 Depreciation of rental equipment ................     5,784      8,911     11,747        19,853(1)       24,490(1)
 Maintenance of rental equipment .................       260      2,806      3,469         8,092          19,748
 Cost of parts and service .......................     5,991      5,987      7,504         8,143          13,741
                                                    --------   --------   --------    ------------    ------------
  Total cost of revenues .........................    26,110     34,815     49,282        69,693          98,745
                                                    --------   --------   --------    ------------    ------------
Gross profit .....................................    10,549     14,711     17,972        25,320          43,274
                                                    --------   --------   --------    ------------    ------------
Selling, general and administrative expenses .....     6,078      8,493     10,956        18,478          30,129
Other depreciation and amortization ..............       614        225        916         1,432           2,548
Officer stock option compensation(2) .............        --         --         --            --           4,400
                                                    --------   --------   --------    ------------    ------------
Income from operations ...........................     3,857      5,993      6,100         5,410           6,197
                                                    --------   --------   --------    ------------    ------------
Other expense ....................................     1,175      1,669      3,090         6,337          14,338
                                                    --------   --------   --------    ------------    ------------
Income (loss) before (provision for) benefit
 from income taxes and extraordinary items........     2,682      4,324      3,010          (927)         (8,141)
(Provision for) benefit from income taxes(3) .....    (1,019)    (1,612)    (1,176)         (461)          1,748
                                                    --------   --------   --------    ------------    ------------
Income (loss) before extraordinary items .........     1,663      2,712      1,834        (1,388)         (6,393)
Net income (loss) ................................  $  1,663   $  2,712   $  1,834    $   (2,197)     $   (6,844)
                                                    ========   ========   ========    ============    ============

                                                     FIRST QUARTER ENDED
                                                   ------------------------
                                                    MARCH 25,    MARCH 31,
                                                       1997        1998
                                                   ----------- ------------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues
 Rental revenue ..................................   $ 8,892     $ 29,923
 Equipment sales .................................    10,505       23,448
 Parts and service ...............................     4,959        8,994
                                                     -------     --------
  Total revenues .................................    24,356       62,365
                                                     -------     --------
Cost of revenues
 Cost of equipment sold ..........................     8,814       16,699
 Depreciation of rental equipment ................     4,443       11,321
 Maintenance of rental equipment .................     1,830        8,268
 Cost of parts and service .......................     3,001        5,996
                                                     -------     --------
  Total cost of revenues .........................    18,088       42,284
                                                     -------     --------
Gross profit .....................................     6,268       20,081
                                                     -------     --------
Selling, general and administrative expenses .....     3,969       12,025
Other depreciation and amortization ..............       349        1,749
Officer stock option compensation(2) .............        --           --
                                                     -------     --------
Income from operations ...........................     1,950        6,307
                                                     -------     --------
Other expense ....................................     1,550        9,421
                                                     -------     --------
Income (loss) before (provision for) benefit
 from income taxes and extraordinary items........       400       (3,114)
(Provision for) benefit from income taxes(3) .....      (150)       1,168
                                                     -------     --------
Income (loss) before extraordinary items .........       250       (1,946)
Net income (loss) ................................   $   250     $ (1,946)
                                                     =======     ========

                                                        (FOOTNOTES ON NEXT PAGE)

                                                               YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------
                                                1993         1994         1995        1996        1997
                                            ------------ ------------ ----------- ----------- -----------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental equipment ........   $ 17,846     $ 29,602    $ 45,596    $ 76,794    $ 184,787
Total assets ..............................     29,263       46,851      68,816     109,118      280,790
Total debt ................................     25,378       37,983      48,345      58,250      226,203
Redeemable preferred stock ................         --           --      11,430      46,299       53,747
Total common stockholders' equity
 (deficit) ................................        571        4,205      (1,931)     (7,508)     (24,735)
OTHER DATA:
Adjusted EBITDA(4) ........................   $ 10,255     $ 15,129    $ 18,763    $ 26,695    $  37,635
Adjusted EBITDA margin(5) .................       28.0%        30.5%       27.9%       28.1%        26.5%
Ratio of earnings to fixed charges(6) .....        2.7x         3.0x        1.8x        0.9x         0.7x
Rental equipment purchases ................   $ 21,353     $ 31,185    $ 52,795    $ 86,886    $ 143,999
Number of locations (end of period) .......          5            6           8          16           53

                                               FIRST QUARTER ENDED
                                            -------------------------
                                             MARCH 25,    MARCH 31,
                                                1997         1998
                                            ----------- -------------
                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental equipment ........               $ 254,403
Total assets ..............................                 408,276
Total debt ................................                 345,755
Redeemable preferred stock ................                  10,950
Total common stockholders' equity
 (deficit) ................................                  16,113
OTHER DATA:
Adjusted EBITDA(4) ........................  $  6,742     $  19,377
Adjusted EBITDA margin(5) .................      27.7%         31.1%
Ratio of earnings to fixed charges(6) .....       1.1x          0.8x
Rental equipment purchases ................  $ 25,048     $  47,157
Number of locations (end of period) .......        18            70

--------------
(1) Depreciation of rental equipment for 1996 and 1997 reflect the Company's change in depreciation policy to recognize extended estimated service lives and increased residual values of its rental equipment. See the Consolidated Financial Statements and the Notes thereto included elsewhere in this Offering Memorandum.
(2) Officer stock option compensation expense represents a noncash charge with respect to the change in estimated market value of the shares to be issued to Kevin P. Fitzgerald under an option agreement.
(3) Prior to December 26, 1995, the Company operated as a Subchapter S corporation under the provisions of the Internal Revenue Code. Income
    (loss) before extraordinary items for 1993, 1994 and 1995 is restated to reflect what the data would have been if the Company had Subchapter C status in these years.
(4) Adjusted EBITDA represents income from operations plus depreciation and amortization and officer stock option compensation expenses. Adjusted EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with GAAP, as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company believes that Adjusted EBITDA is a standard measure commonly reported and widely used by analysts and investors as a measure of profitability for companies with significant depreciation and amortization expense. However, not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth above may not be comparable to Adjusted EBITDA reported by other companies.
(5) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues.
(6) For purposes of computing a ratio of earnings to fixed charges, "earnings" consist of the consolidated income (loss) before (provision for) benefit from income taxes and extraordinary items and fixed charges. "Fixed charges" consist of interest expense, which includes the amortization of debt issue costs and the interest portion of the Company's rent expense, and preferred stock dividend and accretion requirements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The matters discussed herein may include forward-looking statements that involve risks and uncertainties which could result in operating performance that is materially different from management's projections. The section of this Offering Memorandum entitled "Risk Factors" should be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations.


     The following discussion and analysis of the Company's consolidated financial condition and consolidated results of operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and the Company's Unaudited Pro Forma Consolidated Financial Data and the Notes thereto, appearing elsewhere in this Offering Memorandum.


OVERVIEW


     The Company is one of the largest and fastest growing equipment rental companies in the United States. In addition to its rental business, the Company acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. The Company also sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services. Prior to 1995, the Company primarily acted as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. During this time, many of the Company's dealer locations (six locations) also operated as rental locations. In 1995, the Company, responding to changes in the industry, began to modify its operating structure to focus resources of the Company on the rental equipment business. As part of this strategy, in December 1995, the Company entered into a strategic partnership with GE Capital to take advantage of the growth and consolidation opportunities in the equipment rental industry.



     Since 1995, the Company has pursued an aggressive growth strategy, increasing its number of equipment rental and sales locations to 70, as of March 31, 1998. The Company has achieved this growth through (i) the addition of 26 equipment rental locations as a result of the Buckner Acquisition; (ii) the addition of 15 equipment rental locations as a result of the Richbourg Acquisition; and (iii) the opening of 25 new equipment rental locations primarily throughout the southeast and southwest regions of the United States. The Company intends to continue to pursue its aggressive growth strategy by (i) making additional acquisitions of equipment rental companies; (ii) increasing fleet at its existing equipment rental locations in both existing and new product lines; (iii) continuing to open new equipment rental locations; and
(iv) expanding its dealership operations.


     Since March 1, 1995, the Company has opened 26 start-up rental equipment locations, 14 of these locations since April 1, 1997. Management believes the Company's recent financial performance does not fully reflect the benefit of these rental locations. Based on the Company's historical experience, a new equipment rental location tends to incur costs during the early period of operations without the benefit of the revenue stream of a mature location. New rental locations realize significant increases in revenues and cash flow during the first three years of operation, and generally become profitable in the third year of operation as more equipment is added to the rental fleet and as the location matures. Because there is relatively little incremental operating expense associated with such revenues, there is a greater proportionate increase in cash flow and profitability as a rental location matures. The Company believes the revenues, cash flow and profitability of the 26 start-up locations opened since March 1, 1995 will increase significantly as these locations mature.


     The Company primarily derives revenue from (i) the rental of equipment;
(ii) sales of new and used equipment and (iii) sales of parts and service. On a pro forma basis for the Acquisitions, the Company's primary source of revenue is the rental of equipment to construction and industrial customers. Growth in rental revenue is dependent upon several factors, including the demand for rental equipment, the amount of equipment available for rent, rental rates and the general economic environment. The level of new and used equipment sales is primarily a function of the supply and demand for such equipment, price and general economic conditions. The age, quality and mix of the Company's rental fleet also affect revenues from the sale of used equipment. Revenues derived from the sale of parts and service is generally correlated with sales of new equipment.


     Costs of revenues include cost of equipment sold, depreciation and maintenance costs of rental equipment and cost of parts and service. Cost of equipment sold consists of the net book value of rental equipment at the time of sale and cost for new equipment sales. Depreciation of rental equipment represents the depreciation costs attributable to rental equipment. Maintenance of rental equipment represents the costs of servicing and maintaining rental equipment on an ongoing basis. Cost of parts and service represents costs attributable to the sale of parts directly to customers and service provided for the repair of customer owned equipment.


     Depreciation of rental equipment is calculated on a straight-line basis over the estimated service life of the asset (generally four to seven years with a 10% residual value). Since January 1, 1996, the Company has made certain changes to its depreciation assumptions to recognize extended estimated service lives and increased residual values of its rental equipment. The Company believes that these changes in estimates will more appropriately reflect its financial results by better allocating the cost of its rental equipment over the service lives of these assets. In addition, the new lives and residual values more closely conform to those prevalent in the industry.


     Selling, general and administrative expenses include sales and marketing expenses, payroll and related costs, professional fees, property and other taxes and other administrative overhead. Other depreciation and amortization represents the depreciation associated with property and equipment (other than rental equipment) and the amortization of goodwill and intangible assets.


     Prior to December 26, 1995, the Company had Subchapter S Corporation status under the provisions of the Internal Revenue Code. As a result, the stockholders of the Company were responsible for income taxes for the period prior to December 26, 1995. In 1995, the Company recorded a deferred tax liability for timing differences which existed at the time the Company changed its tax status (see the Consolidated Financial Statements and the Notes thereto included elsewhere in this Offering Memorandum).


RESULTS OF OPERATIONS


     In view of the Company's growth, management believes that the period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, the Company's results of operations may fluctuate from period to period in the future as a result of the cyclical nature of the industry in which the Company operates. See "Risk Factors--Seasonality and Quarterly Fluctuations."

     The following table sets forth, for the periods indicated, information derived from the consolidated statements of operations of the Company expressed as a percentage of total revenues. There can be no assurance that the trends in the table below will continue in the future.



                                                       YEAR ENDED DECEMBER 31,            FIRST QUARTER ENDED
                                                 ------------------------------------   ------------------------
                                                                                         MARCH 25,     MARCH 31,
                                                    1995         1996         1997          1997         1998
                                                 ----------   ----------   ----------   -----------   ----------
Revenues:
 Rental revenue ..............................       29.8%        37.7%        47.9%        36.5%         48.0%
 Equipment sales .............................       50.5         46.5         35.6         43.1          37.6
 Parts and service ...........................       19.7         15.8         16.5         20.4          14.4
                                                    -----        -----        -----        -----         -----
  Total revenues .............................      100.0%       100.0%       100.0%       100.0%        100.0%
                                                    -----        -----        -----        -----         -----
Cost of revenues:
 Cost of equipment sold ......................       39.5         35.4         28.7         36.3          26.7
 Depreciation of rental equipment ............       17.5         20.9         17.2         18.2          18.2
 Maintenance of rental equipment .............        5.2          8.5         13.9          7.5          13.3
 Cost of parts and service ...................       11.1          8.6          9.7         12.3           9.6
                                                    -----        -----        -----        -----         -----
  Total cost of revenues .....................       73.3         73.4         69.5         74.3          67.8
                                                    -----        -----        -----        -----         -----
Gross profit .................................       26.7         26.6         30.5         25.7          32.2
 Selling, general and administrative
   expenses ..................................       16.3         19.4         21.2         16.3          19.3
 Other depreciation and amortization .........        1.4          1.5          1.8          1.4           2.8
 Officer stock option compensation ...........         --           --          3.1           --            --
                                                    -----        -----        -----        -----         -----
Income from operations .......................        9.0%         5.7%         4.4%         8.0%         10.1%
                                                    =====        =====        =====        =====         =====

FIRST QUARTER ENDED MARCH 31, 1998 COMPARED TO FIRST QUARTER ENDED MARCH 25,
1997


     REVENUES. Total revenues for the quarter ended March 31, 1998 increased 156% to $62.4 million from $24.4 million for the quarter ended March 25, 1997. This growth in revenues primarily resulted from an increase in revenues of (i) approximately $7.3 million attributable to the continued maturation of existing rental locations; (ii) approximately $20.5 million attributable to the Buckner Acquisition and Richbourg Acquisition which occurred in August 1997 and January 1998, respectively; and (iii) approximately $2.8 million from the opening of 13 new rental locations since April 1, 1997.


     GROSS PROFIT. Gross profit for the quarter ended March 31, 1998 increased 220% to $20.1 million or 32.2% of total revenues from $6.3 million or 25.7% of total revenues for the quarter ended March 25, 1997. This increase is primarily attributable to an increase in gross profit of (i) approximately $2.0 million associated with the continued maturation of existing rental locations; (ii) approximately $8.5 million associated with the growth in revenues arising from the Acquisitions; and (iii) approximately $0.9 million from the opening of 13 new rental locations since April 1, 1997.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the quarter ended March 31, 1998 increased 203% to $12.0 million or 19.3% of total revenues from $4.0 million or 16.3% of total revenues for the quarter ended March 25, 1997. The increase in selling, general and administrative expenses as a percentage of revenues is primarily attributable to the opening of 13 new rental locations since April 1, 1997 and the increase in regional and corporate personnel in anticipation of continued growth through acquisitions and new location openings.


     OTHER DEPRECIATION AND AMORTIZATION. Other depreciation and amortization expense for the quarter ended March 31, 1998 increased 401% to $1.7 million or 2.8% of total revenues from $0.3 million or 1.4% of total revenues. The increase is primarily attributable to amortization of goodwill resulting from the Acquisitions and to increased expenditures on computer equipment, management information systems and property and equipment needed to support the Company's expansion.

     INTEREST EXPENSE. Interest expense for the quarter ended March 31, 1998 increased 454% to $7.6 million or 12.1% of total revenues from $1.4 million or 5.6% of total revenues. The increase is primarily attributable to the Company's borrowings related to the Acquisitions and to additional borrowings related to the Company's continued investment in rental equipment.


1997 COMPARED TO 1996


     REVENUES. Total revenues for 1997 increased 49.5% to $142.0 million from $95.0 million in 1996. This growth in revenues primarily resulted from an increase in revenues of (i) approximately $12.3 million attributable to the continued maturation of existing rental locations; (ii) approximately $16.1 million associated with the Company's acquisition of 26 rental locations in August 1997; and (iii) approximately $9.2 million from the opening of 11 new rental locations during the period.


     GROSS PROFIT. Gross profit for 1997 increased 70.9% to $43.3 million or 30.5% of total revenues from $25.3 million or 26.6% of total revenues in 1996. These increases can primarily be attributed to an increase in gross profit of
(i) approximately $9.3 million from the continued growth of revenues from the 10 locations opened during 1995 and 1996; (ii) approximately $4.8 million from the growth in revenues arising from the acquisition of 26 rental locations in August 1997; and (iii) approximately $3.2 million from the growth in revenues associated with the opening of 11 new rental locations during 1997. These increases in gross profit include approximately $3.3 million related to the change in the Company's depreciation policy to recognize extended service lives and increased salvage values of its rental equipment.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1997 increased 63.1% to $30.1 million or 21.2% of total revenues from $18.5 million or 19.4% of total revenues in 1996. The increase in selling, general and administrative expenses as a percent of revenues is primarily attributable to the opening of 11 new rental locations and the increase in regional and corporate personnel in anticipation of continued growth through acquisitions and new location openings. In 1996, selling, general and administrative expenses included approximately $0.9 million of expenses related to the investigation of alternative financing arrangements.


     OTHER DEPRECIATION AND AMORTIZATION. Other depreciation and amortization expense for 1997 increased 77.9% to $2.5 million from $1.4 million in 1996. The increase in other depreciation and amortization is primarily attributable to increased expenditures on computer equipment, management information systems and property and equipment needed to support the Company's expansion.


     OFFICER STOCK OPTION COMPENSATION EXPENSE. Officer stock option compensation expense of $4.4 million represents changes in estimated market value of the shares to be issued to a key employee under an option agreement.


     INTEREST EXPENSE. Interest expense for 1997 increased to $12.0 million from $6.0 million in 1996. This increase is attributable to additional borrowings related to the Company's continued investment in rental equipment and the Company's acquisition of 26 locations in August 1997.


     EXTRAORDINARY LOSS. During 1997, as a result of modifications to the Company's credit facility, the Company recorded extraordinary losses from the write-off of debt issue costs associated with the early extinguishment of debt of $0.5 million, net of related income taxes.


1996 COMPARED TO 1995


     REVENUES. Total revenues for 1996 increased 41.3% to $95.0 million from $67.3 million in 1995. This increase was primarily attributable to the increase in the number of rental locations operated by the Company. The increase in rental locations resulted from the opening of eight new rental locations during 1996. In addition, several changes were made to the Company's operating structure to focus resources of the Company on the rental equipment business which also increased revenues at existing locations.

     GROSS PROFIT. Gross profit for 1996 increased 40.9% to $25.3 million, or 26.6% of total revenues from $18.0 million or 26.7% of total revenues in 1995. The increase in gross profit is primarily attributable to (i) the continued growth of revenues from the two locations opened during 1995; (ii) the growth in revenues associated with the opening of eight new rental locations during 1996; and (iii) the change in the Company's depreciation policy to recognize extended service lives of its rental equipment. The increases were offset by lower margins at new rental locations. As a result, gross profit as a percentage of total revenues was relatively consistent year to year.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1996 increased 68.7% to $18.5 million, or 19.4% of total revenues from $11.0 million or 16.3% of total revenues in 1995. The increase in selling, general and administrative expenses is primarily attributable to the opening of eight new rental locations. In addition, the Company incurred approximately $0.9 million of expenses related to the investigation of alternative financing arrangements during 1996. No such costs were incurred in 1995.


     OTHER DEPRECIATION AND AMORTIZATION. Other depreciation and amortization expense for 1996 increased 56.3% to $1.4 million from $0.9 million in 1995. The increase in other depreciation and amortization is primarily attributable to increased expenditures on computer equipment as a result of the Company's new location expansion.


     INTEREST EXPENSE. Interest expense for 1996 increased to $6.0 million from $3.1 million in 1995. This increase is attributable to additional borrowings related to the Company's investment in rental equipment for its new locations.


     EXTRAORDINARY LOSS. During 1996, as a result of modifications to the Company's credit facility, the Company recorded extraordinary losses from the write-off of deferred financing costs associated with the early extinguishment of debt of $0.8 million, net of related income taxes. There were no such transactions in 1995.


LIQUIDITY AND CAPITAL RESOURCES


     The Company has financed its operations, acquisitions and new rental locations primarily through cash flow from operations, proceeds received from the issuance of preferred stock and borrowings under the credit facilities and term loans.


     During 1997, the Company's operating activities provided net cash flow of $9.4 million as compared to $7.2 million for 1996. For the quarter ended March 31, 1998, net cash flows provided by operating activities amounted to $8.5 million as compared to net cash used in operating activities of $2.0 million for the quarter ended March 25, 1997. These increases are primarily attributable to the growth in the Company's operations resulting from an increase in the number of rental locations operated by the Company.


     Net cash used in investing activities was $173.8 million for 1997 as compared to $44.7 million in the same period for the prior year. This increase is primarily attributable to the Buckner Acquisition, increased expenditures for fleet, computer equipment and other property and equipment necessary to support the Company's expansion. Net cash used in investing activities for the quarter ended March 31, 1998 was $125.8 million as compared to $16.5 million for the quarter ended March 25, 1997. This increase is primarily attributable to the Richbourg Acquisition.


     Net cash provided by financing activities was $162.3 million for 1997 as compared to $37.2 million for 1996. The net cash provided by financing activities was primarily attributable to borrowings under the Company's Senior Credit Facility and a term loan used to finance the Buckner Acquisition and capital expenditures supporting the Company's expansion. Net cash provided by financing activities for the quarter ended March 31, 1998 was $117.1 million as compared to $17.4 million for the quarter ended March 25, 1997. This increase is primarily attributable to borrowings under the Term Loan used to finance the Richbourg Acquisition.

     On May 1, 1998, the Company amended and restated its $250 million credit facility (the "New Credit Facility"). On June 30, 1998, the revolving credit facility was increased to $300 million. The New Credit Facility allows borrowings based upon eligible accounts receivable, rental fleet and inventory amounts. The interest rates on balances outstanding under the New Credit Facility vary based upon the leverage ratio maintained by the Company and range from Prime rate or LIBOR plus 1.00% to Prime plus 1.25% or LIBOR plus 2.25%. As of May 22, 1998, the interest rate was Prime plus .875% or LIBOR plus 1.875%. The New Credit Facility terminates on April 30, 2003. The New Credit Facility is secured by substantially all of the Company's assets and contains restrictive covenants which, among other things, place restrictions on indebtedness, require the Company to maintain certain interest coverage and leverage ratios and place certain restrictions on the payment of dividends.


     The Company used the proceeds of the Common Stock Offering to repay a portion of its $100 million Term Loan. The Company used the proceeds of the Private Debt Offering to repay amounts remaining under the Term Loan, redeem the Series A Preferred Stock and repay its Mortgage and reduce outstanding borrowings under the New Credit Facility. There can be no assurance that the Common Stock Offering will be consummated. As of March 31, 1998, on a pro forma basis after giving effect to the Offerings and the application of proceeds therefrom, and the Argentina Acquisition, the Company would have had approximately $46.1 million available under its New Credit Facility. Based upon current expectations, the Company believes that cash flow from operations, together with amounts which may be borrowed under the New Credit Facility will be adequate for it to meet its capital requirements and pursue its business strategy for the next 12 months. The Company may seek additional financing to improve its liquidity. Although the Company believes it would be able to obtain such financing, there can be no assurance that it will be able to do so on terms favorable to the Company or at all.


YEAR 2000


     The Company is aware of the issues associated with the programming code in existing computer and software systems as the millennium ("Year 2000") approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00". The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. The Company has received confirmation from all of its current systems' vendors that each of their systems will properly handle the rollover to the Year 2000. Although there can be no assurance, management believes the Year 2000 problem will not have a material effect on the financial position, results of operations or cash flows of the Company.


INFLATION AND GENERAL ECONOMIC CONDITIONS


     Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company's operating results may be adversely affected by events or conditions in a particular region, such as regional economic, weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities.


     Although much of the Company's business is with customers in industries that are cyclical in nature, management believes that certain characteristics of the equipment rental industry and the Company's operating strategies should help to mitigate the effects of an economic downturn. These characteristics include (i) the flexibility and low cost offered to customers by renting, which may be a more attractive alternative to capital purchases; (ii) the Company's ability to redeploy equipment during regional recessions; and (iii) the diversity of the Company's industry and customer base.

                              THE EXCHANGE OFFER


THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on      , 1998; provided, however, that if the Company, in
its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.


     As of the date of this Prospectus, $100 million aggregate principal amount at maturity of the Old Notes is outstanding. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about      , 1998, to all
Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Conditions of the Exchange Offer" below.


     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.


     Old Notes tendered in the Exchange Offer must be in denominations of principal amount at maturity of $1,000 and any integral multiple thereof.


     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-Conditions of the Exchange Offer." The Company will give written or oral notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


RESALE OF NEW NOTES


     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, including "Shearman & Sterling" (available July 2, 1993), "K-III Communications Corporation" (available May 14,
1993), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991), "Warnaco, Inc." (available October 11, 1991) and "Exxon Capital Holdings Corporation" (available May 13, 1988), the Company believes that, except as described below, the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such Notes (other than any such Holder which is a broker-dealer or an "affiliate" of the Company or the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that, (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and (iii) such Holder is not engaged in, and does not intend to engage in, a distribution of such New Notes. The Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such other circumstances. By tendering

Old Notes for New Notes, each Holder will represent to the Company, that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes and if such Holder is not a broker-dealer, neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes within the meaning of the Securities Act and (iii) neither the Holder nor any such person is an affiliate of the Company or the Guarantors as defined in Rule 405 under the Securities Act. In the event that any Holder of Old Notes cannot make the requisite representations to the Company, such Holder cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other transfer of New Notes only as specifically set forth herein.


     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes, and that it has not entered into any arrangements or understanding with the Company or any affiliate of the Company to distribute New Notes in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


INTEREST ON THE NEW NOTES


     The New Notes will bear interest at 101/4% per annum form the date of original issue. Interest on the New Notes will be payable semi-annually, in arrears, on June 1 and December 1 of each year, commencing on December 1, 1998. Holders of New Notes will receive interest on December 1, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof for New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.


PROCEDURES FOR TENDERING OLD NOTES


     The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message (as defined) in lieu of such letter of Transmittal, to State Street Bank & Trust Company (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.


     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Note not properly tendered or not accept any particular Old Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company nor the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.


     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney, in either case signed by the registered Holder or Holders exactly as the name or names of the registered Holder or Holders appear on the Old Notes.


     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES


     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New

Notes promptly after acceptance of the Old Notes. See "--Conditions of the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.


     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note.


     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder wishes to exchange, such unaccepted or non-exchange Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.


BOOK-ENTRY TRANSFER


     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry deliver of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Such participant using the Book-Entry Transfer Facility's procedures for transfer should transmit its acceptance to the Book-Entry Transfer Facility on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. The Book-Entry Transfer Facility will verify such acceptance, execute a book-entry transfer of the tendered Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility and then send to the Exchange Agent confirmation of such book-entry transfer, including the Agent's Message confirming that the Book-Entry Transfer Facility has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer facility, an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or there must be compliance with the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES


     If a Holder of Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of the execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered

Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL RIGHTS


     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, in the Expiration Date.


     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) contain a statement that such Holder is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which such Old Notes are registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may retendered by following the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.


CONDITIONS OF THE EXCHANGE OFFER


     The Exchange Offer is not conditioned upon any minimum principal amount at maturity of the Old Notes being tendered for exchange. However, notwithstanding any other provisions of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:


     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer,

     (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statue, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer, or


     (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.


     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.


     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver or any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.


EXCHANGE AGENT


     State Street Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


                       State Street Bank & Trust Company

                BY MAIL:                                     OVERNIGHT COURIER:
    State Street Bank & Trust Company                 State Street Bank & Trust Company
       Corporate Trust Department                        Corporate Trust Department
              P.O. Box 778                                 Two International Place
       Boston, Massachusetts 02102                       Boston, Massachusetts 02110
        Attention: Kellie Mullen                          Attention: Kellie Mullen


  BY HAND IN NEW YORK (AS DROP AGENT):                       BY HAND IN BOSTON:
 State Street Bank & Trust Company, N.A.              State Street Bank & Trust Company
               61 Broadway                                 Two International Place
   15th Floor, Corporate Trust Window             Fourth Floor, Corporate Trust Department
        New York, New York 10006                         Boston, Massachusetts 02110


         FACSIMILE TRANSMISSION:                            CONFIRM BY TELEPHONE:
    (For Eligible Institutions Only)                            (617) 664-5314
             (617) 664-5290

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.



FEES AND EXPENSES


     The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be insured in connection with the Exchange Offer will be paid by the Company and
are estimated in the aggregate to be approximately $     . Such expenses
include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.


TRANSFER TAXES


     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered hereby, or if tendered Old Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or on any other persons) will be payable by the tendering Holder.


CONSEQUENCES OF FAILURE TO EXCHANGE


     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the old Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, or (iv) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. The Company does not currently anticipate that it will register under the Securities Act the resale of any Old Notes that remain outstanding after consummation of the Exchange Offer (subject to limited exceptions, if applicable).


     Holders of the Old and New Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.


     Upon consummation of the Exchange Offer, Holders of Old Notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Exchange Offer; Registration Rights."


ACCOUNTING TREATMENT


     The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company.

                                   BUSINESS


GENERAL

     Neff is one of the largest and fastest growing equipment rental companies in the United States, with 72 rental locations in 15 states. The Company rents a wide variety of equipment, including backhoes, air compressors, loaders, lifts and compaction equipment to construction and industrial customers. The Company also acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. In addition, the Company sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services. The Company has increased its total revenues from $67.3 million in 1995 to $142.0 million in 1997; pro forma for the Acquisitions and the Argentina Acquisition, the Company's total revenues for 1997 were $255.6 million.

     According to industry sources, the equipment rental industry grew from approximately $600 million in revenues in 1982 to an estimated $18 billion in 1997. This growth has been driven primarily by construction and industrial companies that have increasingly outsourced equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. The equipment rental industry is highly fragmented, with an estimated 17,000 equipment rental companies in the United States. As a result, the Company believes that there are substantial consolidation opportunities for well-capitalized operators such as the Company. According to RENTAL EQUIPMENT REGISTER and studies prepared by Manfredi & Associates, Inc. on the size of the equipment rental market, no single company's revenues represented more than 2% of total market revenues in 1996. Relative to smaller competitors, the Company has several advantages, including increased purchasing power, larger inventories to service larger accounts and the ability to transfer equipment among rental locations in response to changing patterns of customer demand.


COMPETITIVE STRENGTHS

     The Company believes it has several competitive strengths which provide it with the opportunity for continued growth and increased profitability.

     STRONG MARKET POSITION. The Company is one of the largest and fastest growing construction and industrial equipment rental companies in the United States, and is a leading competitor with a significant presence in the Southeast and Gulf Coast regions. The Company operates 72 rental locations in 15 states, including Florida, Georgia, Alabama, Mississippi, South Carolina, North Carolina, Tennessee, Louisiana, Texas, Oklahoma, Arizona, Nevada, Utah, California and Colorado. From December 31, 1995 to March 31, 1998, pro forma for the Richbourg Acquisition, the Company increased its equipment rental locations from eight to 70 and expanded its rental fleet from $62 million to $346 million based on original cost. The Company believes its dealership operations complement its equipment rental operations by providing it with competitive advantages over competitors which only rent equipment. These advantages include the ability to achieve favorable pricing by combining equipment purchases for its dealership and rental fleets; the reduction of costs in certain locations by sharing service, maintenance and administrative personnel; and better knowledge of certain local markets by pooling management information. In addition, management believes the Company's size and geographic diversity help insulate it from regional economic downturns. The Company's efforts to improve its market position have caused it to increase its debt and incur significant operating expenses, and thus have adversely affected its short-term cash flow and net income. The Company believes, however, that these efforts are essential to its future performance. See "Risk Factors--Substantial Leverage," "Risk Factors--Dependence on Additional Capital for Future Growth; Reliance on Credit Facilities," "Risk Factors--Restrictions Imposed by Terms of Indebtedness" and "Risk Factors--Risks Inherent in Growth Strategy."

     HIGH QUALITY RENTAL FLEET. Management believes the Company has one of the newest, most comprehensive and well-maintained rental fleets in the equipment rental industry. As of March 31, 1998, pro forma for the Richbourg Acquisition, the average age of the Company's rental fleet was approximately 21 months. The Company makes ongoing capital investment in new equipment, engages in regular sales of new equipment and conducts an advanced preventative maintenance program.

Management believes this maintenance program increases fleet utilization, extends the useful life of equipment and produces higher resale values.

     EXCELLENT CUSTOMER SERVICE. The Company differentiates itself from its competitors by providing high quality, responsive service to its customers. Service initiatives include (i) reliable on-time equipment delivery directly to customers' job sites; (ii) on-site repairs and maintenance of rental equipment by factory trained mechanics, generally available 24 hours a day, seven days a week and (iii) ongoing training of an experienced sales force to consult with customers regarding their equipment needs.

     STATE-OF-THE-ART MANAGEMENT INFORMATION SYSTEM. The Company has developed a customized, state-of-the-art management information system capable of monitoring operations at up to 300 sites. The Company uses this system to maximize fleet utilization and determine the optimal fleet composition by market. The system links all of the Company's rental locations and allows management to track customer and sales information, as well as the location, rental status and maintenance history of every piece of equipment in the rental fleet. Rental location managers can search the Company's entire rental fleet for needed equipment, quickly determine the closest location of such equipment, and arrange for delivery to the customer's work site, thus maximizing equipment utilization.

     EXPERIENCED MANAGEMENT TEAM. Since 1995, the Company has significantly increased the quality and depth of its management team to help oversee its growth strategy. Neff's senior management team has extensive experience in the equipment rental industry and its seven regional managers have, on average, 17 years of experience and substantial knowledge of the local markets served within their regions. The Company believes that its management team has the ability to continue the Company's strong growth as well as manage the Company on a much larger scale. The Company is not dependent on recruiting additional operating, acquisition, finance or other personnel to implement its growth strategy. The Mas family, the majority owner of the Company, is also the majority owner of MasTec, Inc., a public company engaged in the telecommunications construction business with operations in South America. Management believes the Mas family and GE Capital, another of the Company's major stockholders, will be valuable to the Company in identifying and evaluating acquisitions in both North and South America.


GROWTH STRATEGY

     The Company's objective is to increase revenue, cash flow and profitability by building and maintaining a leading market position in the equipment rental industry. Key elements of the Company's growth strategy include:

     ACQUIRE EQUIPMENT RENTAL COMPANIES. Management intends to expand the Company through acquisitions of equipment rental companies and believes there are a significant number of acquisition opportunities in North and South America which would complement the Company's existing operations. After completing an acquisition, the Company generally integrates the operations of the acquired company into its management information system, consolidates equipment purchasing and resale functions and centralizes fleet management as quickly as possible while assuring consistent, high-quality service to the acquired company's customers. Since July 1997, the Company has made several strategic acquisitions which have more than doubled the Company's number of rental locations, significantly enhanced the Company's geographic presence and further diversified the Company's customer base. The Company has acquired 65% of the outstanding stock of S.A. Argentina, a leading equipment rental company and dealer of new equipment in South America, and the Company has one letter of intent outstanding to acquire the assets of an additional equipment rental company in the United States. To date, the Company has financed its acquisitions primarily with debt, which has resulted in increased interest expense. See "Risk Factors--Substantial Leverage."

     INCREASE PROFITABILITY OF RECENTLY OPENED RENTAL LOCATIONS. Since March 1, 1995, the Company has opened 26 start-up rental equipment locations including 11 locations in 1997 and four locations in the first quarter of 1998. Management believes the Company's financial performance does not yet fully reflect the benefit of these rental locations. The Company incurs significant expenses in connection with the opening of new locations. See "Risk Factors--Risks Inherent in Growth Strategy." Based on the Company's historical experience, a new equipment rental location tends to realize significant increases in revenues, cash flow and profitability during the first three years of operation as more prospective customers become aware of its operation and as the rental equipment fleet is customized to local market demand. Because there is relatively little incremental operating expense associated with such revenues, cash flow and profitability increases significantly as a rental location matures. Although the Company intends to expand primarily through acquisitions, management intends to open additional start-up locations in markets where the Company has not been able to identify attractive acquisition candidates.

     INCREASE FLEET AT EXISTING LOCATIONS. Management believes it can capitalize on the demand for rental equipment in the markets it serves and increase revenues by increasing the size of the rental fleet and adding new product lines at existing locations. Management believes that this strategy allows the Company to attract new customers and serve as a single source supplier for its customers. Because the start-up expenditures associated with increasing the fleet and expanding product lines at existing locations are relatively modest, these investments typically generate higher and faster returns than investments in new locations.

     SELECTIVE EXPANSION OF DEALERSHIP OPERATIONS. The Company intends to selectively expand its dealership operations. The Company believes it can realize significant economies of scale by expanding its dealership operations in areas where it has already established equipment rental operations. The Company's distributor relationships and the combined purchasing volume of its dealership and rental operations allow it to acquire inventory at favorable prices and terms. The Company's dealership operations also allow it to reduce overhead costs by sharing service, maintenance and administrative personnel with its rental operations, as well as generating better knowledge of local markets through the sharing of information. The Company also intends to expand its dealership operations to areas where it does not yet have equipment rental operations.


ACQUISITION STRATEGY

     The Company believes it can successfully implement its acquisition strategy because of (i) the Company's access to financial resources; (ii) the potential for increased profitability due to the centralizing of certain administrative functions, enhanced systems capabilities, greater purchasing power and economies of scale; and (iii) the potential for owners of the businesses being acquired to participate in the Company's planned growth while realizing liquidity. The Company has developed a set of financial, geographic and management criteria designed to assist management in the evaluation of acquisition candidates. These criteria are used to evaluate a variety of factors, including, but not limited to, (i) historical and projected financial performance; (ii) composition and size of the candidate's customer base; (iii) relationship of the candidate's geographic location to the Company's market areas; (iv) potential synergies gained through acquisition of the candidate; and (v) liabilities, contingent or otherwise, of the candidate.

     The Company intends to evaluate acquisition candidates in South America as well as the United States. Management believes it can capitalize on the business relationships of its major stockholders, GE Capital and the Mas family, and its affiliate, MasTec Inc., in South America in locating potential South American acquisition candidates and consummating such acquisitions. Based on the RENTAL EQUIPMENT REGISTER and the Company's experience evaluating potential acquisitions in South America, the Company estimates that the equipment rental market in South America is 20 to 30 years behind the North American market and will experience significant growth in the next five to ten years.

     The Company recently acted on its plan to expand its operations into South America by acquiring 65% of the outstanding stock of S.A. Argentina. S.A. Argentina rents and sells industrial and construction equipment throughout South America, including Argentina, Brazil, Uruguay, Paraguay, Chile and Bolivia. S.A. Argentina's revenues for 1997 were approximately $57.3 million, its revenues for the first quarter of 1998 were approximately $13.2 million. S.A. Argentina's principal operations are located in Buenos Aires, Argentina; it also has locations in Cordoba and Rosario, Argentina and an assembly plant in San Luis, Argentina. The current management of S.A. Argentina will continue to oversee the day-to-day management of S.A. Argentina. The Company has the option to purchase the remaining 35% of the outstanding stock of S.A. Argentina from the Argentina Stockholders. This option will be exercisable for a period of 30 months commencing 30 months after the consummation of the Argentina Acquisition, June 30, 1998. In addition, the Argentina Stockholders have the option during the same period to require the Company to purchase the remaining 35% of the outstanding stock of S.A. Argentina. The exercisability of these options is subject to certain additional terms and conditions, including restrictions imposed by the terms of the Company's indebtedness on the Company's ability to make acquisitions and incur additional indebtedness. See "Risk Factors--Risks Associated with the Argentina Acquisition."


OPERATIONS

     The Company's operations primarily consist of renting equipment, and, to a lesser extent, selling used equipment, complementary parts and merchandise to a wide variety of construction and industrial customers. In addition, to service its customer base more fully, the Company also acts as a dealer of new equipment on behalf of several nationally known equipment manufacturers and provides ongoing maintenance and repair services for the equipment it sells and rents. The Company's locations are grouped together by geographic area and a regional manager oversees operations within each region.

     EQUIPMENT RENTALS. The Company is one of the largest and fastest growing equipment rental companies in the United States, with 72 rental locations in 15 states. The Company's rental fleet is comprised of a complete line of light and heavy construction and industrial equipment from a wide variety of manufacturers, including John Deere, Case, Bomag, Terex Americas, JCB, Sullivan Industries, Ingersoll-Rand, Gradall, Lull, JLG, Bobcat, MultiQuip and Wacker. Major categories of equipment represented the following percentages (based on original cost) of the Company's total rental fleet as of December 31, 1997 on a pro forma basis for the Richbourg Acquisition:



                                  PERCENTAGE OF TOTAL RENTAL FLEET
MAJOR EQUIPMENT CATEGORY              (BASED ON ORIGINAL COST)
------------------------          --------------------------------
   Earthmoving ...............                  41.0%
   Material Handling .........                  16.1
   Aerial ....................                  12.7
   Compressors ...............                   6.2
   Compaction ................                   6.1
   Trucks ....................                   4.2
   Cranes ....................                   3.8
   Welders ...................                   2.7
   Pumps .....................                   1.3
   Generators ................                   1.3
   Lighting ..................                   1.3
   Other .....................                   3.3

     The Company attempts to differentiate itself from its competitors by providing a broad selection of new and well-maintained rental equipment, and through high-quality, responsive service to its customers. As of March 31, 1998, the Company's equipment rental fleet had an original cost of approximately $346 million and an average age of 21 months, which management believes compares favorably with other leading equipment rental companies. The Company makes ongoing capital investments in new equipment, engages in regular sales of used equipment and conducts an advanced preventative maintenance program. This program increases fleet utilization, extends the useful life of equipment and produces higher resale values.

     In addition to providing a new and reliable equipment rental fleet, management believes providing high quality customer service is essential to the Company's future success. The equipment rental business is a service industry requiring quick response times to satisfy customers' needs. Though some activity is arranged with lead-time, much of the rental initiation process takes place within a 48-hour period. Consequently, equipment availability, branch location and transportation capabilities play a major role in earning repeat business. Rental customers prefer a quick selection process and seek quick, concise communication when ordering equipment. Punctuality and reliability are key components of the servicing process, as well as maintenance performance, timely equipment removal at the rental termination, and simplified billing. The Company's service initiatives include (i) reliable on-time equipment delivery directly to customers' job sites; (ii) on-site repairs and maintenance of rental equipment by factory trained mechanics, which are generally available 24 hours a day, seven days a week; and (iii) ongoing training of an experienced sales force to consult with customers regarding their equipment needs.

     NEW EQUIPMENT SALES. The Company is a distributor of new equipment on behalf of several nationally known equipment manufacturers. The Company is the sole authorized distributor of John Deere industrial and construction equipment in central and southern Florida; it is one of the largest John Deere construction equipment dealerships in the United States. The Company also has distributor arrangements with Bomag to sell heavy compaction equipment, and with Terex Americas to sell off-road trucks, in central and southern Florida. The Company's sales line consists of nine categories of John Deere, Bomag and Terex Americas equipment and a total of 58 different machines, including: John Deere backhoe loaders, forklifts, crawler dozers, four-wheel-drive loaders, scrapers, skid steers, motor graders and excavators; Bomag vibratory rollers, static rollers, recyclers and trash compacters; and a complete line of articulated off-road trucks manufactured by Terex Americas.

     The Company's ability to sell new equipment offers flexibility to its customers and enhances the Company's customer relations. In addition, the Company's dealership operations provide it with several competitive advantages, including the opportunity to achieve favorable pricing by combining equipment purchases for its dealership and rental fleets, the reduction of costs in certain locations by sharing service, maintenance and administrative personnel and better knowledge of its local markets by pooling management information. The Company currently operates new equipment dealerships at six of its locations.

     In addition to standard equipment sales, the Company also offers customers the option to rent-to-purchase equipment for a period of time. Under this program, the customer applies a portion of the rental payment to the purchase price, thus accruing equity over the term of the rental period. The Company's rent-to-purchase customers generally rent new equipment for a period of six to 18 months with the option to purchase at the end of the rental period. Sales under the Company's rent-to-purchase program represented approximately 35% of the Company's new equipment sales in 1997.

     The Company effectively competes against other dealers by offering John Deere and other quality equipment lines for sale, and by providing high quality service. All personnel, from management to mechanics, are factory trained. The training of mechanics is continually upgraded as new product lines are introduced. The Company can transfer equipment from one store to another based upon a particular customer's needs. Customers also have the opportunity to rent equipment from the Company's rental fleet if their own equipment is under repair. The parts department features ample stock to limit customer down time. Maintenance vehicles are equipped to handle minor repairs in the field to prevent costly down time.

     USED EQUIPMENT SALES. The Company maintains a regular program of selling used equipment in order to adjust the size and composition of its rental fleet to changing market conditions and to maintain the quality and low average age of its rental fleet. Management attempts to balance the objective of obtaining acceptable prices from equipment sales against the revenues obtainable from used equipment rentals. The Company is generally able to achieve favorable resale prices for its used equipment due to its strong preventative maintenance program and its practice of selling used equipment before it becomes obsolete or irreparable. The Company believes the proactive management of its rental fleet allows it to adjust the rates of new equipment purchases and used equipment sales to maximize equipment utilization rates and respond to changing economic conditions. Such proactive management, together with the Company's broad geographic diversity, minimizes the impact of regional economic downturns.

     PARTS AND SERVICE. The Company sells a full complement of parts, supplies and merchandise to its customers in conjunction with its equipment rental and sales business. The Company also offers maintenance service to its customers that own equipment and generates revenues from damage waiver charges, delivery charges and warranty income. Management believes that these revenues are more stable than equipment sales revenues because of the recurring nature of the parts and service business. Management also believes that during economic downturns, the parts and service business may actually increase as customers postpone new equipment purchases and instead attempt to maintain their existing equipment.


MANAGEMENT INFORMATION SYSTEM


     The Company has developed a state-of-the-art, customized management information system, capable of monitoring operations on a real-time basis at up to 300 sites that can be upgraded to support additional locations or terminals. The Company currently employs six management information system employees who continually update and refine the system. The Company uses this system to maximize fleet utilization and determine the optimal fleet composition by market. This system links all of the Company's rental locations and allows management to track customer and sales information, as well as the location, rental status and maintenance history of every piece of equipment in the rental fleet. Using this system, rental equipment branch managers can search the Company's entire rental fleet for needed equipment, quickly determine the closest location of such equipment and arrange for delivery to the customer's work site. This practice helps diminish "lost rents," improve utilization and make equipment available in markets where it can earn increased revenues. The Company's communications system can handle multiple protocols and allows the integration of systems running on different platforms. This feature allows the Company to include systems used by locations acquired in an acquisition of an existing equipment rental company in its central databases while the acquired locations are integrated into the Company's system. The Company is in the process of integrating the locations acquired in the Acquisitions into its management information system.


CUSTOMERS


     The Company's customers include commercial, industrial and civil construction contractors, manufacturers, public utilities, municipalities, golf courses, shippers, commercial farmers, military bases, offshore platform operators and maintenance contractors, refineries and petrochemical facilities and a variety of other industrial accounts. Pro forma for the Acquisitions, during 1997 the Company served over 75,000 customers. Pro forma for the Acquisitions, the Company's top 10 customers in 1997 represented 7.6% of the Company's total revenues.


     The Company's rental equipment customers vary in size from large Fortune 500 companies who have elected to outsource much of their equipment needs to small construction contractors, subcontractors, and machine operators whose equipment needs are job-based and not easily measured in advance. The Company's new and used equipment sales customers are generally large construction contractors who regularly purchase wholesale goods and annually budget for fleet maintenance purchases.


     The Company does not currently provide its own purchase financing to customers. The Company rents equipment, sells parts, and provides repair services on account to customers who are screened through a credit application process. Customers can finance purchases of large equipment with a variety of creditors, including manufacturers, banks, finance companies and other financial institutions.


SALES AND MARKETING


     The Company maintains a strong sales and marketing orientation throughout its organization in order to increase its customer base and better understand and serve its customers. Managers at each of the Company's branches are responsible for supervising and training all sales employees at that location and directing the salesforce by conducting regular sales meetings and participating in selling activities. Managers develop relationships with local customers and assist them in planning their equipment requirements. Managers are also responsible for managing the mix of equipment at their locations, keeping abreast of local construction activity and monitoring competitors in their respective markets.

     To stay informed about their local markets, salespeople track new equipment sales and construction projects in the area through EQUIPMENT DATA REPORTS, FW DODGE REPORTS and PEC Reports (Planning, Engineering and Construction), follow up on referrals and visit construction sites and potential equipment users who are new to the local area. The Company's salespeople also use targeted marketing strategies to address the specific needs of local customers.


PURCHASING

     The Company purchases equipment from vendors with reputations for product quality and reliability. The Company believes its size and the quantity of equipment it purchases enable it to purchase equipment directly from vendors pursuant to national purchasing agreements at lower prices and on more favorable terms than many smaller competitors. The Company seeks to maintain close relationships with its vendors to ensure the timely delivery of new equipment.

     The Company believes that it has sufficient alternative sources of supply for the equipment it purchases in each of its principal product categories. The following table summarizes the Company's principal categories of equipment and specifies the Company's major suppliers of such equipment:



PRODUCT CATEGORY                            PRIMARY VENDORS
----------------                            ---------------
Air Compressors and Equipment ...........   Sullivan, Ingersoll-Rand and Atlas Copco
Earthmoving Equipment (such as Backhoes,
 Loaders, Dozers, Excavators and Material
 Handling Equipment) ....................   John Deere, Case, JCB, Daewoo and Bobcat
Compaction Equipment, Rollers
 and Recyclers ..........................   Bomag, Wacker, MultiQuip and Stone
Pumps ...................................   MultiQuip, Wacker and Thompson
Generators ..............................   MultiQuip, Wacker and Atlas Copco
Welders .................................   MultiQuip and Miller
Electric Tools ..........................   Bosch, Kango and Hitachi
Light Towers ............................   Specialty Lighting, Coleman and Amida
Forklifts ...............................   JCB, Gradall, Lull and Ingersoll-Rand
Trucking ................................   Terex Americas, Ford and International
Aerial ..................................   Skyjack, JLG, Mark Industries and Genie Industries
Concrete ................................   Partner, Edco, Whiteman, Miller, MultiQuip, Wacker
                                            and Stone
Hydraulic Hammers .......................   Kent

LOCATIONS

     The Company's locations typically include (i) offices for sales, administration and management; (ii) a customer showroom displaying equipment and parts; (iii) an equipment service area; and (iv) outdoor and indoor storage facilities for equipment. Each location offers a full range of rental equipment for rental, with the mix designed to meet the anticipated needs of the customers in each location. The Company's equipment dealerships typically operate at the same sites as rental equipment locations.

     Each stand-alone rental equipment location is staffed by, on average, approximately 15 full-time employees, including a branch manager, a rental coordinator, service manager, sales representatives, an office administrator, mechanics and drivers. Each dealership has approximately 25 full-time employees including a branch manager, parts manager, service manager, sales representatives, departmental personnel, including mechanics, and administrative staff. These employees are in addition to the full-time employees used to staff the rental equipment operations located at the same sites.


DEALERSHIP AGREEMENTS

     Neff Machinery has entered into several dealership agreements with each of John Deere, Bomag and Terex Americas in central and southern Florida. These dealership agreements appoint Neff

Machinery as the equipment manufacturer's authorized dealer in certain "Areas of Responsibility," which generally includes 100% of certain counties in southern and central Florida. Under the dealership agreements, the equipment manufacturers agree to sell equipment to Neff Machinery for resale in these areas. The dealership agreements typically do not have a specific term, but may be terminated by either party upon 120 days written notice, or immediately by the equipment manufacturer for cause, which generally includes, among other things, default by Neff Machinery under any security agreement between Neff Machinery and the equipment manufacturer, dissolution or liquidation of Neff Machinery, or a significant change in the control, ownership or capital structure of Neff Machinery without the equipment manufacturer's prior written consent.

     In May 1998, the Company and John Deere entered into an agreement providing that John Deere may terminate the John Deere dealership agreements if the Mas family, Kevin Fitzgerald, Santos Fund and Santos Capital do not own at least 30% of the equity interests in the Company or if GE Capital attempts to obtain control of or exercise influence over the Company. To resolve issues with John Deere relating to the size of GE Capital's equity interest in the Company, GE Capital and the Company entered into the Standstill Agreement which provides that, subject to certain exceptions, GE Capital and its affiliates will maintain their equity interest in the Company below 25% during the period ending October 29, 1999, and will maintain their equity interest below 20% during the period from October 29, 1999 until Neff Machinery is no longer a dealer for John Deere or certain other conditions are satisfied. Santos has agreed to exercise its option to acquire Company stock from GE Capital if necessary to reduce GE Capital's equity ownership to these levels.

     The Company receives cash incentives and volume-related discounts from the equipment manufacturers which it represents. The Company uses most of these cash rebates and marketing fund contributions to give customers price discounts. In addition, John Deere, Bomag and Terex Americas offer the Company standard dealer cash discounts or limited interest-free financing.


COMPETITION

     EQUIPMENT RENTALS. The equipment rental industry is highly fragmented and very competitive. The Company competes with independent third parties in all of the markets in which it operates. Most of the Company's competitors in the rental business tend to operate in specific, limited geographic areas, although some larger competitors do compete on a national basis. The Company also competes with equipment manufacturers which sell and rent equipment directly to customers. Some of the Company's competitors have greater financial resources and name recognition than the Company.

     EQUIPMENT SALES. The equipment distribution market consists of many firms which operate dealerships representing equipment manufacturers, such as Caterpillar, John Deere, Case and Komatsu. As the authorized dealer of John Deere equipment in central and southern Florida, the Company competes with dealers who sell other manufacturers' equipment in the same area. Key competitive factors include fleet quality, pricing and the ability of a particular dealer to provide satisfactory service and parts. John Deere provides promotional programs which help the dealerships increase market share against competitors.


ENVIRONMENTAL AND SAFETY REGULATION

     The Company's facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the treatment, storage and disposal of solid and hazardous wastes and materials, and the remediation of contamination associated with the release of hazardous substances. The Company believes that it is in material compliance with such requirements and does not currently anticipate any material capital expenditures for environmental compliance or remediation for the current or succeeding fiscal years. Certain of the Company's present and former facilities have used substances and generated or disposed of wastes which are or may be considered hazardous, and the Company may incur liability in connection therewith. Moreover, there can be no assurance that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. Such future changes or interpretations, or the identification of adverse environmental conditions currently unknown to the Company, could result in additional environmental compliance or remediation costs to the Company. Such compliance and remediation costs could be material to the Company's financial condition or results of operations.


     In particular, at its owned and leased facilities the Company stores and dispenses petroleum products from aboveground storage tanks and has in the past stored and dispensed petroleum products from underground storage tanks. The Company also uses hazardous materials, including solvents, to clean and maintain equipment, and generates and disposes of solid and hazardous wastes, including used motor oil, radiator fluid and solvents. In connection with such activities, the Company has incurred capital expenditures and other compliance costs which are expensed on a current basis and which, to date, have not been material to the Company's financial condition. Based on currently available information, the Company believes that it will not be required to incur material capital expenditures or other compliance or remediation costs on environmental and safety matters in the foreseeable future. See "Risk Factors--Environmental and Safety Regulation."



EMPLOYEES


     As of June 19, 1998, the Company had approximately 1,230 employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company believes its relations with its employees are good.



RETENTION OF MANAGEMENT OF ACQUIRED COMPANIES


     The Company's policy is to retain any available members of an acquired company's management who have strengths that are beneficial to the Company. In connection with the Buckner Acquisition, the Company retained all members of Buckner's senior management. Those management personnel are now responsible for the day-to-day operation of Neff Rental's Gulf Region. In connection with the Richbourg Acquisition, the Company retained substantially all management personnel with the exception of Richbourg's founder, Bruce Richbourg. Those personnel continue to hold management positions at the Neff Rental branch locations acquired in the Richbourg Acquisition. The management of S.A. Argentina has been retained to continue to oversee the day-to-day operations of S.A. Argentina.



PROPERTIES


     The Company leases 13,000 square feet for its corporate headquarters in an office building in Miami, Florida. The Company owns the buildings and/or the land at 11 of its locations. In May 1997, the Company purchased the buildings and land at six of its locations in Florida from Atlantic Real Estate Holdings Corp., an affiliate of the Company controlled by the Mas family which formerly leased these locations to the Company. The Company also owns the buildings and/or the land at its locations in Phoenix, Arizona; Hardeeville, Georgia; Texas City, Texas; Pasadena, Texas; and Corpus Christi, Texas. All other sites are leased, generally for terms of five years. Owned and leased sites range from approximately 10,000 to 25,000 square feet on lots ranging up to 22 acres, and include showrooms, equipment service areas and storage facilities. The Company does not consider any specific leased location to be material to its operations. The Company believes that equally suitable alternative locations are available in all areas where it currently does business.



LEGAL PROCEEDINGS


     The Company is a party to pending legal proceedings arising in the ordinary course of business. While the results of such proceedings cannot be predicted with certainty, the Company does not believe any of these matters are material to the Company's financial condition or results of operations.

                                  MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The table below sets forth the names and ages of the directors, executive officers and significant employees of the Company and its subsidiaries as well as the positions and offices held by such persons, as of June 19, 1998. Jorge Mas, Juan Carlos Mas and Jose Ramon Mas, all of whom are members of the Board of Directors, are brothers. There are no other family relationships among the directors or officers of the Company.



NAME                              AGE                         POSITION
----                              ---                         --------
Jorge Mas ....................    35     Chairman of the Board of Directors
Kevin P. Fitzgerald ..........    41     Chief Executive Officer, President and Director
Peter A. Gladis ..............    47     Senior Vice President--Neff Rental
Robert G. Warren .............    41     Senior Vice President--Neff Machinery
Bonnie S. Biumi ..............    36     Chief Financial Officer
William Derenbecker ..........    43     Regional Vice President--Neff Rental--Gulf Coast
Steve Halliwell ..............    39     Regional Vice President--Neff Rental--Florida
Graham Hood ..................    42     Regional Vice President--Neff Rental--Southeast
Wes Parks ....................    35     Regional Vice President--Neff Rental--Atlantic
Bruce Pope ...................    52     Regional Vice President--Neff Rental--Southwest
Thomas Vandever ..............    52     Regional Vice President--Neff Rental--Central
Jon Zier .....................    42     Regional Vice President--Neff Rental--West
Juan Carlos Mas ..............    31     Director
Jose Ramon Mas ...............    28     Director

     JORGE MAS. Mr. Mas has been Chairman of Neff Corp. and its predecessor, MP Equipment ("MP") since he founded MP in 1988. Since 1994, Mr. Mas has been the President and CEO, and a director of MasTec, Inc., a provider of telecommunications related engineering and construction services. Mr. Mas has been Chairman of MasTec, Inc. since November 1997. Mr. Mas is a member of the boards of directors of Supercanal Holdings, S.A., Primera Fila, S.A. and Santos Capital. Mr. Mas has an M.B.A. and a B.A. in business administration.

     KEVIN P. FITZGERALD. Mr. Fitzgerald joined the Company in 1995 as President and CEO. From 1991 through July, 1995, he was a Senior Vice President for the investment banking firm of Houlihan Lokey Howard and Zukin. He is also a member of the boards of directors of Supercanal Holdings, S.A., Primera Fila, S.A. and Santos Capital. Mr. Fitzgerald holds an M.B.A. in finance and a B.S. in electrical engineering.

     PETER A. GLADIS. Mr. Gladis joined the Company in 1995 after 20 years of employment with Hertz Corporation, most recently, as Regional Vice President of western region operations. Mr. Gladis is the Senior Vice President of Neff Rental. Mr. Gladis has a B.S. in business administration and marketing and a total of 25 years of experience in the equipment rental industry.

     ROBERT G. WARREN. Mr. Warren joined the Company in 1988 after being employed by Hertz Corporation as Regional Vice President. Mr. Warren is Senior Vice President of Neff Machinery. Mr. Warren has a total of 20 years of experience in the equipment sales and rental industry.

     BONNIE S. BIUMI. Ms. Biumi is Chief Financial Officer of the Company. She joined the Company in 1997 after being employed as Executive Vice President and Chief Financial Officer of Peoples Telephone Company, Inc., a publicly traded telecommunication services company, from 1994 to 1997. From 1983 to 1994, Ms. Biumi was employed by Price Waterhouse LLP in Miami, Florida, most recently as a Senior Manager. Ms. Biumi is a certified public accountant and holds a B.S. in business administration.

     WILLIAM G. DERENBECKER. Mr. Derenbecker joined the Company in August 1997 as Neff Rental's Vice President for the Gulf Coast Region. He previously served for 11 years in a variety of senior management positions at Buckner.

     STEVE HALLIWELL. Mr. Halliwell joined the Company in 1990 after one year with Wacker as Territory Manager and two years with Hood Equipment as a Sales Representative. Mr. Halliwell serves as Neff Rental's Vice President for the Florida Region. Mr. Halliwell has a total of 12 years of experience in the equipment rental industry.


     GRAHAM HOOD. Mr. Hood joined the Company in 1995 after 17 years of employment with Hertz Corporation, where he most recently served as Regional Vice President. Mr. Hood serves as Neff Rental's Vice President for the Southwest Region. Mr. Hood has a total of 20 years of experience in the equipment rental industry.


     WES PARKS. Mr. Parks joined the Company in 1995 after eight years of employment with Hertz Corporation, where he served as Branch Manager. Mr. Parks serves as Neff Rental's Vice President for the Atlantic Region. Mr. Parks has a total of 13 years in the equipment rental industry.


     BRUCE POPE. Mr. Pope joined the Company in 1995 after being employed by Hertz Corporation as Branch Manager. Mr. Pope serves as Neff Rental's Vice President for the Southwest Region. Mr. Pope has a total of 33 years of experience in the equipment rental industry.


     THOMAS VANDEVER. Mr. Vandever joined the Company in 1997 after being employed by Hertz Corporation as Regional Manager. Mr. Vandever serves as Neff Rental's Vice President for the Central Region. Mr. Vandever has a total of 16 years of experience in the equipment rental industry.


     JON ZIER. Mr. Zier joined the Company in 1996 after being employed by Hertz Corporation as Regional Manager. Mr. Zier serves as Neff Rental's Vice President for the West Region. Mr. Zier has a total of 20 years of experience in the equipment rental industry.


     JUAN CARLOS MAS. Mr. Mas has been a Director of the Company and MP since 1989. He is currently Director and President of the Construction Division of Church and Tower, a subsidiary of MasTec, Inc., where he has been employed for the past five years. Mr. Mas holds a B.A. in business administration and a J.D.



     JOSE RAMON MAS. Jose Ramon Mas has been a Director of the Company and MP since 1989. Mr. Mas is Director and President of the Telecommunications Division of Church and Tower, a subsidiary of MasTec, Inc., where he has been employed for the past five years. He has a B.A. in business administration and an M.B.A.


BOARD OF DIRECTORS


     The Company's Board of Directors is currently composed of four directors, Jorge Mas, Mr. Fitzgerald, Juan Carlos Mas and Jose Ramon Mas. The Company intends to expand the Board to include two outside directors. The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes. The members of each class of directors will serve for staggered three-year terms. Following the addition of two outside directors, the Board will be composed of two Class I directors, two Class II directors and three Class III directors. Jorge Mas and Kevin P. Fitzgerald will serve as Class I directors for an initial term which will expire at the time of the annual stockholder meeting in May 2001. Juan Carlos Mas and Jose Ramon Mas will serve as Class II directors for the initial term which will expire at the time of the annual stockholders meeting in May 2000, and the two outside directors to be selected will serve as Class III directors for the initial term which will expire at the time of the annual stockholder meeting in May 1999. Thereafter, each class will serve three-year terms.


     The Company must select one independent director within 90 days after May 22, 1998, the date of the commencement of the Common Stock Offering and an additional independent director within one year after the date of the Common Stock Offering in order to maintain its New York Stock Exchange listing. Failure to select such directors within this period could result in a delisting of the Class A Common Stock from the New York Stock Exchange.

     Pursuant to an Amended and Restated Stockholders Agreement dated as of March 25, 1998, if GE Capital transfers Common Stock representing at least 15% of the equity of the Company to a third party (the "GE Transferee") the Company will increase the Board of Directors from six to seven members and the parties to the Stockholders' Agreement, in accordance with such agreement, have agreed to vote their shares of Common Stock to elect the GE Transferee's nominee as a director to fill the vacancy.


COMMITTEES OF THE BOARD OF DIRECTORS


     The Company intends to establish an Audit Committee and a Compensation Committee, each composed of two independent directors. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the Company's Incentive Stock Plan and make recommendations to the Board of Directors regarding compensation for the Company's executive officers.


COMPENSATION OF DIRECTORS


     Each of the Company's nonemployee directors will receive an annual retainer. In addition, nonemployee directors will receive meeting attendance fees for special board meetings or committee meetings not held in conjunction with a regular board meeting. Jorge Mas, Jose Ramon Mas and Juan Carlos Mas will not receive any such retainers or fees, however. All directors will be reimbursed for expenses incurred in connection with attending board and committee meetings. Pursuant to the Company's Stock Incentive Plan, the Company's nonemployee directors will receive options to purchase 10,000 shares of Class A Common Stock upon their initial appointment. These options will have an exercise price equal to 100% of the fair market value on the date of the grant, and will vest over a five year period (20% each year). The options will expire in ten years, unless (i) the director leaves the Board of Directors for any reason other than disability, death or cause, in which case the director will have three months after termination to exercise his vested options; (ii) the director is dismissed from the Board of Directors for cause, in which case all options will terminate immediately; (iii) the director's service terminates by reason of disability or resignation, in which case the director will have one year after the termination date to exercise vested options; or (iv) the director dies, in which case the director's estate will have one year to exercise vested options.


     Jorge Mas, the Chairman of the Board of Directors, has an option to purchase 100,000 shares of Class A Common Stock at $14.00 per share, the initial offering price per share to the public in the Common Stock Offering. These options are currently exercisable and expire on May 21, 2008.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS


     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Certificate of Incorporation of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by such person in connection with such Proceeding. The Company has entered into, or intends to enter into, agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Certificate of Incorporation. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such persons arising out of or in connection with their service as a director or officer of the Company to the fullest extent permitted by applicable law. In addition, the Company has obtained director and officer liability insurance that insures the Company's directors and officers against certain liabilities.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During its fiscal year ended December 31, 1997, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by certain executive officers of the Company. It is contemplated that the Board of Directors will establish a Compensation Committee consisting of nonemployee directors. See "--Board of Directors."


EXECUTIVE COMPENSATION


     The following table sets forth a summary of compensation for services rendered in all capacities to the Company by the Chief Executive Officer and President and each of the Company's most highly compensated executive officers as to whom the total annual base salary, bonus and other compensation for the fiscal year ended December 31, 1997 exceeded $100,000.


                          SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                             ANNUAL COMPENSATION      COMPENSATION
                                                           -----------------------   -------------
                                                                                       SECURITIES
                                                                                       UNDERLYING
NAME AND PRINCIPAL POSITIONS                       YEAR      SALARY        BONUS      OPTIONS/SARS
-----------------------------------------------   ------   ----------   ----------   -------------
Kevin P. Fitzgerald                               1995      $ 50,000           --    150,000
President and Chief Executive                     1996       150,000     $ 75,000    300,000
Officer(1) ....................................   1997       246,000      150,000        --

Robert G. Warren                                  1995      $ 90,000     $ 50,000    84,650
Senior Vice President, Neff Machinery .........   1996       126,000       40,000        --
                                                  1997       155,000       25,000        --

Peter A. Gladis                                   1995      $ 42,000           --        --
Senior Vice President, Neff Rental(2) .........   1996       145,000     $ 40,000        --
                                                  1997       150,000       75,000        --

Bonnie S. Biumi
Chief Financial Officer(3) ....................   1997            --           --         --

----------------
(1) Mr. Fitzgerald commenced work for the Company in August 1995. He was paid at the rate of $145,000 per year during fiscal year 1995. The salary set forth above for 1995 represents his salary for the five-month period from August to December, 1995.
(2) Mr. Gladis commenced work for the Company in September 1995. He was paid at the rate of $145,000 per year during fiscal year 1995. The salary set forth above represents his salary for the four-month period from September to December, 1997.
(3) Ms. Biumi commenced work for the Company on December 29, 1997. Her annual salary was $175,000.


OPTION GRANTS AND EXERCISES

     The Company did not grant any options to purchase any of its capital stock in 1997 and no options to purchase any of its capital stock were exercised in 1997.


     Pursuant to an option agreement, dated December 1, 1997 between the Company and Mr. Fitzgerald (the "Option Agreement"), options to purchase shares of Class A Common Stock representing 3% of the issued and outstanding Common Stock of the Company for an aggregate purchase price of approximately $1.6 million have been granted to Mr. Fitzgerald. Upon consummation of the Common Stock Offering, Mr. Fitzgerald received options to purchase an additional 207,220 shares of Class A Common Stock, in order to maintain Mr. Fitzgerald's option to purchase 3% ownership interest in the Company. Thereafter no further options will be granted to Mr. Fitzgerald pursuant to the Option Agreement. One-third of Mr. Fitzgerald's options expire on December 1, 2005, one-third expire on December 31, 2005 and the remaining one-third expire on December 31, 2006. These options are not intended to qualify as incentive stock options. In 1998, options to purchase 100,000 shares of Class A Common Stock at $14.00, the initial offering price per share to the public in the Common Stock Offering were granted to Mr. Fitzgerald. These options have a 10 year term. These options are intended to qualify as incentive stock options. All of Mr. Fitzgerald's options are exercisable. Options to purchase 84,650 shares of Class A Common Stock for an aggregate purchase price of $0.5 million have been granted to Mr. Warren. These options are not intended to qualify as incentive stock options and all of these options are exercisable. Mr. Warren's options expire on June 28, 2006.


     Pursuant to the Stock Incentive Plan, options to purchase 10,000 shares of Class A Common Stock at $14.00 per share, the initial offering price per share to the public in the Common Stock Offering were granted to each of Mr. Gladis and Ms. Biumi; options to purchase 20,000 shares of Class A Common Stock were granted to Mr. Warren. These options have a ten year term and are intended to qualify as incentive stock options. These options will vest in equal installments over three years. The Company also issued additional options to purchase an aggregate of approximately 150,000 shares of Class A Common Stock under the Stock Incentive Plan to other employees.


     The following table sets forth information concerning the year-end value of unexercised options held by Messrs. Fitzgerald and Warren:


                         FISCAL YEAR-END OPTION VALUES


                                                                     VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED OPTIONS            "IN-THE-MONEY"
                                    AT FISCAL YEAR END          OPTIONS AT FISCAL YEAR END(1)
                              -------------------------------   ------------------------------
NAME                           EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                          -------------   ---------------   -------------   --------------
Kevin P. Fitzgerald,
Chief Executive Officer
and President .............      450,000                 --      $4,696,990           --

Robert G. Warren,
Senior Vice President,
Neff Machinery ............       84,650                 --      $  682,918           --

Peter A. Gladis,
Senior Vice President,
Neff Rental ...............           --                 --              --           --

Bonnie S. Biumi, Chief
Financial Officer .........           --                 --              --           --

----------------
(1) Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. For the purposes of this calculation, the assumed fair market value of the Class A Common Stock is $14.00, the public offering price per share for the Common Stock Offering.


     Mr. Fitzgerald also has certain rights to cause the Company to register Class A Common Stock issued to him upon exercise of his options. At any time during the period from December 1, 1995 until December 1, 2010 (the "Registration Period") Mr. Fitzgerald may make one demand upon the Company and require it to register any shares of Class A Common Stock issued to him upon exercise of his options. If the Company files a registration statement to register Class A Common Stock during the Registration Period, Mr. Fitzgerald may demand that the Company include any shares of Class A Common Stock issued to him upon exercise of his options in such registration statement. Mr. Fitzgerald has agreed to waive any rights he may have to register any shares of Class A Common Stock prior to the Common Stock Offering or to demand an offering within 180 days of the closing of the Common Stock Offering.


LONG-TERM INCENTIVE PLAN AWARDS


     Effective January 1, 1997, the Company adopted a phantom stock plan (the "Phantom Stock Plan"). The Phantom Stock Plan is designed to reward employees for improvements in the Company's performance. Pursuant to the terms of this plan, employees are eligible to receive individual units representing a hypothetical share of the Company's Common Stock (a "Phantom Share"). Each Phantom Share is assigned a value on the date granted as determined by the administrator of the Phantom Stock Plan. The difference between the greater of either (i) the calculated share value of the Phantom Share on the date redeemed by the employee as determined pursuant to a formula set forth in the Phantom Stock Plan or (ii) the average closing price of the Class A Common Stock as quoted on the New York Stock Exchange for the previous 30 trading days, and the value assigned on the date of grant represents the cash award the employee is entitled to receive on the redemption date. The Phantom Shares generally vest over five years and must be redeemed by the Company within one year of vesting.



     The following table sets forth awards made in 1997 under the Phantom Stock Plan to the officers named in the Summary Compensation Table above.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                   NUMBER OF SHARES, UNITS     PERFORMANCES OR OTHER PERIOD
NAME                                                   OR OTHER RIGHTS          UNTIL MATURATION OR PAYOUT
----                                              -------------------------   -----------------------------
Kevin P. Fitzgerald,
Chief Executive Officer and President .........                 --                         --

Robert G. Warren,
Senior Vice President, Neff Machinery .........                 --                         --

Peter A. Gladis,                                                              Phantom Shares vest in equal
Senior Vice President, Neff Rental ............             25,000(1)         installments over 5 years

Bonnie S. Biumi,                                                              Phantom Shares vest in equal
Chief Financial Officer .......................             25,000(2)         installments over 3 years

----------------
(1) Phantom Share assigned value at date of grant was $9.00.
(2) Phantom Share assigned value at date of grant was $10.50.


     The Company made an additional grant of 25,000 Phantom Shares to Mr. Gladis in 1998. These Phantom Shares vest in equal installments over three years and have an assigned value of $11.50 per Phantom Share as of the date of grant.


COMPANY COMPENSATION AND BENEFITS


     SALARY AND BENEFITS. The Company established annual base salaries for Messrs. Warren and Gladis and Ms. Biumi in the amounts of $160,000, $185,000 and $175,000 respectively, effective upon the closing of the Common Stock Offering. The Company also intends to establish an annual bonus plan for executive officers and other key employees under which bonuses will be paid based on sales increases, increases in earnings per share and return on equity. The Company will provide medical and dental benefits, life and disability insurance, vacation and holidays, and will implement the other benefit plans described below.


INCENTIVE STOCK PLAN


     Under the Company's Incentive Stock Plan (the "Incentive Stock Plan"), designated officers, employees and consultants of the Company will be eligible to receive awards in the form of stock options, stock appreciation rights, restricted stock grants, performance awards or dividend equivalent rights. The Incentive Stock Plan is intended to promote the long-term financial interests of the Company by encouraging employees to acquire an ownership position in the Company and to provide incentives for employee performance. The Incentive Stock Plan, which is expected to be approved by the Board of Directors, will be effective upon consummation of the Common Stock Offering.


     An aggregate of 1,000,000 shares of Class A Common Stock will be reserved for issuance under the Incentive Stock Plan, subject to adjustment in the event of a stock split, stock dividend or other change in the Class A Common Stock or the capital structure of the Company. In the aggregate, not more than one-third of these shares may be made the subject of restricted Class A Common Stock awards. In addition, no individual may be granted options or awards in respect of more than 300,000 shares in one year.


     The Incentive Stock Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Incentive Stock Plan, the Compensation Committee will be authorized to determine who may participate in the Incentive Stock Plan, the number and types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Compensation Committee will have the exclusive power to interpret the Incentive Stock Plan and to adopt such rules and regulations as it may deem necessary or appropriate for purposes of administering the plan. Subject to certain limitations, the Board of Directors will be authorized to amend, modify or terminate the Incentive Stock Plan to meet any changes in legal requirements or for any other purpose permitted by law.


     STOCK OPTIONS. Under the Incentive Stock Plan, the Committee is authorized to grant options to purchase shares of Class A Common Stock, including options qualifying as "incentive stock options" ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that do not so qualify ("NSOs") to employees as additional compensation for their services to the Company. Options granted will be subject to adjustment in the event of a stock split, stock dividend or other change in the Class A Common Stock or the capital structure of the Company.


     Options shall be exercisable over such period as may be determined by the Compensation Committee, but no stock option may be exercised after ten years from the date of grant. Options may be exercisable in installments and upon such other terms as determined by the Compensation Committee. Options will be evidenced by option agreements. No option may be transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The purchase price of Class A Common Stock subject to an ISO shall not be less than 100% of the Fair Market Value (as defined in the Incentive Stock Plan) of such Class A Common Stock on the date of grant, (110% in the case of an ISO granted to an individual holding more than 10% of the Company's capital stock). Such purchase price shall be paid in full in cash, Class A Common Stock or a combination of both.


     STOCK APPRECIATION RIGHTS. Under the Incentive Stock Plan, the Compensation Committee also may grant stock appreciation rights either in tandem with an option or alone. Stock appreciation rights granted in tandem with a stock option may be granted at the same time as the stock option or at a later time. A stock appreciation right shall entitle the participant to receive from the Company an amount payable in cash, in shares of Class A Common Stock or in a combination of cash and Class A Common Stock, equal to the positive difference between the fair market value of a share of Class A Common Stock on the date of exercise and the grant price, or such lesser amount as the Compensation Committee may determine.


     RESTRICTED STOCK AWARDS. Under the Incentive Stock Plan, the Compensation Committee may grant shares of restricted Class A Common Stock, which are subject to forfeiture under such conditions and for such period of time (not less than one year) as the Compensation Committee may determine. The Compensation Committee shall determine the conditions or restrictions of any restricted Class A Common Stock awards, which may include restrictions on transferability, requirements of continued employment, individual performance or the Company's financial performance.

     PERFORMANCE AWARDS. The Compensation Committee in its discretion may grant awards of performance units or performance shares to an employee contingent upon the attainment of a specified objective during a specified period of time. Performance units may be denominated in shares of Class A Common Stock or a specified dollar amount and are contingent upon attainment of the specified performance objectives within the specified period of time. Performance shares will be awarded in the form of shares of Class A Common Stock. The Compensation Committee will determine the total number of performance shares subject to an award, the terms and the time at which the performance shares will be issued. Performance shares may not be sold, transferred, assigned, pledged or otherwise encumbered so long as such performance shares remain restricted.


     DIVIDEND EQUIVALENT RIGHTS. Dividend equivalent rights, defined as a right to receive all or some portion of the cash dividends that are or would be payable with respect to shares of Class A Common Stock, may be awarded in tandem with stock options or other awards under the Incentive Stock Plan. The Committee will determine the terms and conditions of these rights. The rights may be paid in cash or shares or a combination of both.


     EFFECT OF CHANGE IN CONTROL. The Incentive Stock Plan provides for the acceleration of certain benefits in the event of a "Change in Control" of the Company. A Change in Control will be deemed to have occurred if either (i) any person or group other than the Mas brothers acquires beneficial ownership equivalent to 30% of the voting securities of the Company; (ii) individuals who are directors as of the closing of the Common Stock Offering, or individuals who became directors after being approved by two-thirds of such individuals (and other directors previously so approved) cease to constitute at least two-thirds of the members of the Board of Directors; and (iii) the consummation of certain mergers, the sale of substantially all of the assets of the Company or a complete liquidation or dissolution of the Company.


401(K) PLAN


     The Company maintains a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to employees of the Company and to permit employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Code. Subject to legal limitations, participants may elect, by salary reduction, to have 401(k) contributions of 1% to 15% of their compensation made to their accounts. The Company may make discretionary profit sharing contributions on behalf of participants based on the participant's contribution amounts. Participants in the 401(k) Plan always have a 100% vested and nonforfeitable interest in the value of their 401(k) contributions. In certain circumstances, participants may receive loans and hardship withdrawals from their accounts in the 401(k) Plan.


LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION


     The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The Company's Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

     The Certificate of Incorporation provides mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of June 19, 1998, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A Common Stock; (ii) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Class B Common Stock; (iii) each director of the Company and each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, (i) each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder and (ii) has the same address as the Company.



                                        NUMBER OF SHARES                     NUMBER OF SHARES
                                           OF CLASS A           PERCENT OF      OF CLASS B     PERCENT OF
                                          COMMON STOCK         CLASS OWNED     COMMON STOCK    CLASS OWNED
                                     ----------------------   ------------- ----------------- ------------
Jorge Mas ..........................       3,802,744(1)            17.9%           --               --
Juan Carlos Mas ....................       2,381,303(1)            11.3            --               --
Jose Ramon Mas .....................       2,381,303(1)            11.3            --               --
GE Capital .........................       5,100,000(2)            24.1     5,100,000              100%
Santos .............................         900,000(3)             4.3            --               --
Santos Capital .....................       1,500,000(4)             7.1            --               --
Kevin P. Fitzgerald ................         757,220(1)(5)          3.5            --               --
Robert G. Warren ...................         111,150(6)               *            --               --
Peter A. Gladis ....................          14,000(7)               *            --               --
Bonnie S. Biumi ....................          13,000(8)               *            --               --
All executive officers and directors
 as a group (7 persons) ............       9,469,720               44.5%           --               --

----------------
 *   Less than 1%.
(1)  Does not include shares beneficially owned through Santos or Santos
     Capital.

(2) The amount shown includes shares owned by GECFS, Inc., an affiliate of GE Capital. All of these shares are convertible into Class A Common Stock. The amount shown includes 1,500,000 shares of Class B Common Stock subject to an option held by Santos Capital. Santos Capital has agreed to convert these shares to Class A Common Stock upon exercise. GE Capital's and GECFS, Inc.'s address is: 777 Long Ridge Road, Building B, First Floor, Stamford, CT., 06927.

(3) Santos is beneficially owned by Jorge Mas, Juan Carlos Mas, Jose Ramon Mas and Kevin P. Fitzgerald.

(4) The amount shown includes an option currently exercisable by Santos Capital, an affiliate of Santos, to purchase 1,500,000 shares of Common Stock from GE Capital. Santos Capital is beneficially owned by Jorge Mas, Juan Carlos Mas, Jose Ramon Mas and Kevin P. Fitzgerald.

(5) The amount shown consists of shares covered by options currently exercisable by Mr. Fitzgerald.

(6) The amount shown includes 84,650 shares covered by options currently exercisable by Mr. Warren and 20,000 shares covered by options which will not be exercisable within the next sixty days.

(7) The amount shown includes 10,000 shares covered by options which will not be exercisable within the next sixty days.

(8) The amount shown includes 10,000 shares covered by options which will not be exercisable within the next sixty days.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS


MASTEC, INC.

     MasTec, Inc., an affiliate of the Company controlled by the Mas family, purchases and leases construction equipment from the Company. During the years ended December 31, 1996 and 1997, revenues from MasTec, Inc. amounted to approximately $1.5 million and $0.7 million, respectively. The Company believes that these payments were substantially equivalent to the payments that would have been made between unrelated parties acting at arm's length.


ATLANTIC REAL ESTATE HOLDINGS CORPORATION

     In May 1997, the Company acquired six properties that it previously leased from Atlantic Real Estate Holdings Corp., an affiliate of the Company owned by Jorge Mas, Juan Carlos Mas and Jose Ramon Mas, for approximately $13.9 million. The Company operated its Miami, West Palm Beach, Fort Myers, Orlando, Pompano Beach and Tampa equipment rental and dealership locations at these properties. The Company does not intend to acquire any other assets owned by the Mas family.


GE CAPITAL, SANTOS AND SANTOS CAPITAL

     The Company and GE Capital have entered into a registration rights agreement with respect to the Class B Common Stock held by GE Capital (the "GE Capital Shares"). The registration rights agreement provides that GE Capital may, after the earlier of (i) December 29, 1998 or (ii) an initial public offering of the Company's Common Stock and subject to certain limitations, make two demand registrations with respect to all or part of the GE Capital Shares. The GE Capital Shares being registered must be converted to shares of Class A Common Stock prior to registration. The registration rights agreement also provides GE Capital with piggyback registration rights with respect to certain registration statements filed by the Company. In any registration, the Company must pay the registration expenses of GE Capital, excluding GE Capital's legal fees, underwriting commissions and discounts. The Company has agreed to indemnify GE Capital against certain liabilities under the Securities Act in connection with the registration of the GE Capital Shares.

     In 1998, GE Capital and the Company consummated a series of transactions pursuant to which GE Capital (i) exchanged its 800,000 shares of the Company's Series B Preferred Stock and 800,000 shares of Series C Preferred Stock for 6,000,000 shares of the Company's Class B Common Stock and (ii) sold 900,000 shares of Class B Common Stock to Santos, which Santos then converted into Class A Common Stock. Santos Capital purchased an option from GE Capital to acquire an additional 1,500,000 shares of Common Stock, exercisable for a period of 18 months. The $16.5 million purchase price for the shares of Class A Common Stock was paid in part by the delivery by Santos of a promissory note to GE Capital for $11.5 million. This promissory note is secured by the shares of Class A Common Stock Santos purchased from GE Capital.

     In response to concerns raised by John Deere regarding the size of GE Capital's equity interest in the Company, GE Capital and the Company have entered into the Standstill Agreement which provides that, subject to certain exceptions, GE Capital and its affiliates will maintain their equity interest in the Company below 25% during the period ending October 29, 1999, and will maintain their equity interest below 20% during the period from October 29, 1999 until Neff Machinery is no longer a dealer for John Deere or certain other conditions are satisfied. Santos has agreed to exercise its option to acquire Company stock from GE Capital if necessary to reduce GE Capital's equity ownership to these levels. GE Capital has also agreed that it will not seek to obtain control of or exercise influence over the Company.

     Santos, Santos Capital and the Company have entered into a registration rights agreement with respect to the shares of Class A Common Stock held by Santos and Santos Capital. The terms of this agreement are substantially equivalent to the terms of the registration rights agreement for GE Capital and the Company.


PEP CONSULTING

     PEP Consulting receives a consultant fee of $5,663 per month for services rendered to Neff Rental. The owner of PEP Consulting, Jose Perez, was a director of Neff Rental from December 1995 until October 1997.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, $.01 par value, 20,000,000 shares of Class B Common Stock, $.01 par value, and 1,000,000 shares of Series B Junior Participating Preferred Stock, $.01 par value (the "Series B Junior Preferred Stock"). Upon completion of the Common Stock Offering, there will be issued and outstanding 16,065,350 shares of Class A Common Stock, 5,100,000 shares of Class B Common Stock, and no shares of Series B Junior Participating Preferred Stock. In addition, 1,741,870 shares of Class A Common Stock have been reserved for issuance in connection with the grant of options to purchase Class A Common Stock, and 5,100,000 shares have been reserved in connection with the conversion of Class B Common Stock.


COMMON STOCK


     The Company's Class A Common Stock and Class B Common Stock are equal in all respects except for dividend and liquidation rights and conversion rights of the Class B Common Stock, as discussed more fully below. Immediately upon consummation of the Common Stock Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.


     VOTING RIGHTS; CONVERSION OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK. The holders of Class A and Class B Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Class A and Class B Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock present at a meeting at which a quorum is present are able to elect all of the Company's directors eligible for election in a given year. Shares of Class B Common Stock are convertible into shares of Class A Common Stock, in whole or part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of any increase or reduction in the number of shares of Class A Common Stock, or the exchange of Class A Common Stock for a different number or kind of securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, stock split or reverse stock split, change in corporate structure or otherwise, the number of shares of Class B Common Stock and the liquidation preference of each share thereof will be proportionately increased or reduced, as appropriate. The Company is obligated to at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding shares of Class B Common Stock. Class A Common Stock has no conversion rights.


     LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Company, after satisfaction of all the Company's liabilities and the payment of the liquidation preference of any Preferred Stock that may be outstanding, the holder of each share of Class B Common Stock is entitled to receive before any distribution or payment is made upon any other capital stock of the Company, an amount in cash equal to $11.67. The holders of Class B Common Stock shall not be entitled to any further payment. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Class A Common Stock are entitled to share pro rata in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all the Company's liabilities and the payment of the liquidation preference of any Preferred Stock that may be outstanding and the payment of the liquidation preference to holders of Class B Common Stock described above.


     DIVIDEND RIGHTS. Holders of the Class A Common Stock and the Class B Common Stock are entitled to receive ratably such dividends, if any, as are declared by the Company's Board of Directors out of funds legally available for that purpose, subject to the preferential rights of any holder of Preferred Stock that may from time to time be outstanding. The terms of the Company's credit facilities, and the Indenture limit the Company's ability to pay dividends on the Common Stock. See "--Preferred Stock."

     OTHER PROVISIONS. The holders of Class A Common Stock and Class B Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, and there are no redemptive or sinking fund provisions applicable to the Class A Common Stock and Class B Common Stock.

     REGISTRATION RIGHTS. The Company is a party to agreements pursuant to which GE Capital, the Mas family, Santos, Santos Capital and Mr. Fitzgerald have the right, among other matters, to require the Company to register their shares of Class A Common Stock under the Securities Act under certain circumstances. These rights cover approximately 15,122,570 shares of Class A Common Stock. See "Management--Company Compensation and Benefits" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


PREFERRED STOCK

     The Certificate of Incorporation authorizes the Company's Board of Directors to issue Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock that may be outstanding, preferences, powers and rights (including voting rights) senior to the rights of the holders of Class A Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     The Board of Directors has established a class of Preferred Stock designated Series B Junior Preferred Stock, consisting of 1,000,000 shares. The Series B Junior Preferred is reserved for issuance in connection with the Stockholders' Rights Plan. See "--Stockholders' Rights Plan."


DELAWARE LAW AND CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS


     The Certificate of Incorporation, the Company's By-Laws and Section 203 of the DGCL contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

     BUSINESS COMBINATIONS. The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions,
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) upon consummation of such transaction, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by
(x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); (ii) the business combination is, or the transaction in which such person became an interested stockholder was, approved by the board of directors of the corporation before the stockholder became an interested stockholder; or (iii) the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder; an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock other than a person who owned such shares on December 23, 1987. An interested stockholder who became an interested stockholder at a time when the restrictions of Section 203 did not apply to the corporation shall not be subject to such restrictions.

     BOARD OF DIRECTORS AND RELATED PROVISIONS. The Certificate of Incorporation provides that the number of directors of the Company shall be fixed from time to time by a resolution of a majority of the

Board of Directors of the Company. The Certificate of Incorporation provides that the Board of Directors shall have no less than three and no more than 11 members and shall be divided into three classes. The members of each class of directors will serve for staggered three-year terms. Thereafter, the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors by action of the stockholders of the Company. The holders of a majority of the Series A Preferred Stock, voting separately as a single class in the election of directors of the Company, with each share of Series A Preferred Stock entitled to one vote, have the right to elect one member of the Board of Directors, as well as certain other rights to elect directors if the Company does not declare and pay dividends on the Series A Preferred Stock, as described above. See "Description of Capital Stock--Preferred Stock." In accordance with the DGCL, directors serving on classified boards of directors may only be removed from office for cause. Vacancies on the Board of Directors may be filled by a majority of the remaining directors, or by the sole remaining director or by the stockholders. The Certificate provides that stockholders may take action by the written consent of 662/3% of the stockholders, and that a special meeting of stockholders may be called only by the Board of Directors. The By-Laws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.


     AUTHORIZED AND UNISSUED PREFERRED STOCK. Upon consummation of the Common Stock Offering, there will be 18,350,000 authorized and unissued shares of Preferred Stock. The Company's Certificate of Incorporation authorizes the Board of Directors to issue one or more series of Preferred Stock and to establish the designations, powers, preferences and rights of each series of Preferred Stock. The existence of authorized and unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. See "--Preferred Stock."


     SPECIAL MEETINGS OF STOCKHOLDERS. The By-Laws provide that special meetings of the stockholders of the Company may be called only by the Board of Directors of the Company, the Chairman of the Board of the Company or the President of the Company. This provision will render it more difficult for stockholders to take action opposed by the Board of Directors.


     INDEMNIFICATION. The Certificate of Incorporation provides that the Company shall indemnify each director, officer, employee or agent of the Company to the fullest extent permitted by law. The Certificate of Incorporation limits the liability of the Company's directors and stockholders for monetary damages in certain circumstances. The Certificate of Incorporation also provides that the Company may purchase insurance on behalf of the directors, officers, employees and agents of the Company against certain liabilities they may incur in such capacity, whether or not the Company would have the power to indemnify against such liabilities.


STOCKHOLDERS' RIGHTS PLAN


     On May 21, 1998, the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Class A Common Stock, without par value (the "Common Shares"), of the Company. The dividend was payable to the stockholders of record on May 21, 1998 (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Preferred Stock, without par value (the "Preferred Shares"), of the Company (the "Purchase Price"), subject to adjustment. The description and terms of the Rights will be set forth in a Rights Agreement (the "Rights Agreement") between the Company and a Rights Agent (the "Rights Agent").


     Initially, the Rights will be attached to all certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares upon the earliest to occur of (i) the date of a public announcement that, without the prior consent of a majority of the members of the Board of Directors, a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer (as defined) or except for certain transactions by Grandfathered Stockholders (as defined in the Rights Agreement) including the Mas Family, Mr. Fitzgerald, Santos, Santos Capital or GE Capital, and certain of their affiliates) or (ii) 10 days (or such later date as the Board may determine) following the commencement or announcement of an intention to make a tender or exchange offer, the consummation of which would result in a person or group becoming an Acquiring Person (as defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person." The date that a person or group announces publicly that it has become an Acquiring Person is the "Shares Acquisition Date."


     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.


     The Rights are not exercisable until the Distribution Date and will expire on the tenth anniversary of the Record Date unless earlier redeemed by the Company as described below.


     In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer which is for all outstanding Common Shares at a price and on terms which a majority of the members of the Board of Directors determines to be adequate and in the best interests of the Company and its stockholders, other than such Acquiring Person, its affiliates and associates (a "Permitted Offer")), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon exercise the number of units of one one-thousandth of a Preferred Share (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.


     In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power or (ii) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any Affiliate or Associate thereof, or any other person in which such Acquiring Person, Affiliate or Associate has an interest, or any person acting on behalf of or in concert with such Acquiring Person, Affiliate or Associate, or, if in such transaction all holders of Common Shares are not treated alike, any other person, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.


     The Purchase Price payable, and the number of Preferred Shares, Common Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).


     The number of outstanding Rights and the Purchase Price payable are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.


     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share; thereafter, and after the holders of the Common Shares receive a liquidation payment of $1.00 per share, the holders of the Preferred Shares and the holders of the Common Shares will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each Preferred Share and Capital Share so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to six full quarterly dividends or more, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Shares until all cumulative dividends on the Preferred Shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.


     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.


     At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the Common Shares, the Board of Directors of the Company may exchange the Rights (other than the Rights owned by the Acquiring Person or its Associates and Affiliates, which shall have become void) at an exchange ratio of one Common Share per Right (subject to adjustment).


     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board of Directors. Additionally, following the Shares Acquisition Date, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Shares are treated alike but not involving an Acquiring Person or Transaction Person or any Affiliates or Associates thereof. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


     All of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.


     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Company, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.


     Each outstanding Common Share on the Record Date will receive one Right. As long as the Rights are attached to the Common Shares, the Company will issue one Right with each new Common Share so that all such shares will have attached rights. 1,000,000 Preferred Shares will be reserved for issuance upon exercise of the Rights.


     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on (i) the Rights being redeemed; (ii) a substantial number of Rights being acquired or (iii) that the offer will be deemed a "Permitted Offer" under the Rights Agreement. However, the Rights should not interfere with any merger or other business combination in connection with a Permitted Offer or that is approved by the Company because the Rights are redeemable under certain circumstances.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Class A Common Stock is First Union National Bank. The Company has not appointed a transfer agent for the Class B Common Stock.


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

                        DESCRIPTION OF CREDIT FACILITIES


     On May 1, 1998, the Company amended and restated its $250 million revolving credit facility with a syndicate of Lenders and Bankers Trust Company, as agent (the "Senior Credit Facility," and, as amended and restated, the "New Credit Facility"). On June 30, 1998, the revolving credit facility was increased to $300 million. Each of Neff, Neff Rental and Neff Machinery can borrow, repay and reborrow funds under the New Credit Facility for general corporate purposes. The New Credit Facility terminates on April 30, 2003. Credit facilities with syndicates of lenders and GE Capital, as agent, have been the Company's principal source of liquidity since December 1995.


     The Company's New Credit Facility allows borrowings based upon eligible accounts receivable, rental fleet and inventory amounts. The interest rates on balances outstanding under the New Credit Facility will vary based upon the leverage ratio maintained by the Company and range from Prime rate or LIBOR plus 1.00% to Prime plus 1.25% or LIBOR plus 2.25%. The interest rate as of May 22, 1998 was Prime plus .875% or LIBOR plus 1.875%. The New Credit Facility is secured by substantially all of the Company's assets and contains various restrictive covenants which, among other things, place restrictions on indebtedness, require the Company to maintain certain interest coverage and leverage ratios and place certain restrictions on payment of dividends.


     The terms and conditions of the indebtedness of the Company under the above facilities impose restrictions that prohibit the Company from taking certain actions without the prior written consent of the members of the syndicate, including but not limited to merging with another company, incurring certain kinds of indebtedness, changing the Company's capital structure, selling assets other than in the ordinary course of business and declaring dividends. See "Risk Factors--Dependence on Additional Capital for Future Growth; Reliance on Credit Facilities."

                            DESCRIPTION OF THE NOTES


     The Old Notes were and the New Notes will be issued under an indenture (the "Indenture"), dated as of May 28, 1998 by and among the Company, the Guarantors and State Street Bank and Trust Company, as Trustee (the "Trustee") a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain provisions relating to additional interest to be paid to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer.


     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.


     The Old Notes are and the New Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.


     The Old Notes were issued and the New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers, and for all purposes of this Description of Notes, all references herein to "Notes" shall be deemed to refer collectively to the Old Notes and any New Notes, unless the context otherwise requires.


PRINCIPAL, MATURITY AND INTEREST


     The Old Notes (and the New Notes) are limited in aggregate principal amount to $200.0 million, of which $100.0 million was issued in the Private Debt Offering and will mature on June 1, 2008. Additional amounts may be issued in one or more series from time to time, subject to limitations set forth under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness" and restrictions contained in the Credit Agreement. Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semiannually in cash on each June 1 and December 1 commencing on December 1, 1998, to the persons who are registered Holders at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Registered Holders of New Notes on the relevant record date for the first interest payment date following consummation of the Exchange Offer will receive interest accruing from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof for New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer. The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION


     OPTIONAL REDEMPTION. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after June 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:


   YEAR                                PERCENTAGE
   ----                                ----------
   2003 .........................       105.125%
   2004 .........................       103.417%
   2005 .........................       101.708%
   2006 and thereafter ..........       100.000%

     OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to June 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 30% of the sum of (i) the initial aggregate principal amount of the New Notes and the Old Notes which were not tendered for exchange and (ii) the respective initial aggregate principal amount of the Notes issued under the Indenture after the Issue Date, at a redemption price equal to 110.250% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that at least 70% of the sum of (i) the aggregate principal amount of the New Notes and the Old Notes which were not tendered for exchange and (ii) the respective initial aggregate principal amount of Notes issued under the Indenture after the Issue Date remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.


     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock (other than the Common Stock Offering) of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.


SELECTION AND NOTICE OF REDEMPTION


     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part, PROVIDED, FURTHER, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.


SUBORDINATION


     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt whether outstanding on the Issue Date or thereafter incurred, including, without limitation, the Company's obligations under the Credit Agreement. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.


     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).


     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.


     As of March 31, 1998, on a pro forma basis after giving effect to the Richbourg Acquisition, the Argentina Acquisition, the Offering and the Common Stock Offering and the application of the estimated net proceeds therefrom, the Company would have had Senior Debt of approximately $203.9 million. See "Risk Factors--Subordination of the Notes and Guarantees; Asset Encumbrances."


GUARANTEES


     Each Guarantor unconditionally guarantees, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees of the Old Notes are, and the New Notes will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor, determined in accordance with GAAP.


     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock (or all or substantially all of the assets) of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be released.


     Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company, for the periods presented in the financial statements included herein, are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.


CHANGE OF CONTROL


     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The Indenture will provide that the Company is not required to make a Change of Control Offer if a third party makes a Change of Control Offer that would be in compliance with the provisions described in this section if it were made by the Company and such third party purchases (for the consideration referred to in the immediate preceding sentence) the Notes validly tendered and not withdrawn.



     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all such other Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.


     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.


     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. This right, as well as restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales, may make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.


     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.


CERTAIN COVENANTS


     The Indenture contains, among others, the following covenants:


     LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0 if such date of incurrence is on or prior to June 1, 2000 and greater than 2.25 to 1.0 thereafter. For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitations on Liens" covenant described below shall not be treated as Indebtedness.


     LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock,

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a),
(b) (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of the following amounts (without duplication): (1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus
(2) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or any options, warrants or other rights to acquire Qualified Capital Stock of the Company; plus (3) 100% of the aggregate net cash proceeds received subsequent to the Issue Date by the Company from any Person (other than a Subsidiary of the Company) from the issuance or sale of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus (4) 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock; plus (5) an amount equal to the net reduction in Investment made pursuant to this first paragraph of the "Limitation on Restricted Payments" covenant in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries valued in each case as provided in the definition of "Investments," not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person.


     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of notice of such irrevocable redemption if the dividend or redemption would have been permitted on the date of declaration or the giving of such irrevocable redemption notice; (2) if no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any options, warrants or other rights to acquire Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company and other than the Common Stock Offering) of shares of Qualified Capital Stock of the Company, or any options, warrants or other rights to acquire Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any options, warrants or other rights to acquire Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company and other than the Common Stock Offering) of (A) shares of Qualified Capital Stock of the


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Company or any options, warrants or other rights to acquire Qualified Capital
Stock of the Company, or (B) Refinancing Indebtedness; (4) if no Default or Event of Default shall have occurred and be continuing, the redemption at maturity of, or the payment of dividends in the form of additional shares of Preferred Stock on the Series A Preferred Stock to the extent required pursuant to the terms thereof or the payment of cash dividends on the Series A Preferred Stock in an amount not to exceed $1.0 million in any fiscal year; and (5) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $1.0 million in any calendar year. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(A), (4) and
(5) shall be included in such calculation.


     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.


     LIMITATION ON ASSET SALES. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 70% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt or Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses
(iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and
(iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).


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     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.


     Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; PROVIDED that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.


     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.


     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.


     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) the Credit Agreement; (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; (8) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;
(9) any agreement or instrument governing Capital Stock of any Person that is acquired; or (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4),(5) or (6) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their


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

reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4), (5) or (6), respectively.


     LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.


     LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Liens securing Guarantor Senior Debt; (C) Liens securing the Notes and the Guarantees; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; PROVIDED, HOWEVER, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.


     PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT. The Company will not incur or suffer to exist Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.


     MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such


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

transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.


     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.


     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.


     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a PRO FORMA basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (iv) of the first paragraph of this covenant.


     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5,000,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,500,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a


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

favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.


     (b) The restrictions set forth in clause (a) above shall not apply to (i) reasonable fees and compensation paid to, loans or advances to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any payments or transactions pursuant to agreements in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) Restricted Payments permitted by the Indenture; and (v) any Investments by an Affiliate of the Company in the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company.


     ADDITIONAL SUBSIDIARY GUARANTEES. If the Company or any Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, any property with a fair market value of $500,000 or more to any Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another domestic Restricted Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other domestic Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.


     CONDUCT OF BUSINESS. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.


     REPORTS TO HOLDERS. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, at all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) October 28, 1998, in either case notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act for so long as any Notes are outstanding. The Company will also comply with the other provisions of TIA /section/ 314(a).


EVENTS OF DEFAULT


     The following events are defined in the Indenture as "Events of Default":


     (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);


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

     (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);


     (iii) default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);



     (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $5,000,000 or more at any time;


     (v) one or more judgments in an aggregate amount in excess of $5,000,000 shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;


     (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or


     (vii) any of the Guarantees of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or any of such Guarantors denies its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).


     If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.


     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.


     The Holders of a majority in principal amount of the then outstanding Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.


     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.


     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the


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Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of the proceeds of which will be used to defease the Notes) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of the proceeds of which will be used to defease the Notes) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.



SATISFACTION AND DISCHARGE


     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company


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

has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.



MODIFICATION OF THE INDENTURE


     From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;
(vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.



GOVERNING LAW


     The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.



THE TRUSTEE


     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.


     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.


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CERTAIN DEFINITIONS


     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.


     "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.


     "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.


     "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.


     "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets," (iii) disposals or replacements of obsolete or outdated equipment in the ordinary course of business and (iv) the sale or discount, in each case without recourse (other than recourse for a breach of a representation or warranty), of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof in the ordinary course of business and not as part of a financing transaction.


     "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.


     "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.


     "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and,


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

for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.


     "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.


     "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;
(v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and
(vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.


     "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) (other than to the Permitted Holders); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders(s)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.


     "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.


     "COMMON STOCK OFFERING" means the initial public offering of the Company's Class A Common Stock, including the exercise of the over-allotment option, if any, pursuant to the Registration Statement on Form S-1 (333-48077), originally filed on March 17, 1998, as amended, modified or supplemented.


     "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been


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reduced thereby, (A) all income taxes of such Person and its Restricted
Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges LESS any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.


     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.


     "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.


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     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations,
(c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.


     "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom (a) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio only, after-tax gains or losses (net of any related fees and expenses) from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person (in the case that any such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, the portion of net income included therein will be equal to the Company's interest in such Restricted Subsidiary), (f) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio only, any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.


     "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person, PROVIDED that the Consolidated Net Worth of any Person shall exclude the effect of any non-cash charges relating to the acceleration of stock options or similar securities of such Person or another Person with which such Person is merged or consolidated.


     "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).


     "CREDIT AGREEMENT" means the Credit Agreement dated as of May 1, 1998, among the Company, Neff Rental, Inc., Neff Machinery, Inc., the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings


                                       93
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thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.


     "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.


     "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.


     "DESIGNATED SENIOR DEBT" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.


     "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.


     "ELIGIBLE ACCOUNTS" has the meaning specified in the Credit Agreement.


     "ELIGIBLE FINANCED EQUIPMENT" has the meaning specified in the Credit Agreement.


     "ELIGIBLE PARTS INVENTORY" has the meaning specified in the Credit
Agreement.


     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.


     "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith (which determination shall be conclusive) and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.


     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees and expenses incurred in connection with any financings or any other permitted incurrence of Indebtedness and (ii) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.


     "GUARANTOR" means (i) each of Neff Rental, Inc. and Neff Machinery, Inc. and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.


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     "GUARANTOR SENIOR DEBT" means with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of such Guarantor under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (including guarantees thereof) and (z) all obligations (including guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Restricted Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (excluding purchase money indebtedness to equipment manufacturers), (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture), (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.


     "INDEBTEDNESS" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause
(viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined


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

pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Indebtedness shall not include any liability for (i) federal, state, local or other taxes, (ii) endorsements or negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (iii) any indebtedness that has been defeased or satisfied in accordance with the terms of the documents governing such indebtedness.


     The amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.


     "INDEPENDENT FINANCIAL ADVISOR" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.


     "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.


     "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company (other than all of the Common Stock of such Restricted Subsidiary) such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.


     "ISSUE DATE" means the date of original issuance of the Notes.

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     "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).


     "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that either (A) is secured by a Lien on the property or assets sold or (B) is required to be repaid in connection with such Asset Sale (or in order to obtain a consent required in connection therewith), (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, (e) any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause (e) shall become Net Cash Proceeds at such time and to the extent such amounts are released to such Person and (f) a pro rata portion of the amount of cash or Cash Equivalents received by any non-Guarantor Restricted Subsidiary that are held by Persons other than the Company or its Restricted Subsidiaries.


     "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "PARTS INVENTORY" has the meaning specified in the Credit Agreement.


     "PERMITTED HOLDER(S)" means (i) Jorge Mas, Jr., Juan Carlos Mas and Jose Ramon Mas and any of their respective Affiliates, spouses, siblings, lineal descendants or lineal ascendants or any trust for the benefit of such persons,
(ii) General Electric Capital Corporation and GECFS, Inc. and their Affiliates,
(iii) Kevin P. Fitzgerald, (iv) Santos Fund L.L.P., Santos Capital Advisors, Inc. and their Affiliates and (v) an entity (a "Holding Company") that owns, directly or indirectly, beneficially or of record, 100% of the ordinary voting power represented by the outstanding Capital Stock of the Company, PROVIDED that no Person or Group (other than a Permitted Holder) becomes the owner, directly or indirectly, beneficially or of record, of more than 50% of the ordinary voting power represented by the outstanding Capital Stock of such Holding Company.


     "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:


          (i) Indebtedness under the Notes, the Indenture and the Guarantees in an aggregate principal amount not to exceed $100.0 million;


          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $350.0 million and (B) the sum of (i) 100% of the net book value of Eligible Financed Equipment of the Company and its Restricted Subsidiaries, (ii) 85% of the book value of the Eligible Accounts of the Company and its Restricted Subsidiaries and (iii) 60% of Parts Inventory of the Company and its Restricted Subsidiaries, reduced in the case of the preceding clause (A) by any required permanent repayments from the application of the use of proceeds from Asset Sales (which in the case of a revolving credit facility are accompanied by a corresponding permanent commitment reduction) thereunder;


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          (iii) other Indebtedness of the Company and its Restricted
     Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;


          (iv) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;


          (v) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;


          (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than the Company, a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement; PROVIDED that if as of any date any Person other than the Company, a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (vi);


          (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien (other than a lien in favor of the lenders or collateral agent under the Credit Agreement); PROVIDED that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company pursuant to this clause (vii);


          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two business days of incurrence;


          (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;


          (x) Refinancing Indebtedness;


          (xi) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries not to exceed $20 million at any one time outstanding;


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          (xii) Indebtedness permitted by clauses (iii) and (xiii) of the definition of "Permitted Investments;"


          (xiii) guarantees of Indebtedness otherwise permitted under the Indenture; and


          (xiv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or, in the case of Indebtedness issued at a discount, an accreted amount (determined in accordance with GAAP)) not to exceed $10.0 million at any one time outstanding (which may, but need not, be incurred in whole or in part under the Credit Agreement).


     For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described in the above clauses, the Company, in its sole discretion shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. Any Permitted Indebtedness initially incurred pursuant to any of the clauses in the preceding paragraph may at any time at the sole discretion of the Company be treated as having been incurred pursuant to any other clause as long as the outstanding amount of such Permitted Indebtedness at the time of any reclassification could be made pursuant to such other clause.


     "PERMITTED INVESTMENTS" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company, (ii) Investments in the Company by any Restricted Subsidiary of the Company; PROVIDED that any Indebtedness evidencing such Investment is unsecured and, to the extent made by a Restricted Subsidiary that is not a Guarantor, subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) Investments in an aggregate amount not to exceed $10 million by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a non-Guarantor Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a non-Guarantor Restricted Subsidiary of the Company, (iv) an Investment in the amount of up to $38.0 million to purchase 51% of the Capital Stock of Sulliar Argentina; (v) investments in cash and Cash Equivalents; (vi) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding; (vii) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers; (ix) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (x) Investments existing on the Issue Date; (xi) guarantees of Indebtedness otherwise permitted under the Indenture, (xii) obligations of one or more officers or other employees of the Company or any of its Restricted Subsidiaries in connection with such officers' or employee's acquisition of shares of Common Stock of the Company so long as no cash is paid by the Company or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations; and (xiii) additional Investments in an aggregate amount that, together with all other Investments made pursuant to this clause
(xiii), does not exceed $25.0 million.


     For purposes of determining compliance with the "Limitation on Restricted Payments" covenant, in the event that an Investment meets the criteria of more than one of the types of Permitted Investments described in the clauses in the preceding paragraph, the Company, in its sole discretion, shall classify such Permitted Investment and only be required to include the amount and type of such Permitted Investment in one of such clauses. Any Permitted Investment initially made pursuant to any of the clauses in the preceding paragraph may at any time at the sole discretion of the Company be treated as having been made pursuant to any other clause as long as the outstanding amount of such Permitted Investment at the time of any reclassification could be made pursuant to such other clause.

     "PERMITTED LIENS" means the following types of Liens:


          (i) Liens for taxes, assessments or governmental charges or claims that are either (a) not yet due or are delinquent for less than ninety days or (b) being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves, if any, as may be required pursuant to GAAP;


          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;


          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;


          (iv) Liens securing (a) letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and any bank's unexercised right of set off with respect to deposits made in the ordinary course and
     (b) indemnity obligations in respect of the disposition of any business or assets of the Company or any Restricted Subsidiary (PROVIDED that the property subject to such Lien does not have a fair market value in excess of the cash or cash equivalent proceeds received by the Company and its Restricted Subsidiaries in connection with such disposition);


          (v) Liens securing indebtedness incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness" owing to John Deere Construction Equipment Company and its Affiliates;


          (vi) judgment Liens not giving rise to an Event of Default;


          (vii) Liens on parts inventory, as incurred in accordance with the Credit Agreement;


          (viii) easements, rights-of-way, municipal ordinances, zoning restrictions and other similar charges, encumbrances, title defects or irregularities not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;


          (ix) any interest or title of a lessor under any Capitalized Lease Obligation; PROVIDED that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;


          (x) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; PROVIDED, HOWEVER, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets (including the cost of design, development, improvement, production, acquisition, construction, installation and integration) and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed (and any improvements) and (B) the Lien securing such Indebtedness shall be created within six months of such acquisition, construction or improvement;


          (xi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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          (xii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;


          (xiii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;


          (xiv) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;


          (xv) Liens securing Indebtedness under Currency Agreements;


          (xvi) any lease or sublease to a third party not interfering in any material respect with the business of the Company and its Restricted Subsidiaries;


          (xvii) Liens placed upon assets of a foreign Restricted Subsidiary of the Company to service Indebtedness of such foreign Restricted Subsidiary that is otherwise permitted under the Indenture and;


          (xviii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; PROVIDED that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.


     "PERSON" means an individual, partnership, corporation, unincorporated organization, association, limited liability company, joint stock company, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.


     "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.


     "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.


     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.


     "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.


     "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix) or (xiv) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any interest or premium required to be paid under the terms of the instrument governing such


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Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.


     "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; PROVIDED that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.


     "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.


     "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.


     "SENIOR DEBT" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (including guarantees thereof) and (z) all obligations (including guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (excluding purchase money indebtedness to equipment manufacturers), (iv) Indebtedness represented by Disqualified Capital Stock,
(v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture), (vii) Indebtedness which, when incurred and without respect


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

to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.


     "SERIES A PREFERRED STOCK" means the 340,907 shares of the Company's Series A cumulative convertible redeemable preferred stock with detachable stock purchase warrant, $.01 par value per share.


     "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.


     "SUBSIDIARY", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.


     "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption of the Notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of the Notes; PROVIDED, HOWEVER, that if the Average Life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life to Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.


     "UNRESTRICTED SUBSIDIARY" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.


     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal,


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

including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.


     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                      EXCHANGE OFFER; REGISTRATION RIGHTS


     Holders of New Notes are not generally entitled to any registration rights with respect to such New Notes. In connection with the initial issuance and sale of the Old Notes, the Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company and the Guarantors agreed that they would, at their cost, for the benefit of the Holders, (i) within 60 days after the Issue Date (the "Filing Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Old Notes for the New Notes, which will have terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) and (ii) to use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company and the Guarantors agreed to offer the New Notes in exchange for surrender of the Old Notes. The Company and the Guarantors will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the Old Notes surrendered to the Company pursuant to the Exchange Offer, the Holder who surrendered such Old Notes will receive a New Note having a principal amount equal to that of the surrendered Old Notes. Interest on each New Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor, and (ii) if the Old Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the Old Notes, from the Issue Date.


     Under existing interpretations of the Commission contained in several no-action letters to third parties, the New Notes will be freely transferable by Holders thereof (other than affiliates of the Company and the Guarantors) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Old Notes for New Notes will be required to represent (i) that any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company or the Guarantors, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Notes and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such New Notes. The Company and the Guarantors will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirement of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes.


     If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company and the Guarantors are not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 190 days of the Issue Date, (iii) in certain circumstances, certain Holders of unregistered Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company or any Guarantor within the meaning of the Securities Act), then in each case, the Company and the Guarantors will
(x) promptly deliver to the Holders and the Trustee written notice thereof and
(y) at their sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).


     If the Company or the Guarantors fail to comply with the above provisions or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Old Notes as follows:


     (i) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is filed with the Commission on or prior to the Filing Date or (B) notwithstanding that the Company and the Guarantors have consummated or will consummate an Exchange Offer, the Company and the Guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Old Notes at a rate of 0.50% per annum, for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or


     (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 150 days after the Issue Date or (B) notwithstanding that the Company and the Guarantors have consummated or will consummate an Exchange Offer, the Company and the Guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 60th day following the date such Shelf Registration Statement was filed, then, commencing on the date after the 60th day following the applicable filing date, Additional Interest shall accrue on the principal amount of the Old Notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

     (iii) If (A) the Company and the Guarantors have not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 60th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Old Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Old Notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 61st day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of
(B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Interest rate on the Old Notes under the foregoing clauses
(i), (ii) and (iii) may not exceed in the aggregate 2.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above),
(2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of New Notes for all Notes tendered (in the case of clause
(iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Old Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Old Notes multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.


     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.



                         BOOK-ENTRY; DELIVERY AND FORM


     The certificates representing the New Notes will be issued in fully registered form. Except as described in the next paragraph, the New Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.


THE GLOBAL NOTES


     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of New Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depository and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.


     So long as DTC, or its nominee, is the registered owner or Holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTCs procedures, in addition to those provided for under the Indenture with respect to the New Notes.


     Payments of the principal of, premium (if any), or interest (including Additional Interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.


     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's sameday funds system in accordance with DTC rules and will be settled in same day funds. If a Holder requires physical delivery of a certificated security ("Certificated Securities") for any reason, including to sell New Notes to persons in states which require physical delivery of the New Notes or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.


     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").


     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performances by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


CERTIFICATED SECURITIES


     If DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

         CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. HOLDERS


     The following is a general discussion of certain United States federal income tax consequences to Non-U.S. Holders of owning and disposing of the Notes. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that, for United States federal income tax purposes, is an individual or entity other than a citizen or individual resident of the United States, a corporation (or other entity taxable as a corporation) or partnership created or organized in or under the laws of the United States or any political subdivision thereof (other than a partnership treated as foreign under U.S. Treasury regulations), an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. persons have the authority to control all of the trust's substantial decisions.


     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were U.S. citizens.


     This discussion does not deal with all aspects of United States federal income taxation that may be relevant to Holders of the Notes in light of their personal circumstances or to certain types of Holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, and persons who have hedged the risk of owning a Note) and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. It is, moreover, based upon the provisions of existing law on the date hereof, including, in particular, the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and other administrative and judicial interpretations thereof, all of which are subject to change at any time, with or without retroactive effect. This discussion also generally assumes that each Holder holds the Note as a capital asset within the meaning of Section 1221 of the Code and that any amounts received by a Non-U.S. Holder with respect to the Note are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States. The following summary provides general information only. Accordingly, each prospective Holder is advised to consult its own tax advisers with respect to current and possible future tax consequences of acquiring, holding and disposing of the Notes.


      THE EXCHANGE OFFER. The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be a taxable event for United States federal income tax purposes, and the tax characteristics of the New Notes (e.g., tax basis, holding period, issue price and issue date) will be the same as those of the Old Notes exchanged therefor.


     PAYMENTS OF INTEREST. A Non-U.S. Holder will not be subject to United States federal income tax at a 30% rate (or lower treaty rate) by withholding or otherwise on payments of interest on a Note (provided that the beneficial owner of the Note fulfills the statement requirements set forth in applicable Treasury regulations and described below) unless (A) such Non-U.S. Holder (i) actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) is a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, or (iii) is a bank receiving interest described in Section 881(c)(3)(A) of the Code or (B) such interest is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (or, if a tax treaty applies, is attributable to a permanent establishment in the United States).


     The statement requirement referred to above will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and
(i) such beneficial owner files such Form W-8 with the withholding agent or
(ii) in the
case of a Note held on behalf of the beneficial owner by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8 from the holder and furnishes the withholding agent with a copy thereof. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.


     GAIN ON DISPOSITION OF THE NOTES. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on any gain realized upon the disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States or, if a tax treaty applies, is attributable to a permanent establishment in the United States, (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met or (iii) the Non-U.S. Holder is subject to provisions of U.S. tax law applicable to certain U.S. expatriates.


     EFFECTIVELY CONNECTED INCOME. To the extent that interest income or gain on the disposition of the Note is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States or, if a tax treaty applies, is attributable to a permanent establishment in the United States, such income will be subject to United States federal income tax on a net income basis at the same rates generally applicable to U.S. persons. Additionally, in the case of a Non-U.S. Holder that is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30% (or lower treaty rate).


     TREATIES. A tax treaty between the United States and a country in which a Non-U.S. Holder is a resident may alter the tax consequences described above.


INFORMATION REPORTING AND BACKUP WITHHOLDING


     Backup withholding of United States federal income tax at a rate of 31% and information reporting generally will apply to payments of principal, interest and premium (if any) to a Non-U.S. Holder that is not an "Exempt Recipient" and that fails to provide certain information as may be required by United States law and applicable regulations. Backup withholding will not apply to payments by the Company or a Note if the statement requirement described above in "Payments of Interest" is satisfied, provided that the payor does not have actual knowledge that the payee is a U.S. person. The payment of the proceeds of the disposition of Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds of the disposition of Notes to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) for payments made after December 31, 1999, a partnership with certain connections to the United States. In the case of the payment of proceeds from the disposition of Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.


     Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation and the availability of an exemption therefrom, and the procedures for obtaining such exemption, and regarding the effect of new regulations generally effective for payments made after December 31, 1999. Any amounts withheld from a payment to a Non-U.S. Holder under the back-up withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.



                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company and the Subsidiary Guarantors have agreed that, for a period of 190 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of 190 days after the Expiration Date, the Company will send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.


     The Company and the Guarantors have agreed to pay all expenses incident to this Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


     The validity of the New Notes offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson, Washington, D.C.


                                    EXPERTS


     The audited financial statements of Neff Corp. and subsidiaries and of Richbourg's Sales & Rentals, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and the related financial statement schedule of Neff Corp. and subsidiaries included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The consolidated balance sheets as of July 31, 1996 and July 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1997 of Industrial Equipment Rentals, Inc. and subsidiary included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The consolidated financial statements of Sullair Argentina Sociedad Anonima and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse & Co., Buenos Aires, Argentina, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    INCORPORATION OF DOCUMENTS BY REFERENCE


     The following documents which have been filed by the Company with the Commission are incorporated in this Prospectus by reference:


     1. The Company's Current Report on Form 8-K dated June 30, 1998 and filed on July 15, 1998.


     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the consummation of the Exchange Offer shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference in such information). Such requests should be directed to Neff Corp., Attention: Secretary, 3750 N.W. 87th Avenue, Miami, Florida, 33178 (telephone (305) 513-3350).

                         INDEX TO FINANCIAL STATEMENTS


                                                                                            PAGE
                                                                                           -----
NEFF CORP.
  Independent Auditors' Report .........................................................   F-3

  Consolidated Balance Sheets as of December 31, 1996 and 1997 .........................   F-4

  Consolidated Statements of Operations for each of the three years                        F-5
    in the period ended December 31, 1997 ..............................................

  Consolidated Statements of Common Stockholders' Deficit                                  F-6
    for each of the three years in the period ended December 31, 1997 ..................

  Consolidated Statements of Cash Flows for each of the three years                        F-7
    in the period ended December 31, 1997 ..............................................

  Notes to Consolidated Financial Statements ...........................................   F-8

  Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998 (unaudited) ...   F-23

  Consolidated Statements of Operations for the first quarter ended                        F-24
    March 25, 1997 and March 31, 1998 (unaudited) ......................................

  Consolidated Statement of Common Stockholders' Equity (Deficit)                          F-25
    for the first quarter ended March 31, 1998 (unaudited) .............................

  Consolidated Statements of Cash Flows for the first quarter ended                        F-26
    March 25, 1997 and March 31, 1998 (unaudited) ......................................

  Notes to Consolidated Financial Statements (unaudited) ...............................   F-27


INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

  Report of Independent Public Accountants .............................................   F-30

  Consolidated Balance Sheets as of July 31, 1996 and 1997 .............................   F-31

  Consolidated Statements of Operations for each of the three years                        F-32
    in the period ended July 31, 1997 ..................................................

  Consolidated Statements of Stockholders' Equity for each of the three years              F-33
    in the period ended July 31, 1997 ..................................................

  Consolidated Statements of Cash Flows for each of the three years                        F-34
    in the period ended July 31, 1997 ..................................................

  Notes to Consolidated Financial Statements ...........................................   F-35


RICHBOURG'S SALES AND RENTALS, INC.

  Independent Auditors' Report .........................................................   F-46

  Balance Sheets as of December 31, 1996 and 1997 ......................................   F-47

  Statements of Income for each of the three years                                         F-48
    in the period ended December 31, 1997 ..............................................

  Statements of Common Stockholders' Equity for each of the three years                    F-49
    in the period ended December 31, 1997 ..............................................

  Statements of Cash Flows for each of the three years                                     F-50
    in the period ended December 31, 1997 ..............................................

  Notes to Financial Statements ........................................................   F-51

                                                                                             PAGE
                                                                                            -----
SULLAIR ARGENTINA SOCIEDAD ANONIMA AND ITS SUBSIDIARY
SULLAIR SAN LUIS SOCIEDAD ANONIMA

  Report of Independent Accountants .....................................................   F-55

  Consolidated Balance Sheets as of December 31, 1997 and 1996 ..........................   F-56

  Consolidated Statements of Income for the years ended                                     F-57
    December 31, 1997, 1996 and 1995 ....................................................

  Consolidated Statements of Changes in Shareholders' Equity for the years ended            F-58
    December 31, 1997, 1996 and 1995 ....................................................

  Consolidated Statements of Cash Flows for the years ended                                 F-59
    December 31, 1997, 1996 and 1995 ....................................................

  Notes to the Consolidated Financial Statements ........................................   F-60

  Consolidated Balance Sheets as of March 31, 1998 (unaudited) ..........................   F-78

  Consolidated Statements of Income for the three months ended March 31, 1998 and 1997      F-79
    (unaudited) .........................................................................

  Consolidated Statement of Changes in Shareholders' Equity for the three months ended      F-80
    March 31, 1998 (unaudited) ..........................................................

  Consolidated Statements of Cash Flows for the three months ended                          F-81
    March 31, 1998 and 1997 (unaudited) .................................................

  Notes to Consolidated Financial Statements (unaudited) ................................   F-82

                         INDEPENDENT AUDITORS' REPORT




To Neff Corp.:


     We have audited the accompanying consolidated balance sheets of Neff Corp. and subsidiaries (the "Company"), as of December 31, 1996 and 1997, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP


Miami, Florida
March 11, 1998, except for the third
paragraph of Note 5 and the fourth paragraph of Note 1 as to which the dates are April 23, 1998 and May 20, 1998, respectively

                                  NEFF CORP.

                          CONSOLIDATED BALANCE SHEETS

                                (IN THOUSANDS)

                                                                                                   DECEMBER 31,
                                                                                             -------------------------
                                                                                                 1996          1997
                                                                                             -----------   -----------
                                           ASSETS
Cash and cash equivalents ................................................................    $  4,989      $   2,885
Accounts receivable, net of allowance for doubtful accounts of $375 in 1996 and $1,092 in
 1997 ....................................................................................      10,313         25,007
Inventories ..............................................................................       7,429          6,072
Rental equipment, net ....................................................................      76,794        184,787
Property and equipment, net ..............................................................       4,304         23,737
Goodwill, net ............................................................................         667         29,444
Intangible assets, net ...................................................................         200            622
Prepaid expenses and other assets ........................................................       4,422          8,236
                                                                                              --------      ---------
   Total assets ..........................................................................    $109,118      $ 280,790
                                                                                              ========      =========
                     LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
 Accounts payable ........................................................................    $  7,291      $  10,871
 Accrued expenses ........................................................................       1,068         11,248
 Senior credit facility ..................................................................      58,250        161,825
 Term loan payable .......................................................................          --         49,916
 Notes payable ...........................................................................          --         14,462
 Capitalized lease obligations ...........................................................       1,454          2,320
 Deferred income taxes ...................................................................       2,264          1,136
                                                                                              --------      ---------
   Total liabilities .....................................................................      70,327        251,778
                                                                                              --------      ---------
Redeemable preferred stock
 Series A Cumulative Redeemable Preferred Stock, $.01 par value; 520 shares authorized; 324 and 341 shares issued and outstanding in
   1996 and 1997, respectively ...........................................................       9,486         10,649
 Series B Cumulative Convertible Redeemable Preferred Stock,
   $.01 par value; 800 shares authorized, issued and outstanding..........................       5,324          8,336
 Series C Cumulative Convertible Redeemable Preferred Stock,
   $.01 par value; 800 shares authorized, issued and outstanding..........................      31,489         31,562
 Preferred stock dividend payable--Series B and C ........................................          --          3,200
                                                                                              --------      ---------
   Total redeemable preferred stock ......................................................      46,299         53,747
                                                                                              --------      ---------
Commitments and contingencies (Note 12) ..................................................          --             --

Common stockholders' deficit
 Class A Common Stock, $.01 par value; 100,000 shares authorized;
   8,465 shares issued and outstanding ...................................................          85             85
 Additional paid-in capital ..............................................................          --             --
 Accumulated deficit .....................................................................      (7,593)       (24,820)
                                                                                              --------      ---------
   Total common stockholders' deficit ....................................................      (7,508)       (24,735)
                                                                                              --------      ---------
   Total liabilities and common stockholders' equity (deficit) ...........................    $109,118      $ 280,790
                                                                                              ========      =========

      The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                        1995          1996           1997
                                                                     ----------   ------------   ------------
Revenues
 Rental revenue ..................................................    $ 20,019      $ 35,808       $ 68,056
 Equipment sales .................................................      33,943        44,160         50,578
 Parts and service ...............................................      13,292        15,045         23,385
                                                                      --------      --------       --------
   Total revenues ................................................      67,254        95,013        142,019
                                                                      --------      --------       --------

Cost of revenues
 Cost of equipment sold ..........................................      26,562        33,605         40,766
 Depreciation of rental equipment ................................      11,747        19,853         24,490
 Maintenance of rental equipment .................................       3,469         8,092         19,748
 Cost of parts and service .......................................       7,504         8,143         13,741
                                                                      --------      --------       --------
   Total cost of revenues ........................................      49,282        69,693         98,745
                                                                      --------      --------       --------
Gross profit .....................................................      17,972        25,320         43,274
                                                                      --------      --------       --------

Other operating expenses
 Selling, general and administrative expenses ....................      10,956        18,478         30,129
 Other depreciation and amortization .............................         916         1,432          2,548
 Officer stock option compensation ...............................          --            --          4,400
                                                                      --------      --------       --------
   Total other operating expenses ................................      11,872        19,910         37,077
                                                                      --------      --------       --------
Income from operations ...........................................       6,100         5,410          6,197
                                                                      --------      --------       --------

Other expense
 Interest expense ................................................       3,090         6,012         11,976
 Amortization of debt issue costs ................................          --           325          2,362
                                                                      --------      --------       --------
   Total other expense ...........................................       3,090         6,337         14,338
                                                                      --------      --------       --------
Income (loss) before (provision for) benefit from income taxes and
 extraordinary item ..............................................       3,010          (927)        (8,141)
(Provision for) Benefit from income taxes ........................      (2,860)         (461)         1,748
                                                                      --------      --------       --------
Income (loss) before extraordinary item ..........................         150        (1,388)        (6,393)
Extraordinary loss, net of income taxes ..........................          --          (809)          (451)
                                                                      --------      --------       --------
Net income (loss) ................................................    $    150      $ (2,197)      $ (6,844)
                                                                      ========      ========       ========

Unaudited pro forma net income
 Income before pro forma provision for income taxes ..............    $  3,010
 Pro forma provision for income taxes ............................      (1,176)
                                                                      --------
Pro forma net income .............................................    $  1,834
                                                                      ========

Basic and diluted earnings per common share (pro forma for 1995)
Income (loss) before extraordinary item ..........................    $    .22      $   (.56)      $  (1.64)
Extraordinary loss, net ..........................................          --          (.10)         ( .05)
                                                                      --------      --------       --------
Net income (loss) ................................................    $    .22      $   (.66)      $  (1.69)
                                                                      ========      ========       ========

Weighted average common shares outstanding
 (basic and diluted) .............................................       8,465         8,465          8,465
                                                                      ========      ========       ========

      The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                       CONSOLIDATED STATEMENT OF COMMON
                     STOCKHOLDERS' DEFICIT FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                (IN THOUSANDS)



                                                                       COMMON STOCK     ADDITIONAL
                                                                     -----------------   PAID-IN    ACCUMULATED
                                                                      SHARES   AMOUNT    CAPITAL      DEFICIT       TOTAL
                                                                     -------- -------- ----------- ------------ -------------
  Balance, December 31, 1994 (after giving retroactive effect to the
   transaction discussed in Note 1) ................................ 8,465    $ 85     $2,799      $  1,321     $  4,205
  Net income .......................................................    --      --         --           150          150
  Distributions to common stockholders .............................    --      --     (2,799)       (3,487)      (6,286)
                                                                     -----    ----     ------      --------     --------
  Balance, December 31, 1995 ....................................... 8,465      85         --        (2,016)      (1,931)
  Net loss .........................................................    --      --         --        (2,197)      (2,197)
  Preferred stock dividend .........................................    --      --         --          (980)        (980)
  Accretion of Series A Preferred Stock and
   Detachable Stock Purchase Warrant ...............................    --      --         --        (2,400)      (2,400)
                                                                     -----    ----     ------      --------     --------
  Balance, December 31, 1996 ....................................... 8,465      85         --        (7,593)      (7,508)
  Net loss .........................................................    --      --         --        (6,844)      (6,844)
  Adjustment for acquired property and equipment
   (Note 13), net of taxes .........................................    --      --         --        (2,936)      (2,936)
  Dividends in kind--Series A Preferred Stock ......................    --      --         --          (657)        (657)
  Preferred stock dividends accrued--Series B and C ................    --      --         --        (3,200)      (3,200)
  Accretion of Series A, B and C Preferred Stock ...................    --      --         --        (3,590)      (3,590)
                                                                     -----    ----     ------      --------     --------
  Balance, December 31, 1997 ....................................... 8,465    $ 85     $   --      $(24,820)    $(24,735)
                                                                     =====    ====     ======      ========     ========

       The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                         1995          1996           1997
                                                                     -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ................................................    $     150     $  (2,197)     $   (6,844)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
 Depreciation and amortization ...................................       12,663        21,610          29,399
 Officer stock option compensation ...............................           --            --           4,400
 Gain on sale of rental equipment ................................       (8,846)       (8,328)        (11,856)
 Extraordinary loss on debt extinguishment .......................           --         1,298             722
 Provision (benefit) for/(from) deferred income taxes ............        2,860          (596)         (1,748)
 Change in operating assets and liabilities
  Accounts receivable ............................................       (1,487)       (3,329)         (8,341)
  Inventories ....................................................        1,465        (2,227)          2,528
  Other assets ...................................................         (191)          255          (4,093)
  Accounts payable and accrued expenses ..........................          866         2,831           5,240
  Accrued financing costs ........................................        2,143        (2,143)             --
                                                                      ---------     ---------      ----------
   Net cash provided by operating activities .....................        9,623         7,174           9,407
                                                                      ---------     ---------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of rental equipment ....................................      (52,795)      (86,886)       (143,999)
Proceeds from sale of rental equipment ...........................       33,943        44,160          50,578
Purchases of property and equipment ..............................       (1,483)       (1,972)        (16,747)
Cash paid for acquisitions .......................................           --            --         (63,605)
                                                                      ---------     ---------      ----------
   Net cash used in investing activities .........................      (20,335)      (44,698)       (173,773)
                                                                      ---------     ---------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Debt issue costs .................................................       (1,623)       (3,989)         (2,425)
Net borrowings (repayments) under Senior Credit Facility .........         (250)           --         103,576
Advances under revolving credit facility .........................           --        58,250              --
Borrowings under mortgage note ...................................           --            --          13,400
Borrowings under capitalized lease obligations ...................           --            --             866
Net borrowings (repayments) under floor plans payable ............       10,039       (31,493)             --
Borrowings under term loan .......................................       17,135            --          49,916
Repayments of notes payable ......................................      (11,285)      (16,852)           (135)
Repayments of notes payable to stockholders ......................       (4,836)           --              --
Repayments under capitalized lease obligations ...................           --          (222)             --
Issuance of Series A Preferred Stock with detachable stock
 purchase warrant, net of costs ..................................       11,430            --              --
Issuance of Series C Preferred Stock, net of costs ...............           --        31,489              --
Distributions to stockholders ....................................       (6,286)           --          (2,936)
                                                                      ---------     ---------      ----------
   Net cash provided by financing activities .....................       14,324        37,183         162,262
                                                                      ---------     ---------      ----------
Net increase (decrease) in cash and cash equivalents .............        3,612          (341)         (2,104)
Cash and cash equivalents, beginning of year .....................        1,718         5,330           4,989
                                                                      ---------     ---------      ----------
Cash and cash equivalents, end of year ...........................    $   5,330     $   4,989      $    2,885
                                                                      =========     =========      ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--GENERAL


DESCRIPTION OF BUSINESS


     Neff Corp. (the "Company") owns and operates equipment rental locations throughout the southern and western regions of the United States. In addition to its rental business, the Company acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. The Company also sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services.


     Neff Corp. was formed in 1995 to serve as a holding company for its wholly-owned subsidiaries, Neff Machinery, Inc. ("Machinery") and Neff Rental, Inc. ("Rental"). On December 26, 1995, the stockholders of Machinery and Rental contributed 100% of their ownership interest in Machinery and Rental to Neff Corp. in exchange for a 100% ownership interest in Neff Corp. The transaction was accounted for as a reorganization of entities under common control (similar to a pooling of interest business combination due to their common ownership). As a result, the financial statements of Neff Corp. have been presented herein as if Neff Corp. had conducted Machinery's and Rental's businesses since their inception.


PRINCIPLES OF CONSOLIDATION


     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.


STOCK SPLIT


     The Company has effected a 84.65 for 1.00 stock split. The accompanying financial statements reflect the stock split on a retroactive basis from the beginning of the periods presented.


ACQUISITION


     In August 1997, the Company purchased the common stock of Industrial Equipment Rentals, Inc. ("IER") for approximately $63.6 million. This purchase was funded by a $50 million term loan and borrowings under the Company's Senior Credit Facility (see Note 5). IER has rental equipment operations similar to the Company's in Alabama, Louisiana, Mississippi and Texas. The transaction was accounted for under the purchase method. In connection with this purchase, goodwill of approximately $29.2 million was recorded. Subsequent to the acquisition, IER was merged into Neff Rental, Inc.

                                  NEFF CORP.

NOTE 1--GENERAL--(CONTINUED)

UNAUDITED PRO FORMA INFORMATION

     The following unaudited pro forma information has been prepared to reflect the IER acquisition as if it was consummated as of January 1, 1996, after giving effect to certain pro forma adjustments described below (in thousands).


                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                            1996          1997
                                                                        -----------   -----------
   Revenues .........................................................    $129,172      $162,906
                                                                         ========      ========
   (Loss) income before (provision for) benefit from income taxes and
    extraordinary item ..............................................    $    (63)     $ (8,625)
                                                                         ========      ========
   Net (loss) income ................................................    $ (1,895)     $ (6,797)
                                                                         ========      ========
   Basic and diluted earnings per common share
    Basic ...........................................................    $   (.62)     $  (1.68)
                                                                         ========      ========
    Diluted .........................................................    $   (.62)     $  (1.68)
                                                                         ========      ========

     Pro forma adjustments reflect amortization of intangible assets, depreciation of property and equipment and increased interest on borrowings to finance the acquisitions. The unaudited pro forma information is based upon certain assumptions and estimates and does not necessarily represent operating results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented, nor is it necessarily indicative of expected future operating results.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECOGNITION OF REVENUE

     Rental agreements are structured as operating leases and the related revenues are recognized over the rental period. Sales of equipment and parts are recognized at the time of shipment or, if out on lease, at the time a sales contract is finalized. Equipment may at times be delivered to customers for a trial period. Revenue on such sales are recognized at the time a sales contract is finalized. Service revenues are recognized at the time the services are rendered.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories, which consist principally of parts and new equipment held for sale, are stated at the lower of cost or market, with cost determined on the first-in, first-out basis for parts and specific identification basis for equipment. Substantially all inventory represents finished goods held for sale.

                                  NEFF CORP.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

RENTAL EQUIPMENT


     Rental equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life of the related equipment (generally four to seven years with a 10% residual value). For certain equipment, depreciation is matched against the related rental income earned by computing depreciation on individual equipment at the rate of 80% of the rental income earned. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost.


     The Company routinely reviews the assumptions utilized in computing depreciation of its rental equipment. Changes to the assumptions (such as service lives and/or residual values) are made when, in the opinion of management, such changes more appropriately allocate asset costs to operations over the service life of the assets. Management utilizes, among other factors, historical experience and industry comparison in determining the propriety of any such changes.


     During 1996 and 1997, the Company made certain changes to its depreciation assumptions to recognize extended estimated service lives and increased residual values of its rental equipment. The Company believes that these changes in estimates will more appropriately reflect its financial results by better allocating the cost of its rental equipment over the service life of these assets.


     This change in accounting estimate reduced depreciation of rental equipment, loss before extraordinary item and net loss by approximately $5.3 million and $3.3 million or $.63 and $.39 per common share, for the years ended December 31, 1996 and 1997, respectively.


     Rental Fleet accumulated depreciation at December 31, 1996 and 1997 was approximately $20.6 million and $34.8 million, respectively.


PROPERTY AND EQUIPMENT


     Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Significant improvements are capitalized at cost. Repairs and maintenance are expensed as incurred.


     The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset's estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.


INTANGIBLE ASSETS


     Intangible assets primarily result from business combinations and include agreements not to compete and other identifiable intangible assets. These assets are amortized on a straight-line basis over the estimated useful life (five to 15 years). Accumulated amortization at December 31, 1996 and 1997 was approximately $0.2 million and $2.5 million, respectively.


     Goodwill arising from acquisitions is being amortized over 40 years using the straight-line method. Accumulated amortization at December 31, 1996 and 1997 was approximately $0.1 million and $0.5 million, respectively.

                                  NEFF CORP.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The carrying value of intangible assets is periodically reviewed by the Company and impairments, if any, are recognized when the expected future undiscounted cash flows derived from such intangible assets are less than their carrying value.

     During the first quarter of 1996, the Company adopted Statement No. 121, ("SFAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS 121 did not have a material impact on the financial results of the Company for the year ended December 31, 1996.

PREPAID EXPENSES AND OTHER ASSETS

     Prepaid expenses and other assets primarily include debt issue costs, prepaid expenses and deposits. Debt issue are amortized over the term of the debt on a straight-line basis. For the years ended December 31, 1996 and 1997, amortization of debt issue costs was $0.3 million and $2.4 million, respectively. There was no amortization in 1995.

STOCK OPTIONS

     In October 1995, the FASB issued Statement No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires companies to either recognize expense for stock-based awards based on their fair value on the date of grant or provide footnote disclosures regarding the impact of such changes. The Company adopted the provisions of SFAS 123 on January 1, 1996, but will continue to account for options issued to employees or directors under the Company's non-qualified stock option plans in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME, which is required to be adopted in the first quarter of 1998. SFAS 130 established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income.

     In June 1997, Statement No. 131 ("SFAS 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was issued. SFAS 131 establishes standards for the way that public companies disclose selected information about operating segments in annual financial statements and requires that those companies disclose selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Accordingly, the Company is not required to adopt SFAS 131 until the fiscal year ending December 31, 1998. SFAS 131 relates solely to disclosure provisions, and therefore will not have any effect on the results of operations, financial position and cash flows of the Company.

RECLASSIFICATIONS

     Certain amounts for the prior years have been reclassified to conform with the current year presentation.

                                  NEFF CORP.

NOTE 3--ACCOUNTS RECEIVABLE


     The majority of the Company's customers are engaged in the construction and industrial business throughout the southern and western regions of the United States. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history. For sales of certain construction equipment, the Company's policy is to secure its accounts receivable by obtaining liens on the customer's projects and issuing notices thereof to the projects' owners and general contractors. All other receivables are generally unsecured.


NOTE 4--PROPERTY AND EQUIPMENT


     Property and equipment consist of the following (dollars in thousands):



                                                    DECEMBER 31,            ESTIMATED
                                              -------------------------    USEFUL LIVES
                                                  1996          1997        (IN YEARS)
                                              -----------   -----------   -------------
   Land ...................................    $     --      $  5,407          --
   Buildings and improvements .............          --         6,540         2-30
   Office equipment .......................       2,944         2,768          2-7
   Service equipment and vehicles .........       2,784         9,994          2-5
   Shop equipment .........................       1,060         2,075           7
   Capitalized lease equipment ............       1,706         3,230          3-5
                                               --------      --------
                                                  8,494        30,014
   Less accumulated depreciation ..........      (4,190)       (6,277)
                                               --------      --------
                                               $  4,304      $ 23,737
                                               ========      ========

     The Company has entered into lease arrangements for certain property and equipment which are classified as capital leases. Future minimum lease payments under capitalized lease obligations are as follows (in thousands):

                                                                       1997
                                                                    ---------
   1998 .........................................................    $  802
   1999 .........................................................       813
   2000 .........................................................       466
   2001 .........................................................       390
   2002 .........................................................       215
                                                                     ------
   Total future minimum lease payments ..........................     2,686
   Less amounts representing interest (6.00% to 13.5%) ..........      (366)
                                                                     ------
   Present value of net future minimum lease payments ...........    $2,320
                                                                     ======

                                  NEFF CORP.

NOTE 5--NOTES PAYABLE AND DEBT


     Notes payable and debt consist of the following (in thousands)


                                                                                          DECEMBER 31,
                                                                                    ------------------------
                                                                                       1996          1997
                                                                                    ----------   -----------
   $250 million revolving line of credit with interest rates ranging from the
    Lender's Prime rate plus 1.5% to LIBOR plus 3.5%. At December 31,
    1997, the Lender's Prime rate was 8.5% and the LIBOR rate was
    5.718% ......................................................................    $58,250      $161,825

   $50 million Term Loan with an interest rate of LIBOR plus 3.5%................         --        49,916

   Mortgage note payable with an interest rate of LIBOR plus 2% .................         --        13,400

   Various notes payable assumed through acquisition of IER with interest
    rates ranging from 7% to 12% and maturity dates through 2001. ...............         --         1,062
                                                                                     -------      --------
                                                                                     $58,250      $226,203
                                                                                     =======      ========

     In December 1996, the Company and its subsidiaries (collectively referred to as the "Borrowers") executed a $250 million revolving credit facility (the "Senior Credit Facility") with a syndicate of lenders (the "Lenders"). Borrowings under the Senior Credit Facility are based upon eligible accounts receivable, rental fleet and inventory amounts.

     During July and December 1997, the Borrowers amended the Senior Credit Facility (the "Amendments") with the Lenders. The Amendments, among other things, allowed the Company to complete the IER and Richbourg acquisitions (see
Note 1 and Note 15) and revised certain financial covenants. The interest rates on balances outstanding under the amended facility vary based upon the leverage ratio maintained by the Borrowers. All outstanding principal balances are due in October 1998 unless the Borrowers successfully complete the sale of at least $200 million of Qualified Debt Securities (as defined in the Amendments) in which case they become due in October 2001. A commitment fee of 1/2 of 1% is charged on the aggregate daily unused balance of the Senior Credit Facility.

     The Senior Credit Facility is secured by substantially all of the Borrowers' assets and contains certain restrictive covenants which, among other things, require the Borrowers to maintain certain financial coverage ratios and places certain restrictions on the payment of dividends. At December 31, 1997, the Company was not in compliance with the minimum EBITDA covenant, as defined in the Senior Credit Facility. For the year ended December 31, 1997, the minimum EBITDA calculation was $44.8 million of EBITDA but was required to be $45.9 million. The lenders under the Senior Credit Facility have waived this non-compliance.

     During August 1997, the Company entered into a $50 million term loan (the "Term Loan") in connection with its acquisition of IER (see Note 1). The Term Loan is secured by assets acquired and is due in January 1999. During January 1998, the Company repaid all outstanding principal balances due under the Term Loan with borrowings under its Senior Credit Facility.

     In May 1997, the Company purchased land and buildings related to several of its locations (see Note 13). The purchase was financed with a lender in the principal amount $13.4 million. The interest rate on the outstanding balance varies based upon the leverage ratio of the Company. As of December 31, 1997 interest was being charged at an annual rate of LIBOR plus 2%. Five annual principal payment installments commence in May 2002. The mortgage is secured by the land and buildings acquired.

                                  NEFF CORP.

NOTE 5--NOTES PAYABLE AND DEBT--(CONTINUED)

     During 1996 and 1997, the Company recorded extraordinary losses of approximately $1.3 million and $0.7 million from the write-off of debt issue costs associated with the early extinguishment of debt, before the related income tax benefit of approximately $0.5 million and $0.3 million, respectively.


     Future maturities of the notes payable and debt, based upon amounts outstanding as of December 31, 1997, are as follows (in thousands)


   1998 ............................................................    $212,077
   1999 ............................................................         312
   2000 ............................................................         274
   2001 ............................................................         140
   2002 ............................................................       2,680
   Thereafter ......................................................      10,720
                                                                        --------
                                                                        $226,203
                                                                        ========

NOTE 6--REDEEMABLE PREFERRED STOCK AND DETACHABLE STOCK PURCHASE WARRANT


     During December 1995, the Company issued 300,000 shares of Series A Cumulative Redeemable Preferred Stock ("Series A"), and a detachable stock purchase warrant (the "Redeemable Warrant") for $12.0 million ($11.4 million net of certain related costs). Series A provides for the semiannual payment of preferential dividends at an annual rate of 8% (5% beginning January 1, 1997) of the liquidation value. The dividends are payable in cash or in additional shares through the later of December 31, 1999 or the expiration of the Company's Senior Credit Facility (see Note 5). Series A is scheduled to be redeemed by the Company in December 2002 and restricts the payment of dividends or any other distributions to holders of the Company's common stock.


     The Redeemable Warrant granted the holder the right to acquire approximately 20% of the common stock of the Company at a purchase price of $.01 per share. The Redeemable Warrant was redeemable at the holder's option during a specified period and at a price equal to its fair market value. The Company had the option for a specified period of time to redeem the Redeemable Warrant from the holder at a price equal to its fair market value as defined. Series A and the Redeemable Warrant were recorded at their pro rata estimated fair value in relation to the proceeds received on the date of issuance ($8.0 million for the Series A and $3.4 million for the Redeemable Warrant, net of issue costs). Series A will be accreted to its liquidation value at maturity of $12.0 million utilizing the effective interest method. The Redeemable Warrant was being accreted to its fair value on a prospective basis until the mandatory redemption date in December 2000. Through December 31, 1996, accretion to the Series A and the Redeemable Warrant amounted to approximately $0.5 million and $1.9 million, respectively.


     During December 1996, in connection with the execution of the Senior Credit Facility, the Company, and GE Capital, entered into certain agreements, including an agreement to exercise the Redeemable Warrant for approximately 20% of the Company's common stock. Simultaneously with this exercise, the Company and GE Capital agreed to exchange the shares of common stock for 800,000 shares of Series B Cumulative Convertible Redeemable Preferred Stock ("Series B"). The accreted balance of the Redeemable Warrant on the date these agreements were entered into was approximately $5.3 million which represented the carrying value of Series B as of December 31, 1996. Series B is

                                  NEFF CORP.

NOTE 6--REDEEMABLE PREFERRED STOCK AND DETACHABLE STOCK PURCHASE
        WARRANT--(CONTINUED)

scheduled to be redeemed in December 2003 and provides for the payment of dividends upon redemption of or upon conversion into common stock at an annual rate of 5%. For the year ended December 31, 1997, accretion of Series A and Series B amounted to approximately $0.5 million and $3.0 million, respectively.



     In a separate transaction related to the Senior Credit Facility, the Company issued 800,000 shares of Series C Cumulative Convertible Redeemable Preferred Stock ("Series C") to GE Capital in exchange for $32.0 million ($31.5 million net of certain related costs). Series C is scheduled to be redeemed in December 2003 and provides for the payment of dividends upon redemption or upon conversion into common stock at an annual rate of 5%. For the year ended December 31, 1997, accretion of Series C amounted to approximately $0.1 million. Series B and C may be converted to common stock for a conversion fee of $1 per share. The conversion fee shall increase by $1 per share in June and December of each year until conversion. Similarly to Series A, Series B and Series C will be accreted to their ultimate total liquidation value of $64 million.


NOTE 7--STOCK OPTION PLANS


     In December 1995, the Company granted a key employee the option to purchase 3% (on a fully-diluted basis) of the common stock of the Company. Since the number of shares ultimately issuable to the key employee is not known at the grant date, the Company estimates compensation expense at each reporting date based upon the estimated market value of the shares to be issued. Changes in the estimated market value of the shares to be issued continue to affect the amount of compensation expense until the number of shares issuable are known. No compensation expense was recognized in 1995 and 1996 since the exercise price approximated the market value of the shares to be issued. Compensation expense of $4.4 million was recognized in 1997. This option was one-third vested on December 7, 1995, two-thirds vested on December 31, 1995 and fully vested on December 31, 1996. The total exercise price for each one-third option block, determined based upon a multiple of the Company's adjusted earnings, is approximately $0.4 million, $0.5 million and $0.7 million, respectively. The portion of the option that vested in 1995 expires in the year 2005 and the balance of the option expires in the year 2006.


     In May 1996, the Company also granted to another key employee an option to purchase 84,650 shares of the Company's common stock at an exercise price of approximately $0.5 million, determined based upon a multiple of the Company's adjusted earnings. Since the number of shares ultimately issuable to the key employee and the exercise price is known at the date, compensation expense is measured only at the date of grant. No compensation expense has been recognized at the date of grant since the exercise price of these options approximated the estimated market value of the shares to be issued at the date of grant.

                                  NEFF CORP.

NOTE 7--STOCK OPTION PLANS--(CONTINUED)

     The following table sets forth pro forma net loss and earnings per share as if the stock options were accounted for under the fair value method:

                                                    FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                                 -------------------------
                                                    1995          1996
                                                 ----------   ------------
   Pro forma net loss (in thousands) .........     $ (189)      $ (2,439)
                                                   ======       ========
   Pro forma earnings per share
     Basic ...................................     $ (.02)      $   (.69)
                                                   ======       ========
     Diluted .................................     $ (.02)      $   (.69)
                                                   ======       ========

     The fair value of options granted, in accordance with the provisions of SFAS 123, were determined using the Black-Scholes option pricing model with a risk-free interest rate of 6.74%, zero volatility and expected life of 10 years.


     Effective January 1, 1997, the Company adopted a phantom stock plan (the "Phantom Plan"). The Phantom Plan is designed to reward employees for increases in the Company's performance. The Phantom Plan enables the Company to award employees individual units representing a hypothetical share of the Company's stock (the "Phantom Share"). Each Phantom Share is assigned a share value on the date granted as determined by the administrator of the Phantom Plan. The difference between the calculated share value, as determined pursuant to a formula set forth in the Phantom Plan, of the Phantom Share on the date redeemed by the employee and the value assigned on the date of grant represents the cash award the employee is entitled to receive on the redemption date. The Phantom Shares generally vest over five years. As of December 31, 1997, the Company had granted 155,500 Phantom Shares with an assigned per share value of $9. No compensation expense had been recorded in the accompanying statements of operations as the assigned share value on the date of grant exceeds the calculated share value as of December 31, 1997.


     The Company has granted to GE Capital an option to acquire common stock of the Company in an amount that would equal 51% ownership after conversion of the Series B and Series C preferred stock. In connection with the conversion of the Series B and Series C preferred stock, (see Note 15), the Company and GE Capital plan to cancel this option. The exercise price for this option is based upon fair market value of the Company determined on the date the option is exercised. GE Capital may exercise the option at any time from July 1, 1998 until June 30, 1999.


NOTE 8--RETIREMENT PLAN


     In February 1996, the Company adopted a qualified 401(k) profit sharing plan (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company. Participating employees may contribute to the 401(k) Plan through salary reductions. The Company may contribute, at its discretion, matching contributions equal to 50% of the employee's contribution not to exceed 3% of the employee's annual salary. The Company contributed approximately $0.2 million and $0.3 million to the 401(k) Plan for the years ended December 31, 1996 and 1997, respectively.

                                  NEFF CORP.

NOTE 9--INCOME TAXES


     As a result of the contribution by the stockholders of their ownership interest as described in Note 1, the Company lost its Subchapter S Corporation status under the provisions of the Internal Revenue Code. The Subchapter S provisions provide that taxable income be included in the federal income tax returns of the individual stockholders. As a result, the Company's net income for the period from January 1, 1994 through December 26, 1995 is included in the individual tax returns of the stockholders of the Company and therefore a provision for income taxes related to this period is not included in the accompanying statements of operations. Additionally, under the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, the Company recorded a deferred tax liability upon losing Subchapter S status for existing timing differences in the amount of approximately $2.9 million. The components of the (provision for) benefit from income taxes is as follows (in thousands):

                                 FOR THE YEARS ENDED
                                     DECEMBER 31,
                        --------------------------------------
                            1995          1996          1997
                        ===========   ============   =========
   Current ..........    $     --       $ (1,057)     $   --
   Deferred .........      (2,860)           596       1,748
                         --------       --------      ------
   Total ............    $ (2,860)      $   (461)     $1,748
                         ========       ========      ======

     The following table summarizes the tax effects comprising the Company's net deferred tax liabilities (in thousands):


                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                         1996          1997
                                                                     -----------   -----------
   DEFERRED TAX ASSETS:
    Net operating loss carryforwards .............................    $    809      $  4,347
    Alternative minimum tax credits ..............................         247           874
    Deferred stock option compensation ...........................          --         1,672
    Intangible assets, allowance for bad debts and other .........         219         1,037
                                                                      --------      --------
       Total deferred tax assets .................................       1,275         7,930
   Valuation allowance ...........................................        (809)       (1,368)

   DEFERRED TAX LIABILITIES--Depreciation ........................      (2,730)       (7,698)
                                                                      --------      --------
   NET DEFERRED TAX LIABILITY ....................................    $ (2,264)     $ (1,136)
                                                                      ========      ========

     As of December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $11.4 million and $12.7 million, respectively, expiring in 2012 (includes net operating loss carryforwards for federal and state income tax purposes of approximately $4.4 million and $5.6 million, respectively, acquired in connection with the acquisition of IER described in Note 1). IER's net operating loss carryforwards may only be utilized by Rental. In addition, the Company has reduced the adjustment to stockholders' equity by $1.8 million related to the tax benefit of the acquisition of property from a related party (see Note 13).


     Current accounting standards require that deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. In addition, future tax benefits, such as net operating loss (NOL) carryforwards, are

                                  NEFF CORP.

NOTE 9--INCOME TAXES--(CONTINUED)


required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more likely than not criteria.


     Even though the Company has incurred tax losses for the past two years, management believes that it is more likely than not that the Company will generate taxable income sufficient to realize the majority of the tax benefits associated with future deductible temporary differences and NOL carryforwards prior to their expiration. This belief is based upon, among other factors, the fact that all of the Company's taxable temporary differences will reverse within the period that the deductible temporary differences will be realized, the availability of tax planning strategies, and projection of future taxable income.


     The following table summarizes the differences between the statutory federal income tax rate and the Company's effective income tax rate (in dollars thousands):


                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------------------
                                                      1995                        1996                        1997
                                           --------------------------   -------------------------   ------------------------
                                              AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE
                                           -----------   ------------   ----------   ------------   ----------   -----------
   Statutory federal income tax
    rate ...............................    $     --            --%       $  315          34.0%       $2,768         34.0%
   State income tax, net of
    federal income tax benefit .........          --            --            33           3.5           171          2.1
   Change in valuation allowance                  --            --          (809)        (87.3)         (559)        (6.9)
   Non-deductible expenses .............          --            --            --            --          (716)        (8.8)
   Loss of Subchapter S status on
    December 26, 1995 ..................      (2,860)        (95.0)           --            --            --
   Other ...............................          --            --            --            --            84          1.1
                                            --------         -----        ------         -----        ------         ----
                                            $ (2,860)        (95.0)%      $ (461)        (49.8)%      $1,748         21.5%
                                            ========         =====        ======         =====        ======         ====

     Pro forma net income is presented in the accompanying statements of operations to show the effects of income taxes as if the Company had been subject to federal and applicable state income taxes based on the tax laws and rates in effect during the applicable period. In addition, pro forma net income has been adjusted for the effect of the deferred tax liability recognized by the Company upon Machinery and Rental losing their Subchapter S Corporation status in December 1995 as if the entities lost their Subchapter S status at the beginning of each period presented.

                                  NEFF CORP.

NOTE 10--EARNINGS PER SHARE


     For the years ended December 31, 1995, 1996 and 1997, the treasury stock method was used to determine the dilutive effect of the options and warrants on earnings per share data. Net loss from continuing operations per share and the weighted average number of shares outstanding used in the computations are summarized as follows (in thousands, except per share data):


                                               DECEMBER 31, 1995        DECEMBER 31, 1996         DECEMBER 31, 1997
                                            ----------------------- ------------------------- -------------------------
                                               BASIC      DILUTED       BASIC       DILUTED       BASIC       DILUTED
                                            ----------- ----------- ------------ ------------ ------------ ------------
   Net income (loss) ......................   $ 1,834     $ 1,834     $ (2,197)    $ (2,197)   $  (6,844)   $  (6,844)
   Deduct:
    Preferred stock dividend ..............        --          --          980          980        3,857        3,857
    Accretion of preferred stock ..........        --          --        2,400        2,400        3,590        3,590
                                              -------     -------     --------     --------    ---------    ---------
   Income (loss) per share
    computations ..........................     1,834       1,834       (5,577)      (5,577)     (14,291)     (14,291)
   Number of shares:
    Weighted average common
      shares outstanding ..................     8,465       8,465        8,465        8,465        8,465        8,465
   Add:
    Net additional shares
      issued(1) ...........................        --          --           --           --           --           --
                                              -------     -------     --------     --------    ---------    ---------
   Weighted average shares used
    in the per share computations .........     8,465       8,465        8,465        8,465        8,465        8,465
                                              =======     =======     ========     ========    =========    =========
   Net income (loss) ......................   $   .22     $   .22     $   (.66)    $   (.66)   $   (1.69)   $   (1.69)
                                              =======     =======     ========     ========    =========    =========

----------------
(1) Assumes exercise of outstanding Common Stock equivalents (options and warrants) at the beginning of the period, net of 20% limitation, if applicable, on the assumed repurchase of stock.


NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS


     The fair market value of financial instruments held by the Company at December 31, 1997 are based on a variety of factors and assumptions and may not necessarily be representative of the actual gains or losses that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement.


DEBT


     The fair value of the Company's credit facility is assumed to be equal to its carrying value. At December 31, 1996 and 1997 approximately $58.2 million and $161.8 million was outstanding under the credit facility, respectively.


     The Company's Term Loan, mortgage note payable, other notes payable and capitalized lease obligations are estimated to approximate fair value as determined based on rates currently available to the Company from other lenders.


PREFERRED STOCK


     Series A, Series B and Series C do not have a quoted market price and the Company does not believe it is practicable to estimate a fair value different from each of the security's carrying value because of features unique to these securities including, but not limited to, the right to appoint two

                                  NEFF CORP.

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)


directors and super majority voting requirements. The amounts due upon redemption of Series A, Series B and Series C is approximately $13.6 million, $32.0 million and $32.0 million plus accrued and unpaid dividends, respectively.


NOTE 12--COMMITMENTS AND CONTINGENCIES


     The Company has agreements with certain equipment manufacturers which appoint the Company, through its subsidiary, as the manufacturer's authorized dealer in certain defined geographic areas. These agreements may be terminated by dealers at any time. There can be no assurance that the Company will be able to continue its current, or obtain additional, dealership agreements. The Company's operating results could be materially adversely impacted if these dealership agreements were terminated for any reason.


     The Company is a party to certain legal actions arising in the normal course of business. In the opinion of management, the ultimate outcome of such litigation is not expected to have a material effect on the financial position, results of operations or cash flows of the Company.


NOTE 13--RELATED PARTY TRANSACTIONS AND OTHER COMMITMENTS


     In May 1997, the Company acquired certain land and buildings used in its Florida operations for approximately $13.9 million from Atlantic Real Estate Holdings Corp. ("Atlantic"), an affiliate of the Company through common ownership ("Atlantic Acquisition"). Prior to the acquisition of these assets, the Company leased these properties from Atlantic. The Company financed approximately $13.4 million of the purchase price with a mortgage note payable (see Note 5). The remaining purchase price consisted of the forgiveness of approximately $0.5 million in notes receivable from Atlantic. The assets have been recorded at Atlantic's historical carrying value and approximately $2.9 million, net of income tax benefit of approximately $1.8 million, has been recorded as a distribution to common stockholders in the accompanying statement of common stockholders' deficit.


     During 1995, 1996, and 1997, revenues from affiliated companies amounted to approximately $1.7 million, $1.5 million and $0.7 million, respectively.


OPERATING LEASES


     Prior to the Atlantic Acquisition the Company leased certain office and operating facilities from Atlantic and from other unaffiliated entities under noncancellable operating leases expiring from 2000 through 2007. During 1995, 1996, and 1997, rental expense under operating lease arrangements amounted to approximately $1.7 million, $2.1 million, and $3.4 million, respectively.

                                  NEFF CORP.

NOTE 13--RELATED PARTY TRANSACTIONS AND OTHER COMMITMENTS--(CONTINUED)


     As of December 31, 1997, future minimum rental payments under operating lease arrangements are as follows for the years ending December 31 (in thousands):

   1998 ............................................................    $ 2,400
   1999 ............................................................      2,192
   2000 ............................................................      1,999
   2001 ............................................................      1,549
   2002 ............................................................        957
   Thereafter ......................................................      2,029
                                                                        -------
                                                                        $11,126
                                                                        =======

NOTE 14--SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION



                                                                                  FOR THE YEAR ENDED
                                                                                     DECEMBER 31,
                                                                          ----------------------------------
                                                                             1995        1996        1997
                                                                          ---------   ---------   ----------
                                                                                    (IN THOUSANDS)
   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid for interest ............................................    $3,173      $6,012      $10,367
                                                                           ======      ======      =======
    Cash paid for taxes ...............................................    $   --      $   --      $   711
                                                                           ======      ======      =======

   SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
    Purchase of equipment under capitalized lease obligations .........    $   --      $1,235      $    --
                                                                           ======      ======      =======

NOTE 15--SUBSEQUENT EVENTS


     During January 1998, the Company acquired substantially all of the assets of Richbourg's Sales and Rentals, Inc. ("Richbourg") for approximately $100 million. Richbourg has rental equipment operations similar to the Company's with 15 locations in three states. In connection with this acquisition, the Company amended its Senior Credit Facility (see Note 5) and executed a $100 million term loan (the "Richbourg Term Loan") with terms and requirements similar to the Company's Senior Credit Facility.


     In February 1998, the Company entered into letters of intent to acquire three equipment rental companies. These businesses have a total of three equipment rental locations in California and Texas. Each of these acquisitions is subject to a number of closing conditions, including the execution of definitive purchase agreements, and there can be no assurance that these acquisitions will be consummated.


     The Company plans to commence an initial public offering of its Class A Common Stock (the "Public Offering"). The Company expects to receive approximately $100 million in proceeds from the Public Offering. The Company intends to use the net proceeds to repay the Richbourg Term Loan.


     Prior to the Public Offering, the Company's Senior Credit Facility is expected to be amended (the "New Credit Facility"). Borrowings under the New Credit Facility will continue to be based upon eligible accounts receivable, rental fleet and inventory amounts. The interest rates on balances outstanding under the New Credit Facility will vary based upon the leverage ratio maintained by the Company and range from prime rate or LIBOR plus 1% to prime plus 1.25% or LIBOR plus 2.25%. In

                                  NEFF CORP.

NOTE 15--SUBSEQUENT EVENTS--(CONTINUED)


the event the Company repays the Richbourg Term Loan prior to October 31, 1998, the maturity of the New Credit Facility will be due in April 2003, otherwise, the New Credit Facility will mature on October 31, 1998.


     In addition, GE Capital is expected to exchange its Series B and Series C preferred stock for shares of the Company's Class B Common Stock, liquidation preference $11.67, prior to the Public Offering. It is also contemplated that the Company will establish an incentive stock plan for officers and employees concurrent with the Public Offering.


     The Company also expects to commence a private debt offering (the "Private Debt Offering"). Proceeds from the Private Debt Offering will be used to redeem Series A and reduce amounts outstanding under the New Credit Facility.


     There can be no assurance that the Public Offering or Private Debt Offering will be consummated.


                                  * * * * * *

                                  NEFF CORP.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                 DECEMBER 31,    MARCH 31,
                                                                                     1997          1998
                                                                                -------------- ------------
                                                                                                (UNAUDITED)
                                    ASSETS
Cash and cash equivalents .....................................................   $   2,885     $   2,620
Accounts receivable, net of allowance for doubtful accounts of
 $1,342 in 1998 and $1,092 in 1997.............................................      25,007        27,792
Inventories ...................................................................       6,072        14,767
Rental equipment, net .........................................................     184,787       254,403
Property and equipment, net ...................................................      23,737        27,738
Goodwill, net .................................................................      29,444        69,844
Intangible assets, net ........................................................         622           448
Prepaid expenses and other assets .............................................       8,236        10,664
                                                                                  ---------     ---------
   Total assets ...............................................................     280,790       408,276
                                                                                  =========     =========

             LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
 Accounts payable .............................................................   $  10,871     $  18,427
 Accrued expenses .............................................................      11,248        14,885
 Senior credit facility .......................................................     161,825       231,705
 Term loan payable ............................................................      49,916       100,000
 Notes payable ................................................................      14,462        14,050
 Capitalized lease obligations ................................................       2,320         2,146
 Deferred income taxes ........................................................       1,136            --
                                                                                  ---------     ---------
   Total liabilities ..........................................................     251,778       381,213
                                                                                  ---------     ---------

Redeemable preferred stock
 Series A Cumulative Redeemable Preferred Stock, $.01 par value;
   520 shares authorized; 341 shares issued and outstanding ...................      10,649        10,950
 Series B Cumulative Convertible Redeemable Preferred Stock,
   $.01 par value; 800 shares authorized, issued and outstanding in 1997.......       8,336            --
 Series C Cumulative Convertible Redeemable Preferred Stock,
   $.01 par value; 800 shares authorized, issued and outstanding in 1997.......      31,562            --
 Preferred stock dividend payable--Series B and C .............................       3,200            --
                                                                                  ---------     ---------
   Total redeemable preferred stock ...........................................      53,747        10,950
                                                                                  ---------     ---------

Commitments and contingencies                                                            --            --
Common stockholders' equity (deficit)
 Class A Common Stock, $.01 par value; 100,000 shares authorized; 8,465 and
   8,738 shares issued and outstanding in 1997 and 1998, respectively .........          85            88
 Class B Special Common Stock, $.01 par value, liquidation preference
   $11.67; 20,000 shares authorized; 5,727 shares issued and outstanding.......          --            57
Additional paid-in capital ....................................................          --        44,876
Accumulated deficit ...........................................................     (24,820)      (28,908)
                                                                                  ---------     ---------
  Total common stockholders' equity (deficit) .................................     (24,735)       16,113
                                                                                  ---------     ---------
  Total liabilities and common stockholders' equity (deficit) .................   $ 280,790     $ 408,276
                                                                                  =========     =========

       The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           FOR THE FIRST QUARTER ENDED
                                                                           ---------------------------
                                                                            MARCH 25,      MARCH 31,
                                                                               1997          1998
                                                                           -----------   ------------
Revenues
 Rental revenue ........................................................     $ 8,892       $ 29,923
 Equipment sales .......................................................      10,505         23,448
 Parts and service .....................................................       4,959          8,994
                                                                             -------       --------
   Total revenues ......................................................      24,356         62,365
                                                                             -------       --------

Cost of revenues
 Cost of equipment sold ................................................       8,814         16,699
 Depreciation of rental equipment ......................................       4,443         11,321
 Maintenance of rental equipment .......................................       1,830          8,268
 Cost of parts and service .............................................       3,001          5,996
                                                                             -------       --------
   Total cost of revenues ..............................................      18,088         42,284
                                                                             -------       --------
Gross profit ...........................................................       6,268         20,081
                                                                             -------       --------

Other operating expenses
 Selling, general and administrative expenses ..........................       3,969         12,025
 Other depreciation and amortization ...................................         349          1,749
                                                                             -------       --------
   Total other operating expenses ......................................       4,318         13,774
                                                                             -------       --------
Income from operations .................................................       1,950          6,307
                                                                             -------       --------

Other expense
 Interest expense ......................................................       1,363          7,556
 Amortization of debt issue costs ......................................         187          1,865
                                                                             -------       --------
   Total other expense .................................................       1,550          9,421
                                                                             -------       --------
Income (loss) before (provision for) benefit from income taxes .........         400         (3,114)
(Provision for) Benefit from income taxes ..............................        (150)         1,168
                                                                             -------       --------
Net income (loss) ......................................................     $   250       $ (1,946)
                                                                             =======       ========

Basic and diluted earnings per common share
Net income (loss) ......................................................     $  (.19)      $   (.46)
                                                                             =======       ========

Weighted average common shares outstanding
 (basic and diluted) ...................................................       8,465          8,865
                                                                             =======       ========

       The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

               STATEMENT OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                   FOR THE FIRST QUARTER ENDED MARCH 31, 1998

                                 (IN THOUSANDS)


                                         COMMON STOCK A    COMMON STOCK B    ADDITIONAL
                                        ----------------- -----------------   PAID-IN    ACCUMULATED
                                         SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      DEFICIT       TOTAL
                                        -------- -------- -------- -------- ----------- ------------ -------------
Balance, December 31, 1997 ............  8,465      $85                                  $ (24,820)    $ (24,735)

Net loss ..............................                                                     (1,946)       (1,946)

Preferred stock dividends accrued--
 Series B and C .......................                                                       (736)         (736)

Accretion of Series A, B and C
 Preferred Stock ......................                                                     (1,236)       (1,236)

Exchange of Preferred Stock
 Series B and C for Class B
 Common Stock .........................                    6,000     $60      $44,876                     44,936

Conversion of Class B
 Common Stock to
 Class A Common Stock .................    273        3     (273)       (3)        --           --            --

Dividend accrued--Series A
 Preferred Stock ......................                                                       (170)         (170)
                                         -----      ---    -----     ---      -------    ---------     ---------
Balance, March 31, 1998 ...............  8,738      $88    5,727     $57      $44,876    $ (28,908)    $  16,113
                                         =====      ===    =====     ===      =======    =========     =========

       The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED, IN THOUSANDS)

                                                                     FOR THE FIRST QUARTER ENDED
                                                                     ---------------------------
                                                                      MARCH 25,      MARCH 31,
                                                                         1997          1998
                                                                     -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ................................................    $     250     $   (1,946)
Adjustments to reconcile net income (loss) to net cash (used in)
  provided by operating activities
  Depreciation and amortization ..................................        4,979         14,935
  Gain on sale of rental equipment ...............................       (1,246)        (3,714)
  Provision (benefit) for/(from) deferred income taxes ...........          150         (1,168)
 Change in operating assets and liabilities
  Accounts receivable ............................................       (1,630)           341
  Inventories ....................................................         (445)        (8,275)
  Other assets ...................................................       (1,202)        (1,927)
  Accounts payable and accrued expenses ..........................       (2,892)        10,263
                                                                      ---------     ----------
   Net cash (used in) provided by operating activities ...........       (2,036)         8,509
                                                                      ---------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of rental equipment ....................................      (25,048)       (47,157)
Proceeds from sale of rental equipment ...........................       10,505         23,448
Purchases of property and equipment ..............................       (1,950)        (2,118)
Cash paid for acquisitions .......................................           --       (100,000)
                                                                      ---------     ----------
   Net cash used in investing activities .........................      (16,493)      (125,827)
                                                                      ---------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Debt issue costs .................................................         (124)        (2,325)
Net borrowings (repayments) under Senior Credit Facility .........       17,510         69,880
Repayments under notes payable ...................................           --           (412)
Repayments under capitalized lease obligations ...................           --           (174)
Borrowings under term loan .......................................           --        100,000
Repayments under term loan .......................................           --        (49,916)
                                                                      ---------     ----------
   Net cash provided by financing activities .....................       17,386        117,053
                                                                      ---------     ----------
Net decrease in cash and cash equivalents ........................       (1,143)          (265)
Cash and cash equivalents, beginning of quarter ..................        4,989          2,885
                                                                      ---------     ----------
Cash and cash equivalents, end of quarter ........................    $   3,846     $    2,620
                                                                      =========     ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       MARCH 25, 1997 AND MARCH 31, 1998
                                  (UNAUDITED)


NOTE 1--UNAUDITED INTERIM INFORMATION


     The accompanying interim consolidated financial data are unaudited; however, in the opinion of management, the interim data include all adjustments necessary for a fair presentation of the results for the interim periods. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


     The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.


     The interim unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1997 appearing elsewhere in this Prospectus.


NOTE 2--FISCAL QUARTERS


     Effective October 1, 1997, the Company changed to calendar quarters. Prior to October 1997, the Company's fiscal quarters were based on three four-week periods.


NOTE 3--CHANGE IN ACCOUNTING POLICIES


     During the first quarter of 1998, the Company adopted Statement No. 130 ("SFAS 130"), Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income. The adoption of SFAS 130 had no effect on the Company's consolidated financial statements for the quarter ended March 31, 1998.


NOTE 4--ACQUISITIONS


     During January 1998, the Company acquired substantially all of the assets of Richbourg's Sales and Rentals, Inc. ("Richbourg") for approximately $100 million. Richbourg has rental equipment operations similar to the Company's with 15 locations in three states. In connection with this acquisition, the Company amended its Senior Credit Facility and executed a $100 million term loan (the "Richbourg Term Loan") with terms and requirements similar to the Company's Senior Credit Facility. This transaction was accounted for under the purchase method. In connection with this purchase, goodwill of approximately $40.8 million was recorded.


     In March 1998, the Company entered into a letter of intent to acquire 51% of the outstanding stock of Sullair Argentina Sociedad Anonima ("S.A. Argentina") for $28 million and 65% of S.A. Argentina's net income for 1998 and 1999, such earn-out payments not to exceed $10 million in the aggregate. S.A. Argentina rents and sells industrial and construction equipment throughout South America.

                                  NEFF CORP.

                       MARCH 25, 1997 AND MARCH 31, 1998
                                  (UNAUDITED)


NOTE 4--ACQUISITIONS--(CONTINUED)


     The following pro forma information has been prepared to reflect the Industrial Equipment Rentals, Inc. (August 1997) and Richbourg (January 1,
1998) acquisitions as if they were consummated on January 1, 1997, after giving effect to certain pro forma adjustments described below (in thousands):


                                                  MARCH 25, 1997
                                                 ---------------
   Revenues ..................................       $41,159
                                                     =======
   Net (loss) income .........................       $ 1,117
                                                     =======
   Basic and diluted earnings per common share
    Basic ....................................       $  (.13)
                                                     =======
    Diluted ..................................       $  (.13)
                                                     =======

     Pro forma adjustments reflect amortization of intangible assets, depreciation of property and equipment and increased interest on borrowings to finance the acquisitions. The unaudited pro forma information is based upon certain assumptions and estimates and does not necessarily represent operating results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented, nor is it necessarily indicative of expected future operating results.


NOTE 5--EARNINGS PER SHARE


     The treasury stock method was used to determine the dilutive effect of options and warrants on earnings per share data. For 1998 and 1997, common stock equivalents were excluded since the effect would be anti-dilutive.

     Net loss from continuing operations per share and the weighted average number of shares outstanding used in the computations are summarized as follows (in thousands, except per share data):


                                                                 FIRST QUARTER ENDED
                                                          ----------------------------------
                                                           MARCH 25, 1997     MARCH 31, 1998
                                                          ----------------   ---------------
   Net income (loss)                                          $    250          $ (1,946)
   Deduct:
    Preferred stock dividend ..........................            964               906
    Accretion of preferred stock ......................            898             1,236
                                                              --------          --------
   Income (loss) per share computations ...............       $ (1,612)         $ (4,088)
   Number of shares:
    Weighted average common shares oustanding .........          8,465             8,865
   Add:
    Net additional common shares issued(1) ............             --                --
    Weighted average common shares used in the
      per share computations ..........................          8,465             8,865
                                                              ========          ========
   Net income (loss) per common share .................       $   (.19)         $   (.46)
                                                              ========          ========

----------------
(1) Assumes exercise of outstanding common stock equivalents (options and warrants) at the beginning of the period, net of 20% limitation, if applicable, on the assumed repurchase of stock.

                                  NEFF CORP.

                       MARCH 25, 1997 AND MARCH 31, 1998
                                  (UNAUDITED)

NOTE 6--DEBT


     On May 1, 1998, the Company amended and restated its $250 million revolving credit facility (as amended and restated, the "New Credit Facility"). Borrowings under the New Credit Facility are based upon eligible accounts receivable, rental fleet and inventory amounts. The interest rates on balances outstanding under the New Credit Facility will vary based upon the leverage ratio maintained by the Company and range from Prime rate or LIBOR plus 1% to Prime plus 1.25% or LIBOR plus 2.25%. The New Credit Facility terminates on October 31, 1998; however, upon repayment of the Richbourg Term Loan, this date will be extended to April 30, 2003.


NOTE 7--PREFERRED STOCK


     Effective March 25, 1998, General Electric Capital Corporation exchanged their Series B and Series C Cumulative Convertible Redeemable Preferred Stock for Class B Common Stock, liquidation preference $11.67.


NOTE 8--SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION

                                                        FIRST QUARTER ENDED
                                                      ------------------------
                                                       MARCH 25,     MARCH 31,
                                                          1997         1998
                                                      -----------   ----------
                                                           (IN THOUSANDS)
   Supplemental Disclosure of Cash Flow Information
    Cash paid for interest ........................      $1,224       $6,752
                                                         ======       ======
    Cash paid for taxes ...........................      $  507       $   --
                                                         ======       ======

To the Stockholders of
Industrial Equipment Rentals, Inc.


     We have audited the accompanying consolidated balance sheets of Industrial Equipment Rentals, Inc. (a Delaware corporation), and subsidiary (the Company) as of July 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.


     The accompanying consolidated financial statements do not reflect any adjustments associated with the sale of the Company on August 1, 1997 (see
Note 2).



ARTHUR ANDERSEN LLP


Houston, Texas
September 18, 1997

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                      JULY 31,
                                                                             ---------------------------
                                                                                 1996           1997
                                                                             ------------   ------------
                                 ASSETS
Current Assets
 Cash and cash equivalents ...............................................    $   2,160      $   1,582
 Accounts receivable, net ................................................        5,487          6,058
 Inventories .............................................................        1,321          1,247
 Prepaid expenses and other ..............................................        1,006          1,100
                                                                              ---------      ---------
  Total Current Assets ...................................................        9,974          9,987
Property, Plant and Equipment, at Cost
 Rental equipment ........................................................       37,890         39,812
 Other ...................................................................        4,626          5,100
                                                                              ---------      ---------
                                                                                 42,516         44,912
 Less: Accumulated depreciation ..........................................      (10,729)       (16,779)
                                                                              ---------      ---------
                                                                                 31,787         28,133
Other Assets, net ........................................................        2,306          1,787
                                                                              ---------      ---------
  Total Assets ...........................................................    $  44,067      $  39,907
                                                                              =========      =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable ........................................................    $   2,345      $   1,956
 Accrued expenses ........................................................        1,845          1,602
 Current portion of subordinated debentures ..............................            0          8,171
 Capital lease obligation ................................................          103             74
 Current portion of long-term debt .......................................        5,809         22,630
                                                                              ---------      ---------
  Total Current Liabilities ..............................................       10,102         34,433
Long-Term Liabilities
 Long-term debt, less current portion ....................................       21,288            621
 Other long-term liabilities .............................................          454            225
 Subordinated debentures, less current portion ...........................        7,811              0
 Deferred taxes ..........................................................          831          1,078
                                                                              ---------      ---------
  Total Long-Term Liabilities ............................................       30,384          1,924
                                                                              ---------      ---------
  Total Liabilities ......................................................       40,486         36,357
                                                                              ---------      ---------
Senior mandatorily redeemable convertible preferred stock, Series A $1
  par; 107,500 shares outstanding; $20 per share redemption value.........        1,226          1,347
                                                                              ---------      ---------
Stockholders' Equity
 Senior redeemable convertible preferred stock, Series B .................          495            495
 Junior preferred stock ..................................................           19             19
 Common stock, $.01 par; 876,500 and 881,500 shares
   outstanding, respectively .............................................            9              9
 Paid-in capital .........................................................        2,806          2,806
 Retained deficit ........................................................         (974)        (1,126)
                                                                              ---------      ---------
  Total Stockholders' Equity .............................................        2,355          2,203
                                                                              ---------      ---------
  Total Liabilities and Stockholders' Equity .............................    $  44,067      $  39,907
                                                                              =========      =========

       The accompanying notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                                                                 FOR THE YEAR ENDED JULY 31,
                                                                             ------------------------------------
                                                                                1995         1996         1997
                                                                             ----------   ----------   ----------
Revenues:
 Rentals and related revenues ............................................    $17,522      $26,056      $30,012
 Sales revenues ..........................................................      3,841        4,225        3,999
 Sales of fixed assets ...................................................      1,798        2,925        1,860
                                                                              -------      -------      -------
  Total Revenues .........................................................     23,161       33,206       35,871

Costs and Expenses:
 Rentals and related expenses ............................................      4,374        6,663        7,019
 Cost of sales ...........................................................      2,611        3,353        3,155
 Cost of fixed assets disposed ...........................................        748        2,016        1,203
 Wages and benefits ......................................................      6,461        8,671        9,075
 Depreciation ............................................................      3,454        5,961        7,308
 Facilities ..............................................................        864        1,400        1,636
 Selling and administrative expenses .....................................      1,446        1,796        1,659
 Amortization expense ....................................................        533          596          689
                                                                              -------      -------      -------
  Total Costs and Expenses ...............................................     20,491       30,456       31,744
                                                                              -------      -------      -------
Operating Income .........................................................      2,670        2,750        4,127
 Interest expense ........................................................      2,001        3,057        3,291
 Other ...................................................................         97           97          328
                                                                              -------      -------      -------
Income (Loss) Before Taxes ...............................................        572         (404)         508
 Income Tax Expense (Benefit) ............................................        267          (47)         296
                                                                              -------      -------      -------
Net Income (Loss) Before Extraordinary Item ..............................        305         (357)         212
 Extraordinary loss on debt refinancing, net of tax benefit of $83........         --         (136)          --
                                                                              -------      -------      -------
Net Income (Loss) ........................................................    $   305      $  (493)     $   212
                                                                              =======      =======      =======

       The accompanying notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JULY 31, 1997

                                (IN THOUSANDS)



                                                  SENIOR
                                                REDEEMABLE
                                                CONVERTIBLE
                                                 PREFERRED     JUNIOR
                                                   STOCK     PREFERRED   COMMON     PAID-IN     RETAINED
                                                 SERIES B      STOCK      STOCK     CAPITAL      DEFICIT       TOTAL
                                               ------------ ----------- -------- ------------ ------------ ------------
   Balance, July 31, 1994 ....................     $ --         $19        $ 9      $1,490      $    (58)     $1,460

   Net Income ................................       --          --         --         --            305        305

   Proceeds from Preferred Stock Issuance ....      495          --         --      1,318             --      1,813

   Dividends .................................       --          --         --         --           (243)      (243)

   Accretion of Preferred Stock ..............       --          --         --         --           (121)      (121)
                                                   ----         ---        ---      ------      --------      ------
   Balance, July 31, 1995 ....................      495          19          9      2,808           (117)     3,214

   Net Loss ..................................       --          --         --         --           (493)      (493)

   Cost of Preferred Stock
     Issuance ................................       --          --         --           (2)          --           (2)

   Dividends .................................       --          --         --         --           (243)      (243)

   Accretion of Preferred Stock ..............       --          --         --         --           (121)      (121)
                                                   ----         ---        ---      -------     --------      -------
   Balance, July 31, 1996 ....................      495          19          9      2,806           (974)     2,355

   Net Income ................................       --          --         --         --            212        212

   Dividends .................................       --          --         --         --           (243)      (243)

   Accretion of Preferred Stock ..............       --          --         --         --           (121)      (121)
                                                   ----         ---        ---      -------     --------      -------
   Balance, July 31, 1997 ....................     $495         $19        $ 9      $2,806      $ (1,126)     $2,203
                                                   ====         ===        ===      =======     ========      =======

          The following notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                               FOR THE YEAR ENDED JULY 31,
                                                                         ----------------------------------------
                                                                             1995          1996           1997
                                                                         -----------   ------------   -----------
Cash Flows from Operating Activities:
 Net income (loss) ...................................................    $    305      $    (493)     $    212
 Depreciation and amortization expense ...............................       3,987          6,557         7,997
 Less: Gain on sale of property and equipment ........................        (966)          (909)         (657)
 Increase (decrease) in deferred tax liability .......................         259           (192)          247
 Increase (decrease) in operating cash flows resulting from:
  Accounts receivable ................................................      (1,088)          (746)         (311)
  Inventories ........................................................        (534)           511            73
  Prepaid expense and other ..........................................         165             69           151
  Accounts payable ...................................................         973           (395)         (402)
  Accrued expenses ...................................................         309            479          (257)
                                                                          --------      ---------      --------
Net Cash Provided by Operating Activities ............................       3,410          4,881         7,053

Cash Flows from Investing Activities:
 Cost of acquisitions, net ...........................................         (96)        (3,481)       (1,710)
 Purchases of property and equipment
  Rental equipment ...................................................      (4,866)       (10,101)       (3,376)
  Other property and equipment .......................................      (1,070)        (1,277)         (432)
 Proceeds from sale of property and equipment ........................       1,798          2,925         1,860
                                                                          --------      ---------      --------
Net Cash used for Investing Activities ...............................      (4,234)       (11,934)       (3,658)

Cash Flows from Financing Activities:
 Payments of equipment contracts .....................................        (752)        (1,924)       (2,675)
 Retirement of debt on equipment contracts ...........................        (397)        (1,600)         (328)
 Payments/principal reductions on term loan ..........................      (3,015)        (2,166)         (995)
 Payments of other long-term capital financings ......................        (139)          (229)       (3,891)
 Net borrowings under revolving facility .............................       1,156          1,818           332
 Proceeds from Capex notes ...........................................       4,362          7,151         3,466
 Proceeds from issuance of subordinated debentures, including interest
   payable ...........................................................       3,666            337           361
 Cost relating to issuance of subordinated debentures ................         (42)            --            --
 Proceeds from issuance of Series B senior redeemable convertible
   preferred stock, net ..............................................       1,813             --            --
 Cost relating to refinancing of debt agreement ......................          --            129            --
 Dividends paid on preferred stock ...................................        (243)          (243)         (243)
                                                                          --------      ---------      --------
Net Cash Provided by (used for) Financing Activities .................       6,409          3,273        (3,973)
Net Increase (Decrease) in Cash and cash equivalents .................       5,585         (3,780)         (578)
 Cash and cash equivalents at beginning of period ....................         355          5,940         2,160
                                                                          --------      ---------      --------
 Cash and cash equivalents at end of period ..........................    $  5,940      $   2,160      $  1,582
                                                                          ========      =========      ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
 Vendor financing of equipment purchases .............................    $    618      $   8,408      $  1,430
 Business assets acquired through seller financing ...................          90            750           266
 Proceeds from capital lease obligations .............................          --             79            --

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
 Cash paid during the year for:
  Interest ...........................................................    $  1,972      $   3,010      $  2,926
  Income taxes .......................................................          25             70            48

       The accompanying notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--ORGANIZATION


     The accompanying consolidated financial statements include the accounts of Industrial Equipment Rentals, Inc. ("IER") and its wholly-owned subsidiary, Buckner Rental Service, Inc. ("BRS," formerly IER Acquisition Corp.). IER and BRS (the "Company"), were incorporated in the state of Delaware in May 1993. The Company is a full service equipment rental company servicing industrial, commercial and construction customers along the Gulf Coast. The Company rents, sells and services a broad line of construction and industrial equipment at each of its rental locations.


NOTE 2--SALE OF BUSINESS AND BASIS OF ACCOUNTING


     Effective August 1, 1997, the Company shareholders sold their stock in the Company to Neff Corp. The accompanying consolidated financial statements present the Company's financial position as of July 31, 1996 and 1997 and the results of operations and cash flows for the three years in the period ended July 31, 1997, prior to the sale. Accordingly, the consolidated financial statements do not include any of the expected purchase price adjustments associated with the sale of the Company listed below, among others.


   a. A pushdown of the buyer's purchase accounting, (including elimination of existing goodwill) was made immediately following the sale of the Company.



   b. In connection with the above transaction, the Company's corporate structure has been reorganized. As part of the restructuring, IER was merged into its wholly-owned subsidiary ("BRS"), which has become the wholly-owned subsidiary of another corporate entity. Shortly after closing the transaction, the newly merged entity was merged into its new owner.


   c. Due to the redemption of the 107,500 shares of non-voting $1 par Series
      A Senior Redeemable Convertible Preferred Stock (the "Senior Series A") on August 1, 1997, there was a charge to retained earnings of $0.8 million to accrete the stock to its redemption value (see Note 9). A similar charge of $0.4 million was made for the redemption of the 18,936 shares of non-voting, $1 par Junior Preferred Stock (the "Junior Series") along with adjustments for conversion of the 495,000 shares of voting $1 par Series B Redeemable Convertible Preferred Stock (the "Senior Series B") into one share of common stock which were redeemed for $10.2 million immediately upon sale of the Company (see Note 9).


   d. On August 1, 1997, substantially all of the Company's long-term debt was repaid using proceeds from the sale. As a result, the Company was required to pay approximately $81,000 in prepayment penalties and write off a total of $0.1 milion in unamortized debt issue costs immediately after the long-term debt was paid.


   e. The Company incurred $1 million in closing fees, including $0.3 million in closing bonuses, in conjunction with the sale.


   f. Due to the change of control and separate return limitations as a result of the sale of the Company, the deferred tax assets recorded for federal and state tax net operating losses and alternative minimum tax carryforwards of approximately $2.1 million as of July 31, 1997 will be subject to restrictions on use. No adjustment has been reflected in the accompanying financial statements to allow for such potential restrictions.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


CONSOLIDATION


     The accompanying consolidated financial statements include the accounts of the Company and BRS. All significant intercompany accounts and transactions have been eliminated.


USE OF ESTIMATES


     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CASH EQUIVALENTS


     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


ACCOUNTS RECEIVABLE


     The Company recognizes revenue on monthly contracts and other open contracts based on the number of days of equipment usage occurring prior to the end of the fiscal year. Accounts receivable are net of allowances for doubtful accounts of $0.2 million at July 31, 1996 and 1997.


INVENTORIES


     The Company maintains inventories of equipment for resale, parts, merchandise and tools. Inventories are valued at the lower of cost (first-in, first-out) or market. There was no work-in-process inventory at July 31, 1996 or 1997.


PROPERTY AND EQUIPMENT


     Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Rental equipment with useful lives of five, seven and ten years is depreciated to a 20 percent salvage value at the end of their useful lives. All other property and equipment is fully depreciated with no salvage value assumed. Prior to August 1, 1994, no salvage values were assumed on rental equipment with useful lives of five and seven years. The change in estimate reduced depreciation expense by approximately $0.6 million in the fiscal year ended July 31, 1995. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. Sales of the Company's rental fleet are common but incidental to the Company's primary rental business and are typically made to rental customers. When property is retired, sold or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts, and any proceeds are recognized as revenues and included in the statement of operations.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     In March 1995, Statement of Financial Accounting Standards SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued. SFAS No. 121, which became effective for fiscal years beginning after December 15, 1995, requires that certain long-lived assets be reviewed for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and that an impairment loss be recognized under certain circumstances in the amount by which the carrying value exceeds the fair market value of the asset. The Company adopted SFAS No. 121 in the fiscal year ended July 31, 1997, as required, and the adoption did not have a material effect on the Company's results of operations or financial position.


OTHER ASSETS


     Other assets consist of the following at July 31 (in thousands):

                                                     AMORTIZATION
                                                        PERIOD          1996          1997
                                                    -------------   -----------   -----------
   Long-term portion of note receivable .........           N/A      $    247      $     --
   Debt issue costs .............................         5 yrs           204           204
   Goodwill .....................................      5,20 yrs           775           990
   Non-competition agreements ...................       2,5 yrs         2,572         2,772
   Other ........................................           N/A            36            38
                                                                     --------      --------
                                                                        3,834         4,004
   Less: Accumulated amortization ...............                      (1,528)       (2,217)
                                                                     --------      --------
                                                                     $  2,306      $  1,787
                                                                     ========      ========

ACCOUNTING FOR INCOME TAXES


     The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes," which requires that deferred income taxes be computed using the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of operations in the period of the enactment date.


RECLASSIFICATIONS


     Certain amounts for the prior years have been reclassified to conform with the current year presentation.


NOTE 4--ACQUISITIONS


A-L RENTAL CENTER


     On June 14, 1995, the Company purchased substantially all of the assets of A-l Rental Center. The acquisition price of $186,000 consisted of $90,000 in cash, a $90,000 promissory note with 60 equal

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 4--ACQUISITIONS--(CONTINUED)


monthly payments with final payment due June 14, 2000, and directly related acquisition expenses of $6,000. As part of the transaction, the Company entered into a noncompetition agreement with the seller for the payment of $1,333 per month commencing on July 14, 1995, with the last payment due and payable on June 14, 2000. The Company also entered into an agreement to lease a facility owned by the seller. The lease is an operating lease and requires payments of $2,200 a month over a period of five years.


RENTAL WORLD

     On August 1, 1995, the Company purchased substantially all of the assets of Rental World of the Valley, Inc. ("Rental World"). The acquisition price of $4.3 million consisted of $3.5 million in cash, $1.5 million of which was funded using proceeds of a term loan, a $0.8 million promissory note dated August 1, 1995 bearing interest at 7%, along with directly related acquisition expenses of $55,600, of which $52,800 had been incurred as of July 31, 1995. The promissory note is payable in twenty-four interest-only monthly installments of $4,375 beginning September 1, 1995, and is equal to the interest accrued on the principal, and forty-eight consecutive monthly installments of principal and interest of $17,960 beginning on September 1, 1997. As part of the transaction, the Company entered into a noncompetition agreement with the seller for the payment of $8,333 per month commencing on September 1, 1995 with the last payment due and payable on August 1, 2000.

     In conjunction with the acquisition, the Company entered into five year lease agreements, commencing on the purchase date, to lease four of the rental properties of the previous owner. The yearly rental expense of the four payments is $0.2 million and is included in facilities expense.


CAMERON

     On October 1, 1996, the Company purchased all of the assets of Cameron Rental and Tank, Inc. (Cameron). The acquisition price of $1.5 million consisted of $1.2 million in cash, a $0.3 million non-interest bearing promissory note dated October 1, 1996 and acquisition expenses of $13,500. A portion of the cash purchase price was funded using proceeds from the Capex facility. The promissory note matured on January 28, 1997 and the face amount was reduced by $6,453 in accordance with the terms of the note which required an adjustment for the amount of cash collected by the Company 90 days after the closing from accounts receivable and accrued or unbilled revenue of Cameron above or below $0.3 million. As part of the transaction, the Company entered into non-competition agreements for a period of two years with the two officers of Cameron for the payment of $0.1 million to each payable at closing.

     In conjunction with the acquisition, the Company entered into an agreement to lease a facility owned by one of the officers of Cameron. The lease is an operating lease and requires payments of $2,250 a month over a period of five years.

     The A-1 Rental Center, Rental World and Cameron acquisitions were accounted for as purchases and accordingly, the purchase prices were allocated to assets acquired based on their estimated fair market values. The results of operations of the acquired assets are included in the accompanying financial statements since the effective date of each acquisition.

     The pro forma operating results for these acquisitions have not been disclosed either because the effect of the acquisitions was not material (in the case of A-1 Rental Center) or the acquisitions took place at or near the beginning of the fiscal year.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 5--PROPERTY AND EQUIPMENT


     Property and equipment consist of the following as of July 31, 1996 and 1997 (in thousands):

                                                          USEFUL LIFE        1996           1997
                                                         -------------   ------------   ------------
   Rental fleet ......................................     2-10 yrs       $  37,890      $  39,812
   Autos and trucks ..................................   3, 5, 7yrs             621            678
   Buildings .........................................     31.5 yrs             432            432
   Furniture, fixtures and office equipment ..........        5 yrs           1,010          1,091
   Leasehold improvements ............................    5, 10 yrs           1,375          1,572
   Land ..............................................          N/A             322            322
   Shop equipment ....................................        5 yrs             866          1,005
                                                                          ---------      ---------
                                                                             42,516         44,912
   Less: Accumulated depreciation ....................                      (10,729)       (16,779)
                                                                          ---------      ---------
                                                                          $  31,787      $  28,133
                                                                          =========      =========

NOTE 6--LONG-TERM DEBT AND SUBORDINATED DEBT


     Substantially all of the Company's debt was repaid subsequent to July 31, 1997 as a result of the sale of the Company and accordingly, is classified as current liabilities in the accompanying consolidated balance sheet (see Note
2).


     Secured and unsecured long-term debt consists of the following at July 31, 1996 and 1997 (in thousands):

                                                           1996          1997
                                                        ----------   -----------
   The Credit Agreement:
    Term Loan and Revolving Facility ................    $ 11,227     $   8,417
    Capex Facility ..................................       5,897         6,435
                                                         --------     ---------
                                                           17,124        14,852
   Equipment Contracts ..............................       9,149         7,592
   Promissory Notes .................................         824           807
                                                         --------     ---------
   Senior Secured Borrowings ........................      27,097        23,251
   Less: Current Portion ............................      (5,809)      (22,630)
                                                         --------     ---------
     Total Long-Term Debt ...........................    $ 21,288     $     621
                                                         ========     =========
   9% Subordinated Debentures plus interest .........    $  4,011     $   4,371
   12% Subordinated Debentures ......................       3,800         3,800
                                                         --------     ---------
     Total Subordinated Debentures ..................    $  7,811     $   8,171
                                                         ========     =========

THE CREDIT AGREEMENT


     On July 31, 1997, the Company had in place a credit facility that originated on June 18, 1993 under a loan and security agreement (the "Credit Agreement") with a financial institution (the "Lender") that initially provided BRS with a borrowing base of up to $12 million which was increased to $18 million on July 21, 1994 ("Amendment No. 1") and $27 million on August 18, 1995 ("Amendment No. 3"). The

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 6--LONG-TERM DEBT AND SUBORDINATED DEBT--(CONTINUED)


Credit Agreement provides for a term loan (the "Term Loan") as well a revolving line of credit (the "Revolving Facility") and a capital expenditure facility (the "Capex Facility").


     The Credit Agreement was significantly amended through Amendment No. 3 to include equipment and other eligible inventory held for resale in the borrowing base and extend the original term of the Credit Agreement to August 31, 2000. The existing balances as of August 18, 1995, in the Revolving Facility and the Capex Facility were converted into the Term Loan and an additional $1 million was funded by the Lender to increase the principal balance in the Term Loan to $15 million. Borrowing capacity under the Capex Facility was increased to $12 million. In consideration of Amendment No. 3, the Company agreed to pay the Lender an amendment fee of $90,000 which was paid upon the execution by Borrower. As of July 31, 1996, the unamortized amount of this fee was $72,000 of which a total of $18,000 was expensed ratably during fiscal year 1997. Due to the significant modification of the Credit Agreement, the remaining unamortized balance of previous debt issue costs related to this Credit Agreement of $0.2 million was expensed during fiscal year ended July 31, 1996 and have been reflected in the Company's consolidated statement of operations as an extraordinary item net of income tax benefit of $83,355. During fiscal 1996 and 1997, minor modifications were made to the Credit Agreement covenants by amendments No. 4, No. 5 and No. 6; the associated costs of these minor amendments were expensed in the respective periods.


     The Lender has a security interest in substantially all of the Company's assets except for otherwise encumbered equipment financed by creditors other than the Lender. The Credit Agreement requires the maintenance of certain covenants. As of July 31, 1997, the Company was in compliance with or obtained waivers for all such covenants. The Credit Agreement restricts BRS from advancing or paying dividends to IER if BRS is in default under the Credit Agreement or if its available borrowings under the Revolving Facility are below a specified amount. Amounts outstanding under the Credit Agreement bear interest at a rate equal to prime rate plus 2.0 percent (10.75 percent effective rate) at July 31, 1995 prior to Amendment No. 3 and prime plus 1.5 percent thereafter or, alternatively, at the Company's option, LIBOR plus 4 percent. The Company elected the LIBOR option and as of July 31, 1996 and 1997, the effective rates were 9.45 percent and 9.63 percent, respectively.


     The Revolving Facility may be used by the Company to meet general working capital requirements, purchase equipment, finance down payments on certain third-party financed equipment purchases, and issue letters of credit. The total borrowings available under the Revolving Facility are approximately equal to 80 percent of the Company's eligible accounts receivable, 65 percent of eligible inventory of equipment held for sale, and 50 percent of eligible inventory comprised of all goods (other than equipment) intended for sale, rental or lease and all work in process and raw materials not to exceed $0.4 million. Additionally, the Revolving Facility is limited to remaining borrowings under the $27 million total credit facility after subtraction of the Term Loan and the Capex Facility. As of July 31, 1996 and 1997, there were no outstanding balances on the Revolving Facility. As calculated, $3.2 million and $4.7 million of additional borrowing was available as of July 31, 1996 and 1997, respectively.


     In accordance with the Credit Agreement, proceeds from the sale of collateralized rental equipment sold in the ordinary course of business of $1.3 million during fiscal 1996 and $1 million during fiscal 1997 were applied to the outstanding principal balance of the Term Loan and, as a result, the scheduled monthly payments of principal were reduced. The outstanding balance on the Term Loan and Revolving Facility was $11.2 million and $8.4 million as of July 31, 1996 and 1997, respectively, and was paid in full on August 1, 1997 in conjunction with the sale of the Company (see Note 2).

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 6--LONG-TERM DEBT AND SUBORDINATED DEBT--(CONTINUED)


     The Capex Facility may be used by the Company to finance up to 80 percent of the purchase price of capital expenditures. At six month intervals, any outstanding Capex Loan balance is converted into a Capex Note which must be repaid in sixty ratable monthly payments. During August 1996 and March 1997, portions of the Capex Loan were converted into Capex Notes in the amount of $6.1 million and $1.3 million, respectively. During fiscal 1997, $1.2 million in principal payments were made against these notes. Interest on the Capex Loan is charged against the Revolving Facility each month.



EQUIPMENT CONTRACTS


     The equipment contracts, bearing interest at rates ranging from 7.5 percent to 11 percent, are secured by equipment purchased and are payable in various monthly principal installments.



SUBORDINATED DEBENTURES


     The total amount of subordinated debentures outstanding was $7.8 million and $8.2 million as of July 31, 1996 and 1997, respectively. These amounts include $3.8 million as of July 31, 1996 and 1997 of subordinated debentures that bear interest which is payable quarterly at a rate of 12 percent per annum (the "12% Subordinated Debentures") and $3.7 million in subordinated debentures that bear interest at a rate of nine percent per annum (the "9% Subordinated Debentures") as well as accrued interest payable of $0.3 million at July 31, 1996 and $0.7 million at July 31, 1997 on the 9% Subordinated Debentures. All debentures are owed to a group of the Company's preferred shareholders and were paid in full on August 1, 1997 in conjunction with the sale of the Company (see
Note 2). As of July 31, 1996 and 1997, accrued interest payable on the 12% Subordinated Debentures was $38,000.



DEBT MATURITIES


     The aggregate annual maturities of the senior secured subordinated and unsecured debt as of July 31, 1997 are as follows (in thousands):



YEAR ENDED                   CREDIT       EQUIPMENT CONTRACTS     SUBORDINATED
 JULY 31                   AGREEMENT     AND PROMISSORY NOTES      DEBENTURES       TOTAL
----------                -----------   ----------------------   -------------   ----------
     1998 .............     $14,852             $7,778               $8,171       $30,801
     1999 .............          --                200                   --           200
     2000 .............          --                213                   --           213
     2001 .............          --                208                   --           208
     2002 .............          --                 --                   --            --
   Thereafter .........          --                 --                   --            --
                            -------             ------               ------       -------
                            $14,852             $8,399               $8,171       $31,422
                            =======             ======               ======       =======

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 7--LEASES


     At July 31, 1997, the Company had minimum annual lease commitments under noncancelable operating leases as follows (in thousands):



YEAR ENDED JULY 31                                            OPERATING LEASES
------------------                                            ----------------
     1998 ................................................         $  698
     1999 ................................................            403
     2000 ................................................            367
     2001 ................................................            148
     2002 ................................................             48
                                                                   ------
                                                                   $1,664
                                                                   ======

     The Company leases its facilities at various monthly rental terms which expire at various dates through September 2006. The above amounts include commitments from the A-l Rental Center, Rental World, and Cameron acquisitions (see Note 4). Total rent of $0.4 million, $0.7 million and $0.7 million for the periods ended July 31, 1995, 1996, and 1997 were charged to facilities expense.



     At July 31, 1997, the Company had future payments under capital leases as follows (in thousands):



YEAR ENDED JULY 31                                     CAPITAL LEASE OBLIGATIONS
------------------                                     -------------------------
     1998 ............................................             $  85
     1999 ............................................                --
     2000 ............................................                --
     2001 ............................................                --
     2002 ............................................                --
                                                                   -----
                                                                      85
   Less: Interest ....................................               (11)
                                                                   -----
   Capital Lease Obligations .........................             $  74
                                                                   =====

     The Company is party to several capital leases primarily related to computers and computer-related equipment. These leases have been capitalized using interest rates ranging from 7 percent to 12 percent. Amortization on the capitalized amounts is included in depreciation expense. All of the capitalized leases were repaid subsequent to July 31, 1997 as a result of the sale of the Company and accordingly, all capital leases payable were classified as current liabilities in the accompanying consolidated balance sheets.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 8--INCOME TAXES


     The provision (benefit) for income taxes consists of the following for the years ended July 31 (in thousands):

                                                  1995       1996       1997
                                                 ------   ---------   -------
   Current
    Federal ...................................    $ --     $   --      $ --
    State .....................................       8         --        --
                                                   ----     ------      ----
                                                      8         --        --
                                                   ----     ------      ----
   Deferred
    Federal ...................................     233       (117)      266
    State .....................................      26        (13)       29
                                                   ----     ------      ----
                                                    259       (130)      296
                                                   ----     ------      ----
                                                   $267     $ (130)     $296
                                                   ====     ======      ====

     The reconciliation of the tax provision to the tax provision computed at statutory rates is as follows for the years ended July 31 (in thousands):

                                                     1995       1996       1997
                                                    ------   ----------   ------
   Federal tax at statutory rate (34%) ..........    $195      $ (212)     $173
   Nondeductible expenses .......................      42          54        48
   State taxes ..................................      22         (25)       20
   Valuation allowance and other ................       8          53        55
                                                     ----      ------      ----
                                                     $267      $ (130)     $296
                                                     ====      ======      ====

     The deferred income tax balances consist of the following (in thousands):


                                                                         JULY 31,
                                                                   ---------------------
                                                                      1996        1997
                                                                   ---------   ---------
           DEFERRED TAX LIABILITIES:
             Property and equipment basis differences ..........    $2,694      $3,336
                                                                    ------      ------
             Total deferred tax liabilities ....................     2,694       3,336
                                                                    ------      ------

           DEFERRED TAX ASSETS:
             Net operating loss carryforwards ..................     1,371       1,721
             Alternative minimum tax credit ....................       627         627
             Other .............................................       279         324
                                                                    ------      ------
             Total deferred tax assets .........................     2,277       2,672
           Valuation allowance for deferred tax assets .........      (177)       (226)
                                                                    ------      ------
           Net deferred tax assets .............................     2,100       2,446
                                                                    ------      ------
           Net deferred tax liabilities ........................    $  594      $  890
                                                                    ======      ======

     Included in prepaid expense and other are current deferred tax assets of $237 and $188 at July 31, 1996 and 1997, respectively.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 8--INCOME TAXES--(CONTINUED)


     The Company had net operating loss carryforwards for federal and state income tax purposes of approximately $0.8 million and $2.2 million, respectively, at July 31, 1995, $3.5 million and $4.4 million, respectively, at July 31, 1996 and $4.4 million and $5.7 million, respectively, at July 31, 1997. The Company also has alternative minimum tax credit carryovers of approximately $627,000 for federal income tax purposes at July 31, 1995, 1996 and 1997. For financial reporting, the loss and credit carryforwards were recognized as deferred tax assets and an appropriate valuation allowance was recorded to reflect the uncertainty about ultimate realization.


NOTE 9--PREFERRED STOCK


SERIES A SENIOR MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK


     The holders of the 107,500 shares of non-voting, $1 par Senior Series A are entitled to receive dividends thereon in cash at the rate of 6% per annum based on a face value of $20 per share when, as and if declared by the Company's Board of Directors, out of legally available funds. The dividends compound and accrue quarterly and are cumulative from the date of issuance. As of July 31, 1996 and 1997, accrued dividends payable for Senior Series A shares were $10,750. The Senior Series A was recorded at issuance at its estimated fair market value of $0.9 million ($7.93 per Senior Series A share) and is being accreted up to its redemption value through charges to retained earnings over the period from June 18, 1993 to the date it is mandatorily redeemable. As of July 31, 1996 and 1997, accumulated accretion from June 18, 1993 on Senior Series A shares were $0.4 million and $0.5 million, respectively. Also, dividends on the Senior Series A shares are accrued, whether or not declared, during the period to which they relate since the mandatory redemption amount includes dividends and are included in accrued expenses in the accompanying consolidated balance sheets. On August 1, 1997, the holders of the Senior Series A redeemed their shares upon a change in ownership for $20 per share (see Note 2).


SERIES B SENIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK


     The holders of the 495,000 shares of voting $1 par Senior Series B are not entitled to receive dividends but have the option to redeem their shares upon a change in ownership. The Senior Series B is not mandatorily redeemable. Accretion of the Senior Series B is not necessary as it was recorded at its redemption value of $3.704 per share not including the share of common stock to be received upon redemption. The Senior Series B shares were recorded upon issuance at the amount of net proceeds of $1.8 million which included par value of $0.5 million with excess proceeds over par recorded as additional paid in capital. On August 1, 1997 the holders of the Senior Series B converted their shares into one share of common stock which were redeemed for $10.2 million immediately upon the sale of the Company (see Note 2).


JUNIOR PREFERRED STOCK


     The holders of the 18,936 shares of non-voting, $1 par Junior Series are entitled to receive dividends in cash at the rate of 6% per annum based on a face value of $100 per share when, as and if declared by the Board. The dividends compound and accrue quarterly and are cumulative from the date of issuance. As of July 31, 1996 and 1997, accrued dividends payable for Junior Series shares were $9,468. No dividends shall be declared or paid on the Junior Series unless full cumulative dividends have been declared or paid on the Senior Series. The Junior Series was recorded at issuance at its

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 9--PREFERRED STOCK--(CONTINUED)


estimated fair market value of $1.5 million ($80.75 per Junior Series share). Since the Junior Series is not mandatorily redeemable, it is not being accreted up to its redemption value. Also, dividends on the Junior Series are accrued, whether or not declared, during the period to which they relate and are included in accrued expenses in the accompanying consolidated balance sheets. On August 1, 1997, the holders of the Junior Series redeemed for $1.9 million their shares upon a change in ownership (see Note 2).


NOTE 10--EMPLOYEE BENEFIT PLAN


     The Company has a defined contribution profit sharing plan (the "Plan") covering substantially all of its employees. All employees who are at least
20.5 years old, perform at least 1,000 hours of service annually and have satisfied the six month service requirement, are eligible to participate. Participants accumulate ownership in the Plan assets according to a vesting schedule over a period of six years. Company contributions to the Plan are made on an annual basis at the discretion of management, and are allocated to participants' accounts according to annual compensation. No contribution to the plan was made for the plan years ended July 31, 1995, 1996 or 1997.


     Effective January 1, 1994, an amendment was made to the Plan to allow 401(k) contributions by the employee. The employer matches these contributions at a rate based on a discretionary formula. Since the amendment, the Company agreed to match 50 percent of the employee's contribution up to 6 percent of the participants' gross pay. Such employer contributions vest over a period of six years and totaled $67,263 during fiscal 1995, $86,318 during fiscal 1996 and $104,451 during fiscal 1997. As of July 31, 1995, 1996 and 1997, no material amounts were outstanding and payable from the Company to the Plan.


NOTE 11--RELATED PARTY TRANSACTIONS


     The Company leases eleven facilities from a corporation owned by a stockholder, director and officer of the Company. Lease costs totaling approximately $0.3 million for the years ended July 31, 1995, 1996 and 1997 were incurred under these lease agreements. As of July 31, 1997, these lease agreements require minimum lease payments of approximately $346,800 per year and expire at various times during the years from 1998 to 2002. No amendments or terminations of any of these leases have been made as a result of the sale of the Company (see Note 2).


     The Company held one 5.33 percent interest bearing note receivable as of July 31, 1996 and two 5.33 percent interest bearing notes receivable as of July 31, 1997 totaling approximately $301,000 and $297,000, respectively, from certain stockholders and officers of the Company. Both notes receivable were collected by the Company in full subsequent to July 31, 1997.


     The Company paid a related party $120,000 for consulting services in fiscal years ended July 31, 1995, 1996 and 1997, and subsequently, this agreement was mutually terminated as of August 1, 1997.


NOTE 12--COMMITMENTS AND CONTINGENCIES


     The Company is involved in certain claims and lawsuits arising in the normal course of business. Management does not believe that uninsured losses, if any, resulting form the ultimate resolution of these matters will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

                          INDEPENDENT AUDITORS' REPORT



Richbourg's Sales & Rentals, Inc.:


     We have audited the accompanying balance sheets of Richbourg's Sales & Rentals, Inc. (the "Company") as of December 31, 1996 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




Deloitte & Touche LLP


Charlotte, North Carolina
February 27, 1998

                       RICHBOURG'S SALES & RENTALS, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

              (IN THOUSANDS, EXCEPT PAR VALUE AND PER SHARE DATA)

                                                                                      1996         1997
                                                                                   ----------   ---------
ASSETS (NOTE 8)
Cash and cash equivalents ......................................................    $   338      $   161

Marketable securities--trading (Note 1) ........................................        670          593

Trade accounts receivable, net of allowance for doubtful accounts of $35 in 1996
  and $81 in 1997 ..............................................................      4,214        3,126

Inventories ....................................................................        396          420

Rental fleet, net of accumulated depreciation of $27,856 in 1996 and $34,351 in
  1997 (Note 1) ................................................................     55,029       57,604

Property and equipment, net (Note 2) ...........................................      4,250        3,068

Other assets ...................................................................        171           12
                                                                                    -------      -------
TOTAL ..........................................................................    $65,068      $64,984
                                                                                    =======      =======
LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES:

 Accounts payable--trade and accrued expenses ..................................    $ 2,283      $   930

 Accounts payable--equipment purchases .........................................      6,468           --

 Revolving credit loan (Note 3) ................................................     16,296       26,526

 Notes payable (Note 4) ........................................................      5,054           --
                                                                                    -------      -------
  Total liabilities ............................................................     30,101       27,456
                                                                                    -------      -------
COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)

STOCKHOLDER'S EQUITY:

 Common stock, $100 par value, 500 shares authorized, 100 shares issued and
   outstanding .................................................................         10           10

 Additional paid-in capital ....................................................         20           20

 Retained earnings .............................................................     34,937       37,498
                                                                                    -------      -------
  Total stockholder's equity ...................................................     34,967       37,528
                                                                                    -------      -------
TOTAL ..........................................................................    $65,068      $64,984
                                                                                    =======      =======

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                        1995         1996         1997
                                                                     ----------   ----------   ----------
REVENUES:
 Rental of equipment .............................................    $ 26,507     $ 29,717     $ 28,894
 Sales of equipment ..............................................       5,402        5,305        6,510
                                                                      --------     --------     --------
  Total revenues .................................................      31,909       35,022       35,404
                                                                      --------     --------     --------

COST OF REVENUES:
 Depreciation of rental fleet ....................................       6,366        7,899       10,928
 Maintenance of rental fleet .....................................      10,063       10,284       10,714
 Cost of equipment sold ..........................................       2,416        1,851        1,956
                                                                      --------     --------     --------
  Total cost of revenues .........................................      18,845       20,034       23,598
                                                                      --------     --------     --------

GROSS MARGIN .....................................................      13,064       14,988       11,806
                                                                      --------     --------     --------

OPERATING EXPENSES:
 Selling .........................................................       1,342        1,403        1,445
 General and administrative ......................................       2,193        2,692        2,715
 Other depreciation ..............................................         840        1,006          880
                                                                      --------     --------     --------
  Total operating expenses .......................................       4,375        5,101        5,040
                                                                      --------     --------     --------

INCOME FROM OPERATIONS ...........................................       8,689        9,887        6,766

OTHER INCOME (EXPENSE):
 Interest expense ................................................      (1,726)      (1,749)      (2,406)
 Investment income ...............................................         127           84           11
 Realized gain on sale of marketable securities ..................          13           75           41
 Unrealized holding gain (loss) on marketable securities .........          51          (29)          58
 Other ...........................................................         150           90           30
                                                                      --------     --------     --------
  Total other expense, net .......................................      (1,385)      (1,529)      (2,266)
                                                                      --------     --------     --------
INCOME BEFORE EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT .........................................       7,304        8,358        4,500

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF
  DEBT (Note 3) ..................................................          --         (225)          --
                                                                      --------     --------     --------

NET INCOME (Note 1) ..............................................    $  7,304     $  8,133     $  4,500
                                                                      ========     ========     ========

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               COMMON STOCK
                                         ------------------------    ADDITIONAL
                                          OUTSTANDING                 PAID-IN       RETAINED
                                             SHARES       AMOUNT      CAPITAL       EARNINGS       TOTAL
                                         -------------   --------   -----------   -----------   ----------
BALANCE, DECEMBER 31, 1994 ...........        100           $10         $20        $ 23,484      $ 23,514
 Net income ..........................         --            --          --           7,304         7,304
 Distribution to stockholder .........         --            --          --          (1,445)       (1,445)
                                              ---           ---         ---        --------      --------

BALANCE, DECEMBER 31, 1995 ...........        100            10          20          29,343        29,373
 Net income ..........................         --            --          --           8,133         8,133
 Distribution to stockholder .........         --            --          --          (2,539)       (2,539)
                                              ---           ---         ---        --------      --------

BALANCE, DECEMBER 31, 1996 ...........        100            10          20          34,937        34,967
 Net income ..........................         --            --          --           4,500         4,500
 Distribution to stockholder .........         --            --          --          (1,939)       (1,939)
                                              ---           ---         ---        --------      --------

BALANCE, DECEMBER 31, 1997 ...........        100           $10         $20        $ 37,498      $ 37,528
                                              ===           ===         ===        ========      ========

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                         1995          1996          1997
                                                                     -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ......................................................    $   7,304     $   8,133     $   4,500
 Adjustments to reconcile net income to net cash provided by operating activities:
   Extraordinary loss on early extinguishment
      of debt ....................................................           --           225            --
   Depreciation ..................................................        7,206         8,905        11,808
   Gain on sale of rental fleet and equipment ....................       (1,385)       (1,065)       (1,481)
   Realized gain on sale of marketable securities ................          (13)          (75)          (41)
   Unrealized (gain) loss on marketable securities ...............          (51)           29           (58)
   Changes in operating assets and liabilities:
    Decrease (increase) in trade accounts
       receivable ................................................       (1,143)         (121)        1,088
    Decrease (increase) in inventories ...........................          807          (287)          (24)
    (Decrease) increase in accounts payable and accrued
       expenses ..................................................          136         1,018        (1,353)
    Decrease (increase) in other assets ..........................         (663)          543           159
    Purchase of trading marketable securities ....................         (979)       (1,938)          (77)
    Proceeds from sale of trading marketable securities ..........        1,025         1,711           252
                                                                      ---------     ---------     ---------
     Net cash provided by operating activities ...................       12,244        17,078        14,773
                                                                      ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of rental fleet and equipment .........................      (19,309)      (20,648)      (22,123)
 Proceeds from sale of rental fleet and equipment ................        1,538         3,557         3,937
                                                                      ---------     ---------     ---------
                                                                        (17,771)      (17,091)      (18,186)
                                                                      ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net advances under revolving credit facility ....................           --        16,296        10,230
 Borrowings under notes payable ..................................       19,069         3,136         2,364
 Repayment of notes payable ......................................      (11,378)      (18,998)       (7,419)
 Distributions to stockholder ....................................       (1,445)       (2,539)       (1,939)
                                                                      ---------     ---------     ---------
     Net cash (used in) provided by financing activities .........        6,246        (2,105)        3,236
                                                                      ---------     ---------     ---------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS ....................................................          719        (2,118)         (177)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR ..............................................        1,737         2,456           338
                                                                      ---------     ---------     ---------

CASH AND CASH EQUIVALENTS,
  END OF YEAR ....................................................    $   2,456     $     338     $     161
                                                                      =========     =========     =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION--Cash paid during the year
  for interest ...................................................    $   1,599     $   1,665     $   2,260
                                                                      =========     =========     =========

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     DESCRIPTION OF BUSINESS--Richbourg's Sales & Rentals, Inc. (the "Company") is engaged in the rental and sale of construction and industrial machinery and equipment. The Company presently operates from sixteen locations in the southeastern United States.


     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     CASH EQUIVALENTS--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


     INVESTMENT IN MARKETABLE SECURITIES--The Company's securities investments are classified as trading securities and are primarily investments in stocks of publicly traded companies. Trading securities are recorded at fair value in the accompanying balance sheets, with the change in fair value during the period included in earnings. Realized gains or losses in the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices.


     Proceeds from sales of investments for the years ended December 31, 1995, 1996 and 1997 were $1.0 million, $1.7 million and $0.3 million, respectively. Realized and unrealized gains (losses) on trading securities during 1995, 1996 and 1997 were not significant.


     ACCOUNTS RECEIVABLE--The Company carries trade accounts receivable at the amount it deems to be collectible. Accordingly, the Company provides allowances for trade accounts receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that becomes uncollectible could differ from those estimated. The majority of the Company's customers are engaged in the construction business. The Company assesses its customers' credit worthiness prior to extending credit. The collectibility of these receivables is dependent, in part, on the economic conditions within the construction industry.


     INVENTORIES--Inventories, which consist principally of repair parts and supplies, are stated at the lower of cost or market (cost is determined on the first-in, first-out basis).


     RENTAL FLEET--Rental fleet is comprised principally of heavy construction equipment which is leased by the Company to customers under operating leases. The rental fleet is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years, giving effect to an estimated salvage value of one-tenth of original cost. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost. The Company sells equipment in its rental fleet as part of its regular operations; accordingly, a portion of the rental fleet may be sold within one year. The remaining book value is charged to cost of equipment when sold.


     PROPERTY AND EQUIPMENT--Property and equipment, which consists of land, buildings, service and office equipment utilized in the Company's operations, is stated at cost less accumulated depreciation.

                       RICHBOURG'S SALES & RENTALS, INC.

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Significant improvements are capitalized at cost; repairs and maintenance are expensed as incurred.


     ADVERTISING COSTS--The Company expenses advertising costs as incurred. Advertising costs for the years ending December 31, 1995, 1996 and 1997 amounted to $0.1 million each year.


     REVENUE RECOGNITION--Rental revenues are recognized over the rental period using the straight-line method. Sales of assets in the rental fleet are recognized at the time of shipment.


     INCOME TAXES--The Company has elected S Corporation status for income tax purposes. Accordingly, no provision for federal and state income taxes has been made in these financial statements because any income tax liability is the responsibility of the stockholder.


     LONG-LIVED ASSETS--Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of this standard had no effect on the Company's results of operations or financial position. On an ongoing basis, the Company will evaluate its long-lived assets. If circumstances suggest that their value may be impaired, an assessment of recoverability will be performed.


NOTE 2. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following (in thousands):



                                                          DECEMBER 31,            ESTIMATED
                                                    -------------------------    USEFUL LIVES
                                                        1996          1997        (IN YEARS)
                                                    -----------   -----------   -------------
   Land .........................................    $    428      $    428            --
   Buildings and leasehold improvements .........       2,529         1,779          7-31
   Service equipment ............................       4,558         4,625           2-5
   Office furniture and equipment ...............         583           569           2-5
                                                     --------      --------
                                                        8,098         7,401
   Less accumulated depreciation ................      (3,848)       (4,333)
                                                     --------      --------
                                                     $  4,250      $  3,068
                                                     ========      ========

NOTE 3. REVOLVING CREDIT LOAN


     In September 1996, the Company entered into a revolving credit line (revolving loan) with a bank. Initial proceeds from this revolving loan were used to pay off existing notes payable with another bank, as well as to fund new equipment purchases. In connection with this refinancing, the Company was charged a penalty of $0.2 million by the former bank lender for early payoff of the notes payable. This charge is shown as "Extraordinary Loss on Early Extinguishment of Debt" in the accompanying Statements of Income.

                       RICHBOURG'S SALES & RENTALS, INC.

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


NOTE 3. REVOLVING CREDIT LOAN--(CONTINUED)


     The revolving loan provided for maximum borrowings up to $35.0 million based on qualified machinery and equipment. Outstanding borrowings were due in September 1999, with interest based on the 90 day LIBOR rate plus 1.85 (7.787% at December 31, 1997). At December 31, 1996 and 1997, the Company had $16.3 million and $26.5 million, respectively, in outstanding borrowings on the revolving loan. Subsequent to December 31, 1997, the Company paid off all borrowings under its revolving credit agreement (see Note 8).

NOTE 4. NOTES PAYABLE

     The Company has historically financed a portion of its rental fleet and other fixed asset purchases through notes payable to banks, equipment vendors, finance companies and others. In contemplation of sale of the business (see
Note 8), during December 1997 the Company paid off all its outstanding notes payable.

     Notes payable at December 31, 1996 consisted of the following (in thousands, except payment amounts):


   Series of 24 installment purchase notes, payable in monthly installments ranging
    from $276 to $797, plus interest at 6.9%..............................................    $  204
   6.8% installment purchase note, payable in monthly installments of $7,116, including
    interest .............................................................................       165
   7.3% installment purchase note, payable in monthly installments of $9,576, including
    interest .............................................................................       222
   6.5% installment purchase note, payable in monthly installments of $4,841, including
    interest .............................................................................       126
   6.5% installment purchase note, payable in monthly installments of $4,841, including
    interest .............................................................................       121
   7.25%, 10.25% and 10.5% installment purchase notes, payable in monthly
    installments ranging from $1,426 to $3,440, including interest........................     1,755
   Installment purchase note, payable in monthly installments of $43,858..................       570
   Series of seven installment purchase notes, payable in monthly installments ranging from $3,084 to $15,770, including interest (interest rates vary per note from 4.90%
    to 7.75%) ............................................................................       840
   Mortgage payable in monthly installments of $5,000 plus interest at prime (81/4% at
    December 31, 1996) ...................................................................       445
   Mortgage payable in monthly installments of $3,334 plus interest at prime..............       268
   Note payable in monthly installments of $5,000 plus interest at prime..................       225
   Note payable in monthly installments of $1,050 plus interest at prime..................       113
                                                                                              ------
   Total notes payable ...................................................................    $5,054
                                                                                              ======

NOTE 5. RELATED PARTY TRANSACTIONS

     The Company rents certain office and yard space from its sole stockholder on a month to month basis. During 1995, 1996 and 1997, the Company paid rental expense to its sole stockholder of approximately $0.4 million, $0.4 million and $0.5 million, respectively.

                       RICHBOURG'S SALES & RENTALS, INC.

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


NOTE 5. RELATED PARTY TRANSACTIONS--(CONTINUED)


     The Company purchases automobiles and receives automotive electric services from certain companies owned by its sole stockholder. During 1995, 1996 and 1997, the Company paid $0.1 million, $0.1 million and $0.1 million to these related parties.


NOTE 6. RETIREMENT PLAN


     The Company maintains a 401(k) defined contribution plan which covers substantially all employees. Employees may contribute up to 5% of their compensation. Employer matching contributions are not mandatory but the Company is allowed to match employee contributions up to limits specified in the plan. The Company did not make any contributions in 1995, 1996 or 1997.


NOTE 7. LEGAL MATTERS


     The Company is a defendant in legal proceedings arising out of the conduct of the Company's business. In the opinion of management, the ultimate outcome of these legal proceedings will not have a material adverse affect on the financial position or future results of operations and cash flows of the Company.


NOTE 8. SUBSEQUENT EVENT--SALE OF BUSINESS


     Effective January 1, 1998, the Company sold its rental fleet and certain other tangible and intangible assets to Neff Corp., Miami, Florida, for $100.0 million cash. In addition, the purchaser assumed certain liabilities, as defined in the purchase agreement, which consist principally of accounts payable and accrued expenses. After the sale, the Company's assets consist of cash, marketable securities, land, buildings and leasehold improvements. The Company or other affiliated entities will rent certain real estate to Neff Corp. under operating lease agreements.


     The sale of net assets resulted in a significant gain, which will be recorded in 1998. Subsequent to receipt of the sale proceeds the Company paid off the entire balance of borrowings under its revolving loan agreement with bank (see Note 3).


                                    ********

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Sullair Argentina Sociedad Anonima


     1. We have audited the accompanying consolidated balance sheets of Sullair Argentina Sociedad Anonima and its subsidiary Sullair San Luis Sociedad Anonima as of December 31, 1997 and 1996, and the related consolidated statements of income and of changes in shareholders' equity and in financial position (cash flows) for the years ended December 31, 1997, 1996 and 1995, all expressed in constant Argentine pesos--P$--through August 31, 1995 and in nominal pesos thereafter (see Note 1.2.). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     2. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.


     3. Accounting principles generally accepted in Argentina require companies with controlling financial interest in the other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements, as primary and supplementary information, respectively. Because of the special purpose of these financial statements, parent company financial statements are not included. This procedure has been adopted for the convenience of the reader of the financial statements.


     4. In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Sullair Argentina Sociedad Anonima and its subsidiary Sullair San Luis Sociedad Anonima at December 31, 1997 and 1996, and the results of their operations, the changes in their shareholders' equity and the changes in their financial position (cash flows) for the years ended December 31, 1997, 1996 and 1995 in conformity with accounting principles generally accepted in Argentina.


     5. Accounting principles generally accepted in Argentina vary in certain important respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income expressed in constant Argentine pesos through August 31, 1995 and in nominal pesos thereafter (see Note 1.2.) for each of the three mentioned years, and the determination of consolidated shareholders' equity and financial position also expressed in constant Argentine pesos through August 31, 1995 and in nominal pesos thereafter (see
Note 1.2.) at December 31, 1997, 1996 and 1995 to the extent summarized in Notes 10, 11, and 12 to the consolidated financial statements.


     6. The accompanying consolidated financial statements expressed in constant Argentine pesos through August 31, 1995 and in nominal pesos thereafter include a column that gives effect to the translation into U.S. dollars of the balances at December 31, 1997, on the basis described in Note 1.2(c). This translation should not be construed as representing that the peso amounts actually represent or have been, or could be, converted into U.S. dollars.


Buenos Aires, Argentina                           PRICE WATERHOUSE & CO.
March 25, 1998                                    Daniel A. Lopez Lado (Partner)

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                          CONSOLIDATED BALANCE SHEETS


   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                             THEREAFTER--NOTE 1.2.)


                                                                       YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------
                                                                 1997            1997            1996
                                                            -------------   -------------   -------------
                                                                US$(1)                   P$
                                                            -------------   -----------------------------
ASSETS
CURRENT ASSETS
Cash and banks ..........................................       305,876         305,876         542,989
Accounts receivable (Note 2.a)) .........................    13,961,371      13,961,371      10,533,229
Other receivables (Note 2.b)) ...........................     2,321,217       2,321,217       4,694,592
Inventories (Note 2.c)) .................................    12,687,639      12,687,639      11,596,926
                                                             ----------      ----------      ----------
Total current assets ....................................    29,276,103      29,276,103      27,367,736
                                                             ----------      ----------      ----------
NON-CURRENT ASSETS
Other receivables (Note 2.d)) ...........................       657,658         657,658         657,658
Long-term investments (Note 2.e)) .......................       233,756         233,756         266,756
Property and equipment, net (Note 3) ....................    26,477,686      26,477,686      24,702,859
Other ...................................................        67,377          67,377          67,377
                                                             ----------      ----------      ----------
Total non-current assets ................................    27,436,477      27,436,477      25,694,650
                                                             ----------      ----------      ----------
Total assets ............................................    56,712,580      56,712,580      53,062,386
                                                             ==========      ==========      ==========

LIABILITIES
CURRENT LIABILITIES
Accounts payable (Note 2.f)) ............................    11,737,769      11,737,769      13,138,278
Short-term bank borrowings (Note 2.g)) ..................     6,613,730       6,613,730       8,311,896
Taxes payables ..........................................     1,059,209       1,059,209         181,630
Payroll and social security .............................       274,995         274,995         238,974
Advances from customers .................................       116,978         116,978         593,339
Other ...................................................            --              --         490,440
                                                             ----------      ----------      ----------
Total current liabilities ...............................    19,802,681      19,802,681      22,954,557
                                                             ----------      ----------      ----------
NON-CURRENT LIABILITIES
Long-term bank borrowings (Note 2.h)) ...................     5,342,376       5,342,376       3,560,501
                                                             ----------      ----------      ----------
Total non-current liabilities ...........................     5,342,376       5,342,376       3,560,501
                                                             ----------      ----------      ----------
Total liabilities .......................................    25,145,057      25,145,057      26,515,058
                                                             ----------      ----------      ----------
MINORITY INTEREST IN CONSOLIDATED
  SUBSIDIARY ............................................           727             727             450
                                                             ----------      ----------      ----------
SHAREHOLDERS' EQUITY (as per related statement) .........    31,566,796      31,566,796      26,546,878
                                                             ----------      ----------      ----------
Total liabilities and shareholders' equity ..............    56,712,580      56,712,580      53,062,386
                                                             ==========      ==========      ==========

----------------
(1) See Note 1.2.c)






       The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA
                       CONSOLIDATED STATEMENTS OF INCOME

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                             THEREAFTER--NOTE 1.2.)



                                                                            YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------------------------------
                                                            1997             1997             1996             1995
                                                      ---------------- ---------------- ---------------- ----------------
                                                           US$(1)                              P$
                                                      ---------------- --------------------------------------------------
Net sales, rentals and services (Note 2.j)) .........     57,322,289       57,322,289       39,368,237       35,297,551

Operating costs

 Cost of sales, rentals and services
   (Note 2.k)) ......................................    (44,086,860)     (44,086,860)     (29,151,402)     (28,096,627)

 Administrative expenses ............................     (1,830,707)      (1,830,707)      (1,446,250)      (1,222,513)

 Selling expenses ...................................     (3,205,862)      (3,205,862)      (2,763,704)      (2,707,561)

 Other ..............................................       (676,674)        (676,674)        (690,775)        (778,873)
                                                         -----------      -----------      -----------      -----------
Operating income ....................................      7,522,186        7,522,186        5,316,106        2,491,977

Non-operating income (expenses)
 Financial expenses (Note 2.l)) .....................     (1,118,454)      (1,118,454)      (1,545,224)        (925,601)

 Other non-operating income net
   (Note 7.a)) ......................................        629,000          629,000          681,521          628,734
                                                         -----------      -----------      -----------      -----------
Income before taxes, minority interest and
 extraordinary results ..............................      7,032,732        7,032,732        4,452,403        2,195,110

Income tax ..........................................     (2,012,537)      (2,012,537)      (1,128,499)        (300,578)
                                                         -----------      -----------      -----------      -----------
Income before minority interest and
 extraordinary results ..............................      5,020,195        5,020,195        3,323,904        1,894,532

Minority interest in results of
 consolidated subsidiaries ..........................           (277)            (277)            (172)            (161)
                                                         -----------      -----------      -----------      -----------
Net income before extraordinary results .............      5,019,918        5,019,918        3,323,732        1,894,371
                                                         -----------      -----------      -----------      -----------
Extraordinary results (Note 9)(2) ...................             --               --         (709,666)              --
                                                         -----------      -----------      -----------      -----------
Net income for the year .............................      5,019,918        5,019,918        2,614,066        1,894,371
                                                         ===========      ===========      ===========      ===========

----------------
(1) See Note 1.2.c).
(2) This amount includes P$349,537 (Gain) corresponding to the effect of income taxes.



     The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                             THEREAFTER--NOTE 1.2.)



                                                                                   EARNINGS
                                                          ADJUSTMENTS     ---------------------------
                                                          TO CAPITAL                   UNAPPROPRIATED        TOTAL
                                            CAPITAL          STOCK          LEGAL         RETAINED       SHAREHOLDERS'
                                             STOCK      (NOTE 1.5. I))     RESERVE        EARNINGS          EQUITY
                                           ---------   ----------------   ---------   ---------------   --------------
At December 31, 1994 ...................    86,000          12,723         26,708        21,913,010       22,038,441

Net income for the year ................        --              --             --         1,894,371        1,894,371
                                            ------          ------         ------        ----------       ----------
At December 31, 1995 ...................    86,000          12,723         26,708        23,807,381       23,932,812

Net income for the year ................        --              --             --         2,614,066        2,614,066
                                            ------          ------         ------        ----------       ----------
At December 31, 1996 ...................    86,000          12,723         26,708        26,421,447       26,546,878

Net income for the year ................        --              --             --         5,019,918        5,019,918
                                            ------          ------         ------        ----------       ----------
At December 31, 1997 ...................    86,000          12,723         26,708        31,441,365       31,566,796
                                            ======          ======         ======        ==========       ==========
At December 31, 1997 in US$(1) .........    86,000          12,723         26,708        31,441,365       31,566,796
                                            ======          ======         ======        ==========       ==========

----------------
(1) See Note 1.2.c).



     The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                     CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                             THEREAFTER--NOTE 1.2.)

                                                                              YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------------
                                                               1997            1997             1996             1995
                                                         --------------- --------------- ----------------- ---------------
                                                              US$(1)                            P$
                                                         --------------- -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year ................................     5,019,918       5,019,918       2,614,066         1,894,371
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation .........................................     6,360,947       6,360,947       3,272,048         2,281,111
  Allowance for doubtful accounts ......................       300,176         300,176         307,633           527,235
  Minority interest ....................................           277             277             172               161
  Fixed assets disposals ...............................     1,526,084       1,526,084         658,570           966,698
  Taxes on income ......................................     2,012,537       2,012,537         778,962           300,578
  Financial and holding results on assets other than
    cash or cash equivalents and on liabilities ........      (163,833)       (163,833)        281,219         1,831,085
  Decrease (increase) in assets:
   Accounts receivable .................................    (3,699,866)     (3,699,866)     (5,097,293)          106,500
   Other receivables ...................................     2,643,375       2,643,375        (556,051)       (1,926,963)
   Other assets ........................................            --              --                (3)             34
   Inventories .........................................    (1,090,713)     (1,090,713)     (1,337,138)       (2,079,787)
  Increase (decrease) in liabilities:
   Accounts payable ....................................    (1,400,509)     (1,400,509)      5,554,258           385,394
   Payroll and social security .........................        36,021          36,021          14,062           (56,403)
   Other liabilities ...................................      (490,440)       (490,440)         12,143           452,310
   Taxes payable .......................................       848,287         848,287         (48,074)       (1,530,653)
   Advances from customers .............................      (476,361)       (476,361)       (106,140)          413,295
                                                            ----------      ----------      ------------      ----------
Cash provided by operations ............................    11,425,900      11,425,900       6,348,434         3,564,966
                                                            ----------      ----------      ------------      ----------

CASH FLOWS FROM INVESTMENT
 ACTIVITIES
Purchases of property and equipment ....................    (9,580,339)     (9,580,339)     (4,524,287)       (3,405,256)
Investments other than cash equivalents ................        33,000          33,000         537,384                --
                                                            ----------      ----------      ------------      ----------
Cash used in investment activities .....................    (9,547,339)     (9,547,339)     (3,986,903)       (3,405,256)
                                                            ----------      ----------      ------------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans ...............................    39,132,529      39,132,529      13,269,291         6,388,024
Repayments of bank loans ...............................   (39,476,652)    (39,476,652)    (13,838,018)       (5,617,809)
Interest and related cost payments .....................    (1,771,551)     (1,771,551)     (1,632,095)         (716,609)
                                                           -----------     -----------     -------------      ----------
Cash (used in) provided by financing activities ........    (2,115,674)     (2,115,674)     (2,200,822)           53,606
                                                           -----------     -----------     -------------      ----------

(DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS ......................................      (237,113)       (237,113)        160,709           213,316
Cash and cash equivalents at the beginning of year .....       542,989         542,989         382,280           168,964
                                                           -----------     -----------     -------------      ----------

CASH AND CASH EQUIVALENTS AT THE END
 OF YEAR ...............................................       305,876         305,876         542,989           382,280
                                                           ===========     ===========     =============      ==========

----------------
(1) See Note 1.2.c).



       The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES


1.1. BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS


     These consolidated financial statements include the accounts of Sullair Argentina Sociedad Anonima and its subsidiary, Sullair San Luis Sociedad Anonima. All material intercompany balances, transactions and profits have been eliminated.


     Sullair Argentina Sociedad Anonima holds 99.99% of the shares of Sullair San Luis Sociedad Anonima. In addition to its participation in Sullair San Luis Sociedad Anonima, Sullair Argentina Sociedad Anonima holds 100% of the shares of Bahian S.A., a company located in Uruguay. Bahian S.A. holds 49% of the shares of Sullair Do Brasil Ltd., a Brazilian company.


     The participation in Bahian S.A. has not been consolidated in view of its low materiality and is shown in the consolidated financial statements under non-current investments, at its cost value. This situation does not give rise to any significant distortion that could affect the valuation and disclosure of the consolidated financial statements.


     The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.


1.2. RECOGNITION OF THE EFFECTS OF INFLATION


     a) Pursuant to the restatement methodology established under technical pronouncements issued by the Federacion Argentina de Consejos Profesionales de Ciencias Economicas (Argentine Federation of Professional Councils in Economic Sciences, or "FACPCE"), the consolidated financial statements of Sullair Argentina Sociedad Anonima were stated in constant Argentine pesos through August 31, 1995. To account for the effects of inflation in Argentina and in accordance with Argentine GAAP, prior to September 1, 1995, the Company's financial statements were periodically restated based on the changes in the Precios Mayoristas Nivel General (General Wholesale Price Index, or "WPI"). However, pursuant to resolutions of the Inspeccion General de Justicia (General Inspection of Justice or "IGJ"), Argentine companies are not permitted to reflect the effects of inflation on their financial statements as of any date or for any period after September 1, 1995.


     Accordingly, for fiscal year 1995, Sullair Argentina Sociedad Anonima and Sullair San Luis Sociedad Anonima are required to reflect the effects of inflation on their financial statements through August 31, 1995, but are not permitted to do so for the four-month period ended December 31, 1995 or for subsequent periods. Except for the portion of the fiscal year ended December 31, 1995 prior to August 31, 1995, which has been restated in constant pesos at August 31, 1995, financial data at and for such fiscal year has not been restated in constant pesos. For the years ended December 31, 1997 and 1996, as the change in the WPI since August 31, 1995 has been less than 8%, financial statements prepared in accordance with Argentine GAAP need not be adjusted for inflation after that date. Financial statements that are not restated to reflect the effects of inflation will not include the

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


restatement of non-monetary assets and the net gain or loss (holding gains or losses) on exposure of monetary assets and liabilities to price level changes. In March 1992, the monetary correction system was discontinued for tax purposes in Argentina.


     b) On January 1, 1992 the peso replaced the austral as Argentina's official currency at a convertion rate of 10,000 australes per peso. One peso currently is, and current Argentine law requires that one peso will continue to be, exchangeable for not less than one dollar.


     The following table shows, for the years indicated, certain information regarding the exchange rates for U.S. dollars, expressed in nominal pesos per dollar. The Federal Reserve Bank of New York does not report a non-buying rate for Argentine pesos.



YEAR ENDED
DECEMBER 31,              HIGH          LOW        AVERAGE(1)     END OF PERIOD
------------          -----------   -----------   ------------   --------------
     1995 .........       1.0000        0.9990        0.9995          1.0000
     1996 .........       1.0000        1.0000        1.0000          1.0000
     1997 .........       1.0000        1.0000        1.0000          1.0000

----------------
(1) Average of month-end rates.
SOURCES: CENTRAL BANK--BANCO DE LA NACION ARGENTINA.



     c) The consolidated financial statements of Sullair Argentina Sociedad Anonima at December 31, 1997, as well as the related notes and exhibits, have been prepared in Argentine pesos on the basis of accounting records carried in Argentina in that currency. These financial statements include a column that gives effect to the translation into U.S. dollars of the balances at December 31, 1997. Balances have been translated at the exchange rate at December 31, 1997, indicated in Note 1.2.b).


1.3. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


     The consolidated financial statements have been prepared in accordance with Argentine GAAP and with the requirements of the IGJ, and are presented in Argentine pesos ("P$").


1.4. CASH AND CASH EQUIVALENTS


     In the consolidated statements of cash flows, the Company considers cash and cash equivalents all its highly liquid investments purchased with an original maturity at three months or less.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


1.5. VALUATION CRITERIA


     The principal valuation criteria used in the preparation of the consolidated financial statements are as follows:


     a) Foreign currency


     Assets and liabilities denominated in foreign currency are presented at the nominal value of the foreign currency converted to local currency at year-end exchange rates. Exchange differences have been included in the determination of the net income.


     b) Accounts and other receivables


     Accounts receivable are stated at estimated realizable values and an allowance for doubtful accounts is provided in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. Accounts and other receivables deemed uncollectible by management are charged against the allowance for doubtful accounts at the time of such determination.


     c) Inventories


     Inventories are valued at replacement cost which, in the aggregate, is less than recoverable value on the following basis:


          Imported raw materials and supplies: at replacement cost in the currency of origin converted at the year-end exchange rate plus the percentage of import duties incurred.


          Domestic raw materials and supplies: at replacement cost.


          Imports in progress: at their import cost in the currency of origin converted at the year-end exchange rate plus expenses incurred since the date of origin through each year end.


     d) Property and equipment


     Property and equipment are presented at cost restated through August 31, 1995 (Note 1.2.), less accumulated depreciation.


     Depreciation commences in the month following acquisition or placement of the assets in service and is computed on a straight-line basis over the estimated useful lives of the assets. Aggregate net value does not exceed recoverable value.


     Management considers that there has been no impairment in the carrying value of property and equipment.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     e) Long-term investments


     The government bond of "Argentina Bond" has been valued at its cost, increased on a exponential basis according to the internal rate of return at the time of its incorporation to assets and time elapsed thereafter.


     Equity investment in Bahian S.A. (Note 1.1.)


     f) Administrative and selling expenses


     Administrative and selling expenses are charged to income when incurred.


     g) Employee severance indemnities


     Employee severance indemnities are expensed as paid.


     h) Income tax


     Income taxes are those estimated to be paid for each year. The income tax has been estimated by applying the 33% statutory tax rate to taxable income of the years ended December 31, 1997 and 1996 and the 30% statutory tax rate to taxable income of the year ended December 31, 1995. The resulting amount was charged to income tax in the consolidated statement of income.


     i) Shareholders' equity


     Shareholders' equity accounts have been restated in constant pesos as of the end of each year (Note 1.2.), except for the capital stock account which is stated at nominal value. The adjustment required to restate such value into constant pesos is included in the "Adjustment to capital" account.


     j) Sales, rentals and services recognition


     Sales, rentals and services are recognized on an accrual basis. The Company's revenues are presented net of sales discounts.


     k) Statement of income


     These accounts have been restated on a constant Argentine pesos basis through August 31, 1995 (Note 1.2.), as follows:


     --Accounts accumulating monetary transactions throughout the year (revenues, direct operating costs and non-operating expenses) have been restated as from the month when the transaction took place.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


   --Charges to income related to non-monetary assets reflect their adjustment to restated cost (depreciation of property and equipment), and charges related to materials reflect their adjustment to replacement cost.


NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS

                                                                            YEAR ENDED DECEMBER 31,
                                                               -------------------------------------------------
                                                                    1997             1997              1996
                                                               --------------   --------------   ---------------
                                                                   US$(1)                      P$
                                                               --------------   --------------------------------
   BALANCE SHEETS
   CURRENT ASSETS
   a) Accounts receivable
     Trade receivable ......................................     11,359,844       11,359,844         7,577,756
     Notes receivable ......................................      2,009,205        2,009,205         3,099,894
     Export letters receivable .............................        864,046          864,046         1,462,404
     Less: Allowance for doubtful account (Note 4) .........       (271,724)        (271,724)       (1,606,825)
                                                                 ----------       ----------        ----------
                                                                 13,961,371       13,961,371        10,533,229
                                                                 ==========       ==========        ==========

   b) Other receivables
     Recoverable taxes .....................................      1,399,761        1,399,761         2,055,431
     Advances to employees .................................        132,078          132,078            72,173
     Prepaid expenses ......................................        355,698          355,698           225,731
     Commissions receivable ................................        165,228          165,228            73,917
     Prepaid insurance .....................................        196,362          196,362           106,743
     Loans to Directors ....................................         34,651           34,651         1,348,933
     Others ................................................         37,439           37,439           688,848
     Export credit bonds ...................................             --               --           122,816
                                                                 ----------       ----------        ----------
                                                                  2,321,217        2,321,217         4,694,592
                                                                 ==========       ==========        ==========

   c) Inventories
     Finished goods ........................................      7,458,646        7,458,646         7,919,539
     Manufactured materials ................................      2,505,660        2,505,660         1,795,516
     Supplies in transit ...................................      2,427,091        2,427,091         1,856,765
     Advances to suppliers .................................        296,242          296,242            25,106
                                                                 ----------       ----------        ----------
                                                                 12,687,639       12,687,639        11,596,926
                                                                 ==========       ==========        ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS--(CONTINUED)

                                                                      YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                                1997            1997            1996
                                                           -------------   -------------   -------------
                                                               US$(1)                   P$
                                                           -------------   -----------------------------
   NON-CURRENT ASSETS
   d) Other receivables
     Receivables due to the partial suspension of the
       tax credit ......................................        41,396          41,396          41,396
     Credits Decree No. 2054/92--VAT Purchases .........       608,604         608,604         608,604
                                                               -------         -------         -------
     Subtotal (Note 7.b)) ..............................       650,000         650,000         650,000
     Other tax credits .................................         7,658           7,658           7,658
                                                               -------         -------         -------
                                                               657,658         657,658         657,658
                                                               =======         =======         =======

   e) Long-term investments
     Bahian S.A. .......................................       199,756         199,756         199,756
     Argentina Bond ....................................        34,000          34,000          67,000
                                                               -------         -------         -------
                                                               233,756         233,756         266,756
                                                               =======         =======         =======
   CURRENT LIABILITIES
   f) Accounts payable
     Trade
      Suppliers ........................................    10,627,915      10,627,915      12,379,320
      Related companies ................................     1,109,854       1,109,854         758,958
                                                            ----------      ----------      ----------
                                                            11,737,769      11,737,769      13,138,278
                                                            ==========      ==========      ==========

   g) Short-term bank borrowings (Note 5)
     Banks
      Overdrafts .......................................       596,176         596,176         211,165
      Unsecured notes ..................................     6,017,554       6,017,554       8,100,731
                                                            ----------      ----------      ----------
                                                             6,613,730       6,613,730       8,311,896
                                                            ==========      ==========      ==========
   NON-CURRENT LIABILITIES
   h) Long-term bank borrowings
     Banks
      Unsecured notes ..................................     5,342,376       5,342,376       3,560,501
                                                            ==========      ==========      ==========

----------------
(1) See Note 1.2.c).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS--(CONTINUED)


     i) Aging breakdown of balance sheet accounts (amounts expressed in P$)

                                                                        NOT DUE
                                       -------------------------------------------------------------------------
                                           1ST         2ND          3RD        4TH         2ND
ITEMS                                    QUARTER     QUARTER      QUARTER    QUARTER      YEAR         TOTAL
-----                                  ----------- ----------- ------------ --------- ------------ -------------
   ASSETS
   Accounts receivable ...............  8,697,997   5,202,381     332,717         --          --    14,233,095
   Other receivables .................    731,402     866,588     670,226     53,001     657,658     2,978,875
                                        ---------   ---------     -------     ------     -------    ----------
   Total assets ......................  9,429,399   6,068,969   1,002,943     53,001     657,658    17,211,970
                                        =========   =========   =========     ======     =======    ==========

   LIABILITIES
   Accounts payable ..................  5,519,884   6,217,885          --         --          --    11,737,769
   Notes payable to banks(1) .........  3,181,602   1,771,986     889,308    770,834   5,342,376    11,956,106
   Social security charges ...........    274,995          --          --         --          --       274,995
   Accrued taxes .....................    162,041     897,168          --         --          --     1,059,209
   Advances from customers ...........    116,978          --          --         --          --       116,978
                                        ---------   ---------   ---------    -------   ---------    ----------
   Total liabilities .................  9,255,500   8,887,039     889,308    770,834   5,342,376    25,145,057
                                        =========   =========   =========    =======   =========    ==========

----------------
(1) Corresponding to an annual rate of 7.70%.


                                                                     YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------------------
                                                  1997               1997               1996               1995
                                            ----------------   ----------------   ----------------   ----------------
                                                 US$(1)                                  P$
                                            ----------------   ------------------------------------------------------
   STATEMENTS OF INCOME
   j) Net revenues
     Sales, rentals and services
      Sales .............................       37,403,570         37,403,570         25,000,149         25,067,779
      Rentals and services ..............       20,673,613         20,673,613         14,927,114         10,433,168
      Discounts .........................         (754,894)          (754,894)          (559,026)          (203,396)
                                                ----------         ----------         ----------         ----------
                                                57,322,289         57,322,289         39,368,237         35,297,551
                                                ==========         ==========         ==========         ==========

   k) Cost of sales, rentals and services
     Sales ..............................      (31,074,571)       (31,074,571)       (19,739,648)       (19,566,701)
     Rentals and services ...............      (13,012,289)       (13,012,289)        (9,411,754)        (8,529,926)
                                               -----------        -----------        -----------        -----------
                                               (44,086,860)       (44,086,860)       (29,151,402)       (28,096,627)
                                               ===========        ===========        ===========        ===========

   l) Financial expenses
     On assets ..........................          670,402            670,402            998,317            (19,979)
     On liabilities .....................       (1,788,856)        (1,788,856)        (2,543,541)          (905,622)
                                               -----------        -----------        -----------        -----------
                                                (1,118,454)        (1,118,454)        (1,545,224)          (925,601)
                                               ===========        ===========        ===========        ===========

----------------
(1) See Note 1.2.c).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 3--PROPERTY AND EQUIPMENT

                                                                YEAR ENDED DECEMBER 31, 1997
                                               --------------------------------------------------------------
                                                AVERAGE
                                       USEFUL   ANNUAL    ORIGINAL     ACCUMULATED    NET BOOK     NET BOOK
                                        LIVES    RATE       VALUE     DEPRECIATION      VALUE        VALUE
                                      -------- -------- ------------ -------------- ------------ ------------
                                        YEARS      %                       P$                       US$(1)
                                      -------- -------- ---------------------------------------- ------------
Fixed assets
  Land ..............................     --      --      2,638,964            --     2,638,964    2,638,964
  Buildings .........................     50       2      3,740,035       713,284     3,026,751    3,026,751
  Fixtures ..........................     50       2        273,077        38,650       234,427      234,427
  Vehicles ..........................      5      20      1,917,016     1,308,577       608,439      608,439
  Machines and equipment ............     10      10      1,119,784       771,071       348,713      348,713
  Office and equipment ..............     10      10      1,004,644       558,161       446,483      446,483
  Other .............................      4      25      1,393,747     1,050,953       342,794      342,794
                                                          ---------     ---------     ---------    ---------
Subtotal ............................                    12,087,267     4,440,696     7,646,571    7,646,571
Rental machines and equipment .......      5      20     17,838,062     8,161,271     9,676,791    9,676,791
Fixed assets investment Petrolera
  Argentina San Jorge S.A. ..........    12.5      8     11,908,436     2,754,112     9,154,324    9,154,324
                                                         ----------     ---------     ---------    ---------
Total ...............................                    41,833,765    15,356,079    26,477,686   26,477,686
                                                         ==========    ==========    ==========   ==========

----------------
(1) See Note 1.2.c).


     Depreciation for 1997 amounted to P$6,360,947 of which P$6,107,952 was allocated to "Cost of sales, rentals and services"; P$126,497 to "Administrative expenses" and P$126,498 to "Selling expenses".

                                                                      YEAR ENDED DECEMBER 31, 1996
                                                         -------------------------------------------------------
                                                          AVERAGE
                                               USEFUL     ANNUAL      ORIGINAL       ACCUMULATED      NET BOOK
                                                LIVES      RATE         VALUE       DEPRECIATION        VALUE
                                              --------   --------   ------------   --------------   ------------
                                                YEARS        %                           P$
                                              --------   --------   --------------------------------------------
Fixed assets
  Land ....................................       --        --       2,638,964               --      2,638,964
  Buildings ...............................       50         2       3,348,076          638,484      2,709,592
  Fixtures ................................       50         2         265,812           33,189        232,623
  Vehicles ................................        5        20       1,632,683        1,079,824        552,859
  Machines and equipment ..................       10        10         962,189          685,937        276,252
  Office and equipment ....................       10        10         780,130          481,577        298,553
  Other ...................................        4        25       1,212,486        1,010,100        202,386
                                                                     ---------        ---------      ---------
Subtotal ..................................                         10,840,340        3,929,111      6,911,229
Rental machines and equipment .............        7        14      12,178,247        4,675,613      7,502,634
Fixed assets investment Petrolera Argentina
  San Jorge S.A. ..........................      12.5        8      11,725,018        1,436,022     10,288,996
                                                                    ----------        ---------     ----------
Total .....................................                         34,743,605       10,040,746     24,702,859
                                                                    ==========       ==========     ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 3--PROPERTY AND EQUIPMENT--(CONTINUED)


     Depreciation for 1996 amounted to P$3,272,048; of which P$3,133,470 was allocated to "Cost of sales, rentals and services"; P$55,491 to "Administrative expenses" and P$69,140 to "Selling expenses" and P$13,947 to "Other".


NOTE 4--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------
                                                          1997                  1997                1996
                                                    ---------------   -----------------------   ------------
                                                         US$(1)                         P$
                                                    ---------------   --------------------------------------
   Balance at the beginning of the year .........       1,606,825             1,606,825          1,309,587
   Increase .....................................         300,176               300,176            307,633
   Decrease .....................................      (1,635,277)           (1,635,277) (2)       (10,395)
                                                       ----------            ----------          ---------
   Balance at the end of the year ...............         271,724               271,724          1,606,825
                                                       ==========            ==========          =========

----------------
(1) See Note 1.2.c).
(2) Until the year ended December 31, 1996 the Company held in its accounts receivable an amount of long-outstanding bad debts which was offset by a corresponding allowance. During 1997 the Company reduced the bad debt allowance by P$1,635,277 with a corresponding reduction in the related accounts receivable. This adjustment has had no impact on results for the year.


NOTE 5--SHORT-TERM BANK BORROWINGS

                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                   1997             1997             1996
                                              --------------   --------------   --------------
                                                  US$(1)                     P$
                                              --------------   -------------------------------
   Credit balances with banks .............        596,176          596,176          211,165
   Loans ..................................      6,017,554        6,017,554        8,100,731
                                                 ---------        ---------        ---------
                                                 6,613,730        6,613,730        8,311,896
                                                 =========        =========        =========
   Weighted average interest rate .........           7.70%            7.70%            9.50%

----------------
(1) See Note 1.2.c).


NOTE 6--TRANSACTIONS WITH RELATED PARTIES

                                        YEAR ENDED DECEMBER 31,
                                  ------------------------------------
                                      1997          1997        1996
                                  -----------   -----------   --------
                                     US$(1)               P$
                                  -----------   ----------------------
   Sullair Corporation(2)
     Accounts payable .........   1,109,854     1,109,854     758,958
                                  =========     =========     =======

----------------
(1) See Note 1.2.c).
(2) Sullair Argentina Sociedad Anonima and Sullair San Luis Sociedad Anonima buy Sullair Corporation machines and equipment.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 7--SUBSTITUTION OF THE INDUSTRIAL PROMOTION REGIME IN SULLAIR SAN LUIS SOCIEDAD ANONIMA


     a) The fiscal benefits obtained by Sullair San Luis Sociedad Anonima under the industrial promotion regime were substituted as established by Decree No. 2054/92 of the National Government. These benefits are currently ruled by a DGI (tax authorities) computerized current account which can be applied, up to a maximum per year, to the payment of tax obligations corresponding to the remaining years of the project.


     Accordingly, these benefits are accounted for under the accrual basis once the Company complies with the obligations that produce the benefit. During the year ended December 31, 1997 Sullair San Luis Sociedad Anonima has used US$629,000 from the computerized current account, accounted in the consolidated statement of income under the "Other non-operating income net" line, and "current other receivable--recoverable taxes" (Note 2.b.).


     b) In accordance with Decree No. 2054/92, the companies which were exempt from payment of VAT on purchases until Decree No. 435/90 was annulled were granted a tax credit for an amount equivalent to the tax paid to suppliers of raw material and semi-manufactured products from April 1, 1990 up to November 30, 1992. Decree No. 2054/92 also established the maximum amount of the tax credit to be recognized which cannot be exceeded. Despite the total amount of the VAT credit paid during the abovementioned period by Sullair San Luis Sociedad Anonima amounted to US$ 1,599,128, the Company management believes that, although the Company is entitled to file claims, the amount to be credited by the DGI in accordance with the provisions of the abovementioned decree will not exceed US$650,000. This amount is shown as a receivable (see
Note 2d) and was charged to income in previous years, as the benefits were accrued.


     During June 1995, in compliance with the terms of DGI Resolutions Nos. 3838 and 3905, Sullair San Luis Sociedad Anonima applied to this authority for the fiscal credit certificates. The DGI has resolved to grant $232,144.68 as an anticipated refund without recognizing the origin of the credit requested under the terms of General Resolution No. 3838, pursuant to the provisions of General Resolution No. 4182 by virtue of the period of suspension of the promotion benefits implemented by sections IV and V of Law No. 23697 and complementary regulations. The DGI has not as yet issued any opinion as regards General Resolution No. 3905.


NOTE 8--CONTRACT WITH PETROLERA ARGENTINA SAN JORGE S.A.


     During March 1995, the Company signed a contract with Petrolera Argentina San Jorge S.A. for a term of 10 years for the execution of work for the expansion of the power station located at the "El Trapial" field in the province of Neuquen, and for the providing of an electricity supply service that includes the making available of certain turbo-generators and power plants, as well as their maintenance and commissioning.


     In fiscal 1997, income has been generated for approximately US$4,107,113 and costs have been generated for approximately US$1,721,770.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 9--EXTRAORDINARY RESULTS


     In 1996, during the execution of work carried out under the agreement with Petrolera Argentina San Jorge S.A., the Company incurred in extraordinary costs in the amount, net of the effect of income taxes, of P$ 709,666, from the incorporation of equipment of a higher standard than originally planned to improve service and client attention, as well as in the absorption of unplanned expenditure during the construction and development stage of this new business.



NOTE 10--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA


     The consolidated financial statements have been prepared in accordance with Argentine GAAP, which differ in certain significant respects from US GAAP. The significant differences as at and for the years ended December 31, 1997, 1996 and 1995 are reflected in the reconciliations provided in Note 11 and principally relate to the items discussed in the following paragraphs:


     a) Restatement of financial statements for general price-level changes


     The Argentine GAAP consolidated financial statements of the Company were restated through August 31, 1995 and updated through August 31, 1995 price-levels to reflect the effects of inflation in accordance with specified rules as more fully explained in Note 1.2.


     In most circumstances, US GAAP do not allow for the restatement of financial statements. Under US GAAP, account balances and transactions are generally stated in the units of currency of the year when the transactions originated. This accounting model is commonly known as the historical cost basis of accounting. However, as the economy of Argentina experienced periods of significant inflation prior to September 1995, the presentation of the consolidated financial statements restated for general price-level changes is substantially similar to the methodology prescribed by Accounting Principles Board Statement ("APB") No. 3, "Financial Statements Restated for General Price Level Changes". This statement requires that companies operating in hyper-inflationary environments in which inflation has exceeded 100% over the last three years and which report in local currency restate their financial statements on the basis of a general price-level index. August 1993 was the first month in which the rate of inflation in Argentina, as measured by the WPI, was below 100% for the first time in 36 consecutive months since the release of Statement of Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency--Translation". The US GAAP reconciliation does not reverse the effects of the general price-level restatement included in the Argentine GAAP financial statements through August 31, 1995.


     b) Presentation of the parent company financial statements


     Argentine GAAP require companies with controlling financial interest in other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements, as primary and supplementary information, respectively. Because of the special purpose of these financial statements, parent financial statements are not included.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 10--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)
     c) Capitalized interest


     Argentine GAAP do not require capitalization of interest on work in progress. Under US GAAP interest incurred on working progress should be capitalized as part of the cost of acquiring the assets until placed into service. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 11.


     d) Advances to suppliers


     Under Argentine GAAP, funds advanced to suppliers are capitalized and included under Property and equipment prior to purchase and specific identification. Under US GAAP these funds are treated as a deposit until the related assets procured by such funds have been purchased and specifically identified. Accordingly, such funds are generally classified as "Other assets".



     However, due to the nature of such funds and their relative immateriality to the consolidated financial statements taken as a whole (Note 3), the quantitative difference between Argentine and US GAAP would be a reclassification from Property and equipment to Other assets and, accordingly, it does not affect the reconciliation of net income and shareholders' equity in
Note 11.


     e) Recoverability of long-lived assets to be held and used in the business



     Management reviews long-lived assets, primarily Property and equipment, to be held and used in the business, and Long-term investments for the purposes of determining and measuring impairment. Under US GAAP, SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires a company to review assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.


     Management estimates that there is no significant impairment of assets.


     f) Vacation accrual


     Under Argentine GAAP, there are no specific requirements governing the recognition of accruals for vacations. The accepted practice in Argentina is to expense vacation when taken and to accrue only the amount of vacation in excess of normal remuneration.


     Under US GAAP, vacation expense is fully accrued in the year the employee renders service to earn such vacation. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 11.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 10--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)


     g) Income taxes


     Under Argentine GAAP, income tax expense is generally recognized based upon the estimate of the current income tax liability. When income and expense recognition for financial statement purposes does not occur in the same period as income and expense recognition for tax purposes, the resulting temporary differences are not considered in the computation of income tax expense for the year.


     Under US GAAP, the liability method is used to calculate the income tax provision. Under the liability method, deferred tax assets or liabilities are recognized with a corresponding charge or credit to income for differences between the financial and tax basis of assets and liabilities at each year-end. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 11.


     h) Severance indemnities


     US GAAP require the accrual of liability for certain post-employment benefits if they are related to services already rendered, are related to rights that accumulate or vest, or are likely to be paid and can be reasonable estimated.


     As described in Note 1.5.g), the Company expenses severance indemnities when paid. Under Argentine law, the Company is required to pay a minimum severance indemnity based on years of service and age when an employee is dismissed without adequate justification. While the Company expects to make severance payments in the future, it is unable to reasonably estimate the amount of liability, if any, at the present time. As a result, no adjustment has been made in the US GAAP reconciliation.


     i) Inventories


     As described in Note 1.5.c) the Company values its inventories at replacement cost. Under US GAAP inventories are to be valued at the lower of cost or realizable value. There are no material differences between the replacement cost and the US GAAP cost. As a result, no adjustment has been made in the US GAAP reconciliation.


     j) Extraordinary items


     Unplanned expenditures during the construction of the project described in
Note 9 are included as an extraordinary loss under Argentine GAAP.


     This concept does not qualify as an extraordinary item under US GAAP.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 11--RECONCILIATION OF NET INCOME (LOSS) AND SHAREHOLDERS' EQUITY TO US
         GAAP


     The following is a summary of the significant adjustments to net income and shareholders' equity for the years ended December 31, 1997, 1996 and 1995, which would be required if US GAAP were applied instead of Argentine GAAP in the financial statements.

                                                   YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------
                                             1997                          1997
                                 ----------------------------- -----------------------------
                                            US$(1)                          P$
                                 ----------------------------- -----------------------------
                                      NET       SHAREHOLDERS'       NET       SHAREHOLDERS'
                                     INCOME         EQUITY         INCOME         EQUITY
                                 ------------- --------------- ------------- ---------------
AMOUNTS PER
  ACCOMPANYING
  FINANCIAL STATEMENTS .........   5,019,918     31,566,796      5,019,918     31,566,796
US GAAP ADJUSTMENTS
Deferred income tax ............      74,911        (79,187)        74,911        (79,187)
Vacation accrual ...............     (29,738)      (399,033)       (29,738)      (399,033)
Capitalized interest ...........       7,486         16,104          7,486         16,104
                                   ---------     ----------      ---------     ----------
AMOUNTS UNDER
  US GAAP ......................   5,072,577     31,104,680      5,072,577     31,104,680
                                   =========     ==========      =========     ==========


                                          YEAR ENDED DECEMBER 31,
                                 ------------------------------------------
                                             1996                  1995
                                 ----------------------------- ------------
                                                     P$
                                 ------------------------------------------
                                      NET       SHAREHOLDERS'       NET
                                     INCOME         EQUITY        INCOME
                                 ------------- --------------- ------------
AMOUNTS PER
  ACCOMPANYING
  FINANCIAL STATEMENTS .........   2,614,066     26,546,878     1,894,371
US GAAP ADJUSTMENTS
Deferred income tax ............     134,320       (154,098)       90,063
Vacation accrual ...............      54,092       (369,295)      (23,387)
Capitalized interest ...........     (11,428)         8,618        20,046
                                   ---------     ----------     ---------
AMOUNTS UNDER
  US GAAP ......................   2,791,050     26,032,103     1,981,093
                                   =========     ==========     =========

----------------
(1) See Note 1.2.c).


NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS


     a) Income taxes


     The Company's deferred income taxes under US GAAP are comprised as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------
                                                     1997           1997            1996            1995
                                                 ------------   ------------   -------------   -------------
                                                    US$(1)                           P$
                                                 ------------   --------------------------------------------
   Deferred tax assets
     Allowance for doubtful accounts .........           --             --           8,416              --
     Fixed assets ............................       11,686         11,686          11,686          46,870
                                                     ------         ------          ------          ------
                                                     11,686         11,686          20,102          46,870

   Deferred tax liabilities
     Other receivables .......................      (90,873)       (90,873)       (174,200)       (335,288)
                                                    -------        -------        --------        --------
                                                    (90,873)       (90,873)       (174,200)       (335,288)
                                                    -------        -------        --------        --------
   Net deferred tax assets ...................      (79,187)       (79,187)       (154,098)       (288,418)
                                                    =======        =======        ========        ========

----------------
(1) See Note 1.2.c).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS--(CONTINUED)


     The provision for income taxes computed in accordance with US GAAP differs from that computed at the statutory tax rate (December 31, 1997 and 1996: 33%; December 31, 1995: 30%) as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------------
                                                        1997            1997            1996            1995
                                                   -------------   -------------   -------------   -------------
                                                       US$(1)                           P$
                                                   -------------   ---------------------------------------------
   Income tax expense (benefit) at statutory
    tax rate on pretax income in accordance
    with US GAAP ...............................     2,313,367       2,313,367       1,133,778         657,482
   Change of statutory income tax rate .........            --              --          28,842              --
   Fixed assets(2) .............................      (168,171)       (168,171)       (293,076)       (259,341)
   Permanent differences(3) ....................      (207,570)       (207,570)       (224,902)       (187,626)
                                                     ---------       ---------       ---------        --------
   Income tax expense (benefit) in accordance
    with US GAAP ...............................     1,937,626       1,937,626         644,642         210,515
                                                     =========       =========       =========        ========

----------------
(1) See Note 1.2.c).
(2) Effects of differing price-level adjustments for tax and financial statement purposes.
(3) Fiscal benefits obtained by Sullair San Luis Sociedad Anonima (see Note
    7.a)).


     b) Supplementary cash flow information


     Cash and cash equivalents at the end of each year comprises:



                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------
                                                  1997        1997        1996       1995
                                               ---------   ---------   ---------   --------
                                                 US$(1)                   P$
                                               ---------   --------------------------------
   Cash and banks ..........................   305,876     305,876     542,989     382,280
                                               -------     -------     -------     -------
   Total cash and cash equivalents .........   305,876     305,876     542,989     382,280
                                               =======     =======     =======     =======

----------------
(1) See Note 1.2.c).


     The Company has included all highly liquid investments, having an original maturity which does not exceed 3 months as from the year, in cash and cash equivalents.


     The Company has applied the indirect method in order to reconcile net income of each year with the cash flow provided by operating activities.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS--(CONTINUED)


     Breakdown of amounts paid during the years is as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                  1997       1997       1996
                                                --------   --------   -------
                                                 US$(1)            P$
                                                --------   ------------------
   Income tax ...............................   14,646     14,646     43,820
                                                ======     ======     ======

     Main non-cash transactions


     Main non-cash transactions, consequently eliminated in the Statement of cash flows, are the following:


                                                                   YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------
                                                         1997          1997          1996         1995
                                                     -----------   -----------   -----------   ----------
                                                        US$(1)                       P$
                                                     -----------   --------------------------------------
   Fixed assets acquisitions financed by loans and
    accounts payable .............................           --            --    5,763,979     6,081,494
                                                      ---------     ---------    ---------     ---------
                                                             --            --    5,763,979     6,081,494
                                                      =========     =========    =========     =========

----------------
(1) See Note 1.2.c).


     Main investing activities


     Proceeds from investments other than cash equivalents are as follows:

                                              YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                      1997        1997        1996       1995
                                    --------   ---------   ---------   --------
                                     US$(1)                   P$
                                    --------   --------------------------------
   Current investments ..........        --         --      504,387         --
    1998 Argentina Bond .........    33,000     33,000       33,000    --
                                     ------     ------      -------    -------
   Total ........................    33,000     33,000      537,387    --
                                     ======     ======      =======    =======

----------------
(1) See Note 1.2.c).


     The Company has no cash balances in currency other than U.S. dollars. Since the exchange rates remained unchanged for the years ended December 31, 1997, 1996 and 1995, no foreign exchange gains/losses shall be adjusted for US GAAP purposes.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS--(CONTINUED)


     c) Fair value of financial instruments


     In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", information is provided about the fair value of certain financial instruments for which it is practicable to estimate that value.


     For the purposes of SFAS No. 107, the estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of the Companies' financial instruments as of December 31, 1997, 1996 and 1995 approximate management's best estimate of their fair values. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


   --The fair value of certain financial assets carried at cost, including cash, short-term investments, trade receivables and other current assets is considered to approximate their respective carrying value due to their short-term nature.


   --The fair value of accounts payable and accrued liabilities, short-term bank borrowings, tax payable and other current liabilities is considered to approximate their respective carrying value due to their short-term nature.


     d) Financial instruments with off-balance sheet risk and concentrations of credit risk


     The Company has not used financial instruments to hedge its exposure to fluctuations in foreign currency exchange or interest rates and, accordingly, has not entered into transactions that create off-balance sheet risks associated with such financial instruments.


     Accounts receivable substantially comprise balances with a large number of clients. Management does not believe significant concentrations of credit risk exist.


NOTE 13--IMPACT OF NEW ACCOUNTING STANDARD NOT YET ADOPTED


     In June 1997, the Financial Accounting Board issued its Statement No. 130, "Reporting Comprehensive Income". Among other provisions, SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. Management does not expect the adoption of SFAS No. 130 to have material impact on its financial statements.


     In June 1997, Statement No. 131 ("SFAS 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was issued. SFAS 131 establishes standards for the way that public companies disclose selected information about operating segments in annual financial statements and requires that those companies disclose selected information about segments in interim financial reports issued to

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 13--IMPACT OF NEW ACCOUNTING STANDARD NOT YET ADOPTED--(CONTINUED)


shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Accordingly, the Company is not required to adopt SFAS 131 until the fiscal year ending December 31, 1998. SFAS 131 relates solely to disclosure provisions, and therefore will not have any effect on the results of operations, financial position and cash flows of the Company.


                                *  *  *  *  *  *

                  SULLAIR ARGENTINA SOCIEDAD ANONIMA AND ITS
                 SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA



                          CONSOLIDATED BALANCE SHEETS


(Expressed in constant pesos -P$- of August 31, 1995 and in nominal pesos thereafter--Note 1.2.)

                                                                   MARCH 31, 1998
                                                            ----------------------------
                                                               US$ (1)           P$
                                                            -------------   ------------
                                                             (UNAUDITED)     (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and banks ..........................................       344,123        344,123
Accounts receivable (Note 2.a) ..........................    14,498,228     14,498,228
Other receivables (Note 2.b) ............................     2,442,660      2,442,660
Inventories (Note 2.c) ..................................    13,831,892     13,831,892
                                                             ----------     ----------
Total current assets ....................................    31,116,903     31,116,903
                                                             ----------     ----------

NON-CURRENT ASSETS
Other receivables (Note 2.d) ............................       657,658        657,658
Long-term investments (Note 2.e) ........................       233,756        233,756
Property and equipment, net (Note 3) ....................    26,959,096     26,959,096
Other ...................................................        67,374         67,374
Total non-current assets ................................    27,917,884     27,917,884
                                                             ----------     ----------
Total assets ............................................    59,034,787     59,034,787
                                                             ==========     ==========

LIABILITIES
CURRENT LIABILITIES
Accounts payable (Note 2.f) .............................     9,157,739      9,157,739
Short-term bank borrowings (Note 2.g) ...................    12,899,000     12,899,000
Taxes payables ..........................................     1,716,578      1,716,578
Payroll and social security .............................       159,339        159,339
Dividends payable .......................................       787,500        787,500
Other ...................................................        28,659         28,659
                                                             ----------     ----------
Total current liabilities ...............................    24,748,815     24,748,815
                                                             ----------     ----------

NON-CURRENT LIABILITIES
Long-term bank borrowings (Note 2.h) ....................     4,453,067      4,453,067
                                                             ----------     ----------
Total non-current liabilities ...........................     4,453,067      4,453,067
                                                             ----------     ----------
Total liabilities .......................................    29,201,882     29,201,882
                                                             ----------     ----------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY ............           758            758
                                                             ----------     ----------
SHAREHOLDERS' EQUITY (as per related statement) .........    29,832,147     29,832,147
                                                             ----------     ----------
Total liabilities and shareholders' equity ..............    59,034,787     59,034,787
                                                             ==========     ==========

----------------
(1) See Note 1.2.c)




The accompanying notes are an integral part of these consolidated financial statements.

                  SULLAIR ARGENTINA SOCIEDAD ANONIMA AND ITS
                  SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA


                       CONSOLIDATED STATEMENTS OF INCOME
           for the three-month periods ended March 31, 1998 and 1997


(Expressed in constant pesos -P$- of August 31, 1995 and in nominal pesos thereafter--Note 1.2.)


                                                                                           MARCH 31,
                                                                      ---------------------------------------------------
                                                                            1998              1998              1997
                                                                      ---------------   ---------------   ---------------
                                                                          US$ (1)                      P$
                                                                      ---------------   ---------------------------------
                                                                        (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
Net sales, rentals and services (Note 2.j) ........................      13,199,362        13,199,362        11,855,620
Operating costs
 Cost of sales, rentals and services (Note 2.k) ...................      (9,171,586)       (9,171,586)       (8,720,234)
 Administrative expenses ..........................................        (397,671)         (397,671)         (316,800)
 Selling expenses .................................................        (728,005)         (728,005)         (634,734)
 Other ............................................................         (75,000)          (75,000)          (67,271)
                                                                         ----------        ----------        ----------
Operating income ..................................................       2,827,100         2,827,100         2,116,581
Non-operating income (expenses) ...................................
Financial expenses (Note 2.l) .....................................        (315,942)         (315,942)         (350,567)
Other non-operating income, net (Note 7) ..........................          72,126            72,126            52,154
                                                                         ----------        ----------        ----------
Income before taxes and minority interest .........................       2,583,284         2,583,284         1,818,168
Income tax ........................................................        (817,902)         (817,902)         (578,800)
                                                                         ----------        ----------        ----------
Income before minority interest ...................................       1,765,382         1,765,382         1,239,368
Minority interest in results of consolidated subsidiaries .........             (31)              (31)              (38)
                                                                         ----------        ----------        ----------
Net income for the period .........................................       1,765,351         1,765,351         1,239,330
                                                                         ==========        ==========        ==========

----------------
(1) See Note 1.2.c)




       The accompanying notes are an integral part of these consolidated financial statements.

                  SULLAIR ARGENTINA SOCIEDAD ANONIMA AND ITS
                  SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA


           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY for the three-month period ended March 31, 1998


(Expressed in constant pesos -P$- of August 31, 1995 and in nominal pesos thereafter--Note 1.2.)


                                                                                  EARNINGS
                                                       ADJUSTMENTS    ---------------------------------
                                                       TO CAPITAL                        UNAPPROPRIATED        TOTAL
                                          CAPITAL         STOCK                             RETAINED       SHAREHOLDERS'
                                           STOCK      (NOTE 1.5 I)     LEGAL RESERVE        EARNINGS          EQUITY
                                         ---------   --------------   ---------------   ---------------   --------------
At January 1, 1998 ...................    86,000         12,723            26,708          31,441,365       31,566,796
Dividends ............................        --             --                --          (3,500,000)      (3,500,000)
Net income for the period ............        --             --                --           1,765,351        1,765,351
                                          ------         ------            ------          ----------       ----------
At March 31, 1998 ....................    86,000         12,723            26,708          29,706,716       29,832,147
                                          ======         ======            ======          ==========       ==========
At March 31, 1998 in US$ (1) .........    86,000         12,723            26,708          29,706,716       29,832,147
                                          ======         ======            ======          ==========       ==========

----------------
(1) See Note 1.2.c)




      The accompanying notes are an integral part of these consolidated financial statements.

                  SULLAIR ARGENTINA SOCIEDAD ANONIMA AND ITS
                  SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA


                      CONSOLIDATED STATEMENT OF CASH FLOWS
           for the three-month periods ended March 31, 1998 and 1997


   (Expressed in constant pesos -P$- of August 31, 1995 and in nominal pesos thereafter--Note 1.2.)


                                                                                    MARCH 31,
                                                                        ---------------------------------
                                                                              1998              1997
                                                                        ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period ...........................................       1,765,351         1,239,330
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation ......................................................       1,278,168         1,374,746
  Allowance for doubtful accounts ...................................          75,000            75,000
  Minority interest .................................................              31                38
  Fixed assets disposals ............................................         181,685           385,231
  Taxes on income ...................................................         817,902           578,800
  Financial and holding results on assets other than cash or cash
    equivalents and on liabilities ..................................         181,394           349,414
  Decrease (increase) in assets:
   Accounts receivable ..............................................        (611,857)       (2,477,502)
   Other receivables ................................................        (121,443)        1,794,357
   Inventories ......................................................      (1,144,253)          946,477
  Increase (decrease) in liabilities:
   Accounts payable .................................................      (2,580,030)       (1,244,816)
   Payroll and social security ......................................        (115,656)          (94,485)
   Other liabilities ................................................          28,659             5,515
   Taxes payable ....................................................        (160,527)         (268,844)
   Advances from customers ..........................................        (116,978)         (593,339)
                                                                           ----------        ----------
Cash provided by operations .........................................        (522,554)        2,069,922
                                                                           ----------        ----------

CASH FLOWS FROM INVESTMENT ACTIVITIES
Purchases of property and equipment .................................      (1,941,266)       (3,766,639)
                                                                           ----------        ----------
Cash used in investment activities ..................................      (1,941,266)       (3,766,639)
                                                                           ----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans ............................................      11,007,769         5,160,668
Repayments of bank loans ............................................      (5,689,308)       (3,621,068)
Interest and related cost payments ..................................        (103,894)               --
Cash dividends ......................................................      (2,712,500)               --
                                                                           ----------        ----------
Cash provided by financing activities ...............................       2,502,067         1,539,600
                                                                           ----------        ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ....................          38,247          (157,117)
Cash and cash equivalents at the beginning of the period ............         305,876           542,989
                                                                           ----------        ----------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD ..................         344,123           385,872
                                                                           ==========        ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES


1.1. BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS


     The consolidated financial statements include the accounts of Sullair Argentina Sociedad Anonima and its subsidiary, Sullair San Luis Sociedad Anonima. All material intercompany balances, transactions and profits have been eliminated.


     Sullair Argentina Sociedad Anonima holds 99.99% of the shares of Sullair San Luis Sociedad Anonima. In addition to its participation in Sullair San Luis Sociedad Anonima, Sullair Argentina Sociedad Anonima holds 100% of the shares of Bahian S.A., a company located in Uruguay. Bahian S.A. holds 49% of the shares of Sullair Do Brasil Ltd., a Brazilian company.


     The participation in Bahian S.A. has not been consolidated in view of its low materiality and is shown in the consolidated financial statements under non-current investments, at its cost value. This situation does not give rise to any significant distortion that could affect the valuation and disclosure of the consolidated financial statements.


     The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.


1.2. RECOGNITION OF THE EFFECTS OF INFLATION


     a) Pursuant to the restatement methodology established under technical pronouncements issued by the Federacion Argentina de Consejos Profesionales de Ciencias Economicas (Argentine Federation of Professional Councils in Economic Sciences, or "FACPCE"), the consolidated financial statements of the Company were stated in constant Argentine pesos through August 31, 1995. To account for the effects of inflation in Argentina and in accordance with Argentine GAAP, prior to September 1, 1995, the Company's financial statements were periodically restated based on the changes in the Precios Mayoristas Nivel General (General Wholesale Price Index, or "WPI"). However, pursuant to resolutions of the IGJ, Argentine companies are not permitted to reflect the effects of inflation on their financial statements as of any date or for any period after September 1, 1995.


     Accordingly, for fiscal year 1995, the Company is required to reflect the effects of inflation on its financial statements through August 31, 1995, but is not permitted to do so for the four-month period ended December 31, 1995 or for subsequent periods. For the three-month period ended March 31, 1998 and 1997, as the change in the WPI since August 31, 1995 has been less than eight percent, financial statements prepared in accordance with Argentine GAAP need not be adjusted for inflation after that date. Financial statements that are not restated to reflect the effects of inflation will not include the restatement of non-monetary assets and the net gain or loss (holding gains or losses) on exposure of monetary assets and liabilities to price level changes. In March 1992, the monetary correction system was discontinued for tax purposes in Argentina.


     (b) On January 1, 1992 the peso replaced the austral as Argentina's official currency at a conversion rate of 10,000 australes per peso. One peso currently is, and current Argentine law requires that one peso will continue to be, exchangeable for not less than one dollar.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     The following table shows, for the periods indicated, certain information regarding the exchange rates for U.S. dollars, expressed in nominal pesos per dollar. The Federal Reserve Bank of New York does not report a non buying rate for Argentine pesos.

 MARCH 31        HIGH          LOW        AVERAGE(1)     END OF PERIOD
----------   -----------   -----------   ------------   --------------
  1997           1.0000        1.0000        1.0000          1.0000
  1998           1.0000        1.0000        1.0000          1.0000

----------------
(1) Average of month-end rates.
SOURCES: CENTRAL BANK: BANCO DE LA NACION ARGENTINA.


     c) The consolidated financial statements of Sullair Argentina Sociedad Anonima at March 31, 1998, as well as the related notes and exhibits, have been prepared in Argentine pesos on the basis of accounting records carried in Argentina in that currency. These financial statements include a column that gives effect to the translation into U.S. dollars of the balances at March 31, 1998. Balances have been translated at the exchange rate at March 31, 1998, indicated in Note 1.2.b).


1.3. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


     The consolidated financial statements have been prepared in accordance with Argentine GAAP and with the requirements of the IGJ and are presented in Argentine pesos ("Ps").


1.4. CASH AND CASH EQUIVALENTS


     In the consolidated statements of cash flows, the Company considers cash and cash equivalents all its highly liquid investments purchased with an original maturity at three months or less.


1.5. VALUATION CRITERIA


     The principal valuation criteria used in the preparation of the consolidated financial statements are as follows:


     a) Foreign currency


     Assets and liabilities denominated in foreign currency are presented at the nominal value of the foreign currency converted to local currency at period-end exchange rates. Exchange differences have been included in the determination of the net income.


     b) Accounts and other receivables


     Receivables are stated at estimated realizable values and an allowance for doubtful accounts is provided in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. Accounts and other receivables deemed uncollectible by management are charged against the allowance for doubtful accounts at the time of such determination.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     c) Inventories


     Inventories are valued at replacement cost, which in the aggregate is less than recoverable value, on the following basis:


     Imported raw materials and supplies: at replacement cost in the currency of origin converted at the period-end exchange rate plus the percentage of import duties incurred;


     Domestic raw materials and supplies: at replacement cost;


     Imports in progress: at their import cost in the currency of origin converted at the period-end exchange rate plus expenses incurred since the date of origin through each period-end.


     d) Property and equipment


     Property and equipment are presented at cost restated through August 31, 1995 (Note 1.2.), less accumulated depreciation.


     Depreciation commences in the month following acquisition or placement of the assets in service and is computed on a straight-line basis over the estimated useful lives of the assets. Aggregate net value does not exceed recoverable value.


     Management considers that there has been no impairment in the carrying value of property and equipment.


     e) Long-term investments


     The government bond or the "Argentina Bond" has been valued at its cost, increased on an exponential basis according to the internal rate of return at the time of its incorporation to assets and time elapsed thereafter.


     Equity investment in Bahian S.A.: see Note 1.1.


     f) Administrative and selling expenses


     Administrative and selling expenses are charged to income when incurred.


     g) Employee severance indemnities


     Employee severance indemnities are expensed as paid.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     h) Income tax


     Income taxes are those estimated to be paid for each period. The income tax has been estimated by applying the 33% statutory tax rate to taxable income of the periods ended March 31, 1998 and 1997. The resulting amount was charged to income tax in the consolidated statement of income.


     i) Shareholders' equity


     Shareholders' equity accounts have been restated in constant pesos as of the end of the period (see Note 1.2.), except for the capital stock account which is stated at nominal value. The adjustment required to restate such value into constant pesos is included in the "Adjustment to capital" account.


     j) Sales, rentals and services recognition


     Revenues are recognized on an accrual basis. The Company's revenues are presented net of sales discounts.


     k) Statement of income


     These accounts have been restated on a constant Argentine pesos basis through August 31, 1995 (Note 1.2.), as follows:


     Accounts accumulating monetary transactions throughout the period (revenues, direct operating costs and non-operating expenses) have been restated as from the month when the transaction took place.


     Charges to income related to non-monetary assets reflect their adjustment to restated cost (depreciation of property and equipment); and charges related to materials reflect their adjustment to replacement cost.


NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS

                                                              MARCH 31,
                                                                 1998
                                                            -------------
BALANCE SHEETS
CURRENT ASSETS
a) Accounts receivable
  Trade receivable ......................................    12,305,126
  Notes receivable ......................................     1,580,562
  Export letters receivable .............................       959,264
  Less: Allowance for doubtful account (Note 4) .........      (346,724)
                                                             ----------
                                                             14,498,228
                                                             ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS--(CONTINUED)

                                                                            MARCH 31,
                                                                               1998
                                                                          -------------
CURRENT ASSETS (Contd.)
b) Other receivables
  Recoverable taxes ...................................................     1,466,154
  Advances to employees ...............................................       130,378
  Prepaid expenses ....................................................       290,269
  Commissions receivable ..............................................       247,677
  Prepaid insurance ...................................................       130,186
  Loans to Directors ..................................................            --
  Others ..............................................................       177,996
  Export credit bonds .................................................            --
                                                                           ----------
                                                                            2,442,660
                                                                           ==========

c) Inventories
  Finished goods ......................................................     7,067,156
  Manufactured materials ..............................................     3,544,087
  Supplies in transit .................................................     3,147,505
  Advances to suppliers ...............................................        73,144
                                                                           ----------
                                                                           13,831,892
                                                                           ==========
NON-CURRENT ASSETS
d) Other receivables
  Receivables due to the partial suspension of the tax credit .........        41,396
  Credits Decree No. 2054/92--VAT Purchases ...........................       608,604
                                                                           ----------
  Subtotal (Note 7) ...................................................       650,000
  Other tax credits ...................................................         7,658
                                                                           ----------
                                                                              657,658
                                                                           ==========

e) Long-term investments
  Bahian S.A. .........................................................       199,756
  Argentina Bond ......................................................        34,000
                                                                           ----------
                                                                              233,756
                                                                           ==========
CURRENT LIABILITIES
f) Accounts payable
  Trade
   Suppliers ..........................................................     8,066,565
   Related companies ..................................................     1,091,174
                                                                           ----------
                                                                            9,157,739
                                                                           ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS--(CONTINUED)

                                                                    MARCH 31,
                                                                       1998
                                                                  -------------
CURRENT LIABILITIES (Contd.)
g) Short-term bank borrowings (Note 5)
 Banks
  Overdrafts ...................................................       877,620
  Unsecured notes ..............................................    12,021,380
                                                                    ----------
                                                                    12,899,000
                                                                    ==========
NON-CURRENT LIABILITIES
h) Long-term bank borrowings
  Banks
   Unsecured notes .............................................     4,453,067
                                                                    ==========

i) Aging breakdown of balance sheet accounts

                                                                     NOT DUE
                                   ----------------------------------------------------------------------------
                                    1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER       2 YEAR          TOTAL
              ITEMS                -------------   -------------   -------------   -------------   ------------   -------------
ASSETS
Accounts receivable ............     8,843,919       5,219,362         781,671              --             --      14,844,952
Other receivables ..............     1,016,697       1,192,208         233,755              --        657,658       3,100,318
                                     ---------       ---------         -------              --        -------      ----------
Total assets ...................     9,860,616       6,411,570       1,015,426              --        657,658      17,945,270
                                     =========       =========       =========              ==        =======      ==========

LIABILITIES
Accounts payable ...............     4,304,137       4,853,602              --              --             --       9,157,739
Notes payable to banks (1) .....     5,178,608       4,475,467       1,673,373       1,571,552      4,453,067      17,352,067
Social security charges ........       159,339              --              --              --             --         159,339
Accrued taxes ..................       307,245         685,333              --              --        724,000       1,716,578
Other ..........................       816,159              --              --              --             --         816,159
                                     ---------       ---------       ---------       ---------      ---------      ----------
Total liabilities ..............    10,765,488      10,014,402       1,673,373       1,571,552      5,177,067      29,201,882
                                    ----------      ----------       ---------       ---------      ---------      ----------

----------------
(1) Corresponding to an annual rate of 7.70%

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS--(CONTINUED)

                                            THREE-MONTH PERIOD ENDED
                                                    MARCH 31,
                                         -------------------------------
                                              1998             1997
                                         --------------   --------------
STATEMENTS OF INCOME
j) Net revenues
  Sales, rentals and services
   Sales .............................      7,723,831        6,700,158
   Rentals and services ..............      5,751,513        5,317,859
   Discounts .........................       (275,982)        (162,397)
                                            ---------        ---------
                                           13,199,362       11,855,620
                                           ==========       ==========

k) Cost of sales, rentals and services
  Sales ..............................     (5,761,536)      (5,773,951)
  Rentals and services ...............     (3,410,050)      (2,946,283)
                                           ----------       ----------
                                           (9,171,586)      (8,720,234)
                                           ==========       ==========

l) Financial expenses
  On assets ..........................         99,745           70,141
  On liabilities .....................       (415,687)        (420,708)
                                           ----------       ----------
                                             (315,942)        (350,567)
                                           ==========       ==========

NOTE 3--PROPERTY AND EQUIPMENT


                                                                                         MARCH 31, 1998
                                               USEFUL       AVERAGE     ------------------------------------------------
                                                LIVES     ANNUAL RATE                        ACCUMULATED      NET BOOK
                                                YEARS          %         ORIGINAL VALUE     DEPRECIATION        VALUE
                                              --------   ------------   ----------------   --------------   ------------
Fixed assets
 Land .....................................       --          --            2,638,964                --      2,638,964
 Buildings ................................       50           2            4,015,114           772,010      3,243,104
 Fixtures .................................       50           2              864,944           760,177        104,767
 Vehicles .................................        5          20            1,917,017         1,389,556        527,461
 Machines and equipment ...................       10          10            1,472,735         1,092,846        379,889
 Office and equipment .....................       10          10            1,034,458           576,491        457,967
 Work in progress .........................        4          25              887,805                --        887,805
                                                                            ---------         ---------      ---------
Subtotal ..................................                                12,831,037         4,591,080      8,239,957
Rental, machines and equipment ............        5          20           18,605,103         8,728,903      9,876,200
Fixed assets investment San Jorge .........      12.5          8           11,911,362         3,068,423      8,842,939
                                                                           ----------         ---------      ---------
Total .....................................                                43,347,502        16,388,406     26,959,096
                                                                           ==========        ==========     ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 4--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                       MARCH 31,
                                                                         1998
                                                                      ----------
Balance at the beginning of the period .............................    271,724
Increase ...........................................................     75,000
Write off ..........................................................         --
                                                                        -------
Balance at the end of the period ...................................    346,724
                                                                        =======

NOTE 5--SHORT-TERM BANK BORROWINGS

                                                                     MARCH 31,
                                                                       1998
                                                                   -------------
Credit balance with banks .....................................         877,620
Loans .........................................................      12,021,380
                                                                     ----------
                                                                     12,899,000
                                                                     ==========
Weighted average interest rate ................................           12.00%


NOTE 6--TRANSACTIONS WITH RELATED PARTIES

                                                                       MARCH 31,
                                                                         1998
                                                                      ----------
Sullair Corporation
 Accounts payable .................................................   2,309,326
                                                                      =========

NOTE 7--SUBSTITUTION OF THE INDUSTRIAL PROMOTION REGIME IN SULLAIR SAN LUIS SOCIEDAD ANONIMA


     a) The fiscal benefits obtained by Sullair San Luis Sociedad Anonima under the industrial promotion regime were substituted as established by Decree No. 2054/92 of the National Government


     These benefits are currently ruled by a DGI (tax authorities) computerized current account which can be applied, up to a maximum per year, to the payment of tax obligations corresponding to the remaining years of the project


     Accordingly, these benefits are accounted for under the accrual basis once the Company complies with the obligations that produce the benefit. During the three-month period ended March 31, 1998 Sullair San Luis Sociedad Anonima has used US$ 72,126 from the computerized current account, accounted in the consolidated statement of income under the "'Other non-operating income net" line, and "current--other receivables--recoverable taxes" (Note 2.b.)


     b) In accordance with Decree No. 2054/92, the companies which were exempt from payment of VAT on purchases until Decree No. 435/90 was annulled were granted a tax credit for an amount equivalent to the tax paid to suppliers of raw material and semi-manufactured products from April 1,

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 7--SUBSTITUTION OF THE INDUSTRIAL PROMOTION REGIME IN SULLAIR SAN LUIS SOCIEDAD ANONIMA--(CONTINUED)


1990 up to November 30, 1992. Decree No. 2054/92 also established the maximum amount of the tax credit to be recognized which cannot be exceeded. Despite the fact that the total amount of the VAT credit paid during the abovementioned period by Sullair San Luis Sociedad Anonima amounted to US$ 1,599,128, the Company management believes that, although the Company is entitled to file claims, the amount to be credited by the DGI in accordance with the provisions of the abovementioned decree will not exceed US$ 650,000. This amount is shown as a receivable (see Note 2d) and was charged to income in previous years, as the benefits were accrued.


     During June 1995, in compliance with the terms of DGI Resolutions Nos. 3838 and 3905, Sullair San Luis Sociedad Anonima applied to this authority for the fiscal credit certificates. The DGI has resolved to grant $232,144.68 as an anticipated refund without recognizing the origin of the credit requested under the terms of General Resolution No. 3838, pursuant to the provisions of General Resolution No. 4182 by virtue of the period of suspension of the promotion benefits implemented by sections IV and V of Law No. 23697 and complementary regulations. The DGI has not as yet issued any opinion as regards General Resolution No. 3905.


NOTE 8--CONTRACT WITH PETROLERA ARGENTINA SAN JORGE S.A.


     During March 1995, the Company signed a contract with Petrolera Argentina San Jorge S.A. for a term of 10 years for the execution of work for the expansion of the power station located at the "El Trapial" field in the province of Neuquen, and for the providing of an electricity supply service that includes the making available of certain turbo-generators and power plants, as well as their maintenance and commissioning.


NOTE 9--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA


     The consolidated financial statements have been prepared in accordance with Argentine GAAP, which differ in certain significant respects from US GAAP. The significant differences as at and for the three-month periods ended March 31, 1998 and 1997 are reflected in the reconciliations provided in Note 10 and principally relate to the items discussed in the following paragraphs:


     a) Restatement of financial statements for general price-level changes


     The Argentine GAAP consolidated financial statements of the Company were restated through August 31, 1995 and updated through August 31, 1995 price-levels to reflect the effects of inflation in accordance with specified rules as more fully explained in Note 1.2.


     In most circumstances, US GAAP do not allow for the restatement of financial statements. Under US GAAP, account balances and transactions are generally stated in the units of currency of the period

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 9--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)


when the transactions originated. This accounting model is commonly known as the historical cost basis of accounting. However, as the economy of Argentina experienced periods of significant inflation prior to September 1995, the presentation of the consolidated financial statements restated for general price-level changes is substantially similar to the methodology prescribed by Accounting Principles Board Statement ("APB") No. 3, "Financial Statements Restated for General Price-Level--Changes". This Statement requires that companies operating in hyper-inflationary environments in which inflation has exceeded 100% over the last three years and which report in local currency, restate their financial statements on the basis of a general price-level index. August 1993 was the first month in which the rate of inflation in Argentina, as measured by the WPI, was below 100% for 36 consecutive months since the release of Statement of Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency--Translation". The US GAAP reconciliation does not reverse the effects of the general price-level restatement included in the Argentine GAAP financial statements through August 31, 1995.


     b) Presentation of the parent company financial statements


     Argentine GAAP requires companies with controlling financial interests in other companies to present both the parent companies, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements, as primary and supplementary information, respectively. Because of the special purpose of these financial statements, parent financial statements are not included.


     c) Capitalized interest


     Argentine GAAP do not require capitalization of interest on work in progress. Under US GAAP interest incurred on work in progress should be capitalized as part of the cost of acquiring the assets until placed into service. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 10.


     d) Advances to suppliers


     Under Argentine GAAP, funds advanced to suppliers are capitalized and included under Property and equipment prior to purchase and specific identification. Under US GAAP these funds are treated as a deposit until the related assets procured by such funds have been purchased and specifically identified. Accordingly, such funds are generally classified as "Other assets".



     However, due to the nature of such funds and their relative immateriality to the financial statements taken as a whole (Note 3), the quantitative difference between Argentine and US GAAP would be a reclassification from Property and equipment to Other assets and accordingly, it does not affect the reconciliation of net income and shareholders' equity in Note 10.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 9--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)


     e) Recoverability of long-lived assets to be held and used in the business


     Management reviews long-lived assets, primarily property and equipment, to be held and used in the business and long-term investments for the purposes of determining and measuring impairment. Under US GAAP, SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires a company to review assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.


     Management estimates that there is no significant impairment of assets.


     f) Vacation accrual


     Under Argentine GAAP, there are no specific requirements governing the recognition of accruals for vacations. The accepted practice in Argentina is to expense vacation when taken and to accrue only the amount of vacation in excess of normal remuneration.


     Under US GAAP, vacation expense is fully accrued in the year the employee renders service to earn such vacation. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 10.


     g) Income taxes


     Under Argentine GAAP, income tax expense is generally recognized based upon the estimate of the current income tax liability. When income and expense recognition for financial statement purposes does not occur in the same period as income and expense recognition for tax purposes, the resulting temporary differences are not considered in the computation of income tax expense for the year.


     Under US GAAP, the liability method is used to calculate the income tax provision. Under the liability method, deferred tax assets or liabilities are recognized with a corresponding charge or credit to income for differences between the financial and tax basis of assets and liabilities at each period-end. Accordingly, the reconciling difference for the item is presented in the quantitative reconciliation in Note 10.


     h) Severance indemnities


     US GAAP require the accrual of liability for certain post-employment benefits if they are related to services already rendered, are related to rights that accumulate or vest, or are likely to be paid and can be reasonable estimated.


     As described in Note 1.5.g), the Company expenses severance indemnities when paid. Under Argentine law, the Company is required to pay a minimum severance indemnity based on years of

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 9--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)


service and age when an employee is dismissed without adequate justification. While the Company expects to make severance payments in the future, it is unable to reasonably estimate the amount of liability, if any, at the present time. As a result, no adjustment has been made in the US GAAP reconciliation.


     i) Inventories


     As described in Note 1.5. c) the Company values its inventories at replacement cost. Under US GAAP inventories are to be valued at the lower of cost or realizable value. There are no differences between the replacement cost and the US GAAP cost. As a result, no adjustment has been made in the US GAAP reconciliation.


NOTE 10--RECONCILIATION OF NET INCOME (LOSS) AND SHAREHOLDERS' EQUITY TO US
         GAAP


     The following is a summary of the significant adjustments to net income and shareholders' equity for the three-month periods ended March 31, 1998 and 1997, which would be required if US GAAP had been applied instead of Argentine GAAP in the financial statements.


                                                     THREE-MONTH PERIOD ENDED MARCH 31,
                                        ------------------------------------------------------------
                                                    1998                            1997
                                        -----------------------------   ----------------------------
                                            NET        SHAREHOLDERS'        NET        SHAREHOLDERS'
                                           INCOME          EQUITY          INCOME         EQUITY
                                        -----------   ---------------   -----------   --------------
   AMOUNTS PER ACCOMPANYING FINANCIAL
    STATEMENTS ......................    1,765,351      29,832,147       1,239,330      27,786,208
   US GAAP ADJUSTMENTS
   Deferred income tax ..............       81,464           2,277         102,538         (51,560)
   Vacation accrual .................      305,823         (93,210)        286,626         (82,669)
   Capitalized interest .............       12,798          28,902             131           8,749
                                         ---------      ----------       ---------      ----------
   AMOUNTS UNDER US GAAP ............    2,165,436      29,770,116       1,628,625      27,660,728
                                         =========      ==========       =========      ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 11--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS


     a) Income taxes


     The Company's deferred income taxes under US GAAP are comprised as follows:

                                                                   MARCH 31,
                                                                     1998
                                                                  ------------
Deferred tax assets
 Other receivables ............................................       27,406
 Fixed assets .................................................        2,921
                                                                      ------
                                                                      30,327
                                                                      ------
Deferred tax liabilities
 Inventories ..................................................      (28,050)
 Accrued payable ..............................................           --
                                                                     -------
                                                                     (28,050)
                                                                     -------
Net deferred tax assets (liabilities) .........................        2,277
                                                                     =======

     The provision for income taxes computed in accordance with US GAAP differs from that computed at the statutory tax rate as follows:



                                                                        MARCH 31,
                                                                           1998
                                                                      -------------
Income tax expense (benefit) at statutory tax rate on pretax income
 in accordance with US GAAP .......................................       957,618
Fixed assets (1) ..................................................      (197,420)
Permanent differences (2) .........................................       (23,760)
                                                                         --------
Income tax expense (benefit) in accordance with US GAAP ...........       736,438
                                                                         ========

----------------
(1) Effects of differing price-level adjustments for tax and financial statement purposes.
(2) Fiscal benefits obtained by Sullair San Luis Sociedad Anonima (see Note 7).


     b) Supplementary cash flow information


     Cash and cash equivalents at the end of each period comprises:



                                                             MARCH 31,
                                                               1998
                                                            ----------
Cash and banks ..........................................     344,123
                                                              -------
Total cash and cash equivalents .........................     344,123
                                                              =======

     The Company has included all highly liquid investments, having an original maturity which does not exceed 3 months as from the year, in cash and cash equivalents.


     The Company has applied the indirect method in order to reconcile net income of each period with the cash flow provided by operating activities.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 11--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS--(CONTINUED)


     Breakdown of amounts paid during the periods:



                                                                   MARCH 31,
                                                                     1998
                                                                  ----------
Income tax ....................................................      92,034
                                                                     ======

     The Company has no cash balances in currency other than U.S. dollars. Since the exchange rates remained unchanged for the three-month periods ended March 31, 1998 and 1997, no foreign exchange gains/losses shall be adjusted for US GAAP purposes.


     c) Fair value of financial instruments


     In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" information is provided about the fair value of certain financial instruments for which it is practicable to estimate that value.


     For the purposes of SFAS No. 107, the estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of the Companies' financial instruments as of March 31, 1998 and 1997 approximate management's best estimate of their fair values. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


     The fair value of certain financial assets carried at cost, including cash, short-term investments, trade receivables and other current assets is considered to approximate their respective carrying value due to their short-term nature.


     The fair value of accounts payable and accrued liabilities, short-term bank borrowings, tax payable and other current liabilities are considered to approximate their respective carrying values due to their short-term nature.


     d) Financial instruments with off-balance sheet risk and concentrations of credit risk


     The Company has not used financial instruments to hedge its exposure to fluctuations in foreign currency exchange or interest rates and, accordingly, has not entered into transactions that create off-balance sheet risks associated with such financial instruments.


     Accounts receivable substantially comprise balances with a large number of clients. Management does not believe significant concentrations of credit risk exist.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                THEREAFTER-- NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 12--IMPACT OF NEW ACCOUNTING STANDARD NOT YET ADOPTED


     In June 1997, the Financial Accounting Board issued its Statement No. 130, "Reporting Comprehensive Income". Among other provisions, SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. Management does not expect the adoption of SFAS No. 130 to have material impact on its financial statements.


     In June 1997, Statement No. 131 ("SFAS 131"), "Disclosures about segment of an Enterprise and Related Information" was issued. SFAS 131 establishes standards for the way that public companies disclose select information about operating segments in annual financial statements and requires that those companies disclose selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and series, geographic areas, and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Accordingly, the Company is not required to adopt SFAS 131 until the fiscal year ending December 31, 1998. SFAS 131 relates solely to disclosure provisions, and therefore will not have any effect on the results of operations, financial position and cash flows of the Company.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Company's Certificate of Incorporation provides that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.


     Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.



     Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) from any transaction from which the director derived an improper personal benefit.


     The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.


     Additionally, reference is made to the Registration Rights Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the Participants (as defined in the Registration Rights Agreement) of the Company, its directors and officers who sign the Registration Statement and persons who control the Company, under certain circumstances.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     The following documents are filed as exhibits to this registration statement:


EXHIBIT    DESCRIPTION
-------    -----------
3.1      Certificate of Incorporation of the Company, as amended and restated.
3.2      By-Laws of the Company, as amended and restated.

EXHIBIT     DESCRIPTION
-------     -----------
4.1 Indenture, by and among the Company, the Guarantors and State Street Bank & Trust Company, as Trustee, dated as of May 28, 1998.
4.2      Form of 101/4% Senior Subordinated Notes due 2008 (included in Exhibit
         4.1).
4.3 Registration Rights Agreement, by and among the Company, the Guarantors, BT Alex. Brown Incorporated, Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated, dated as of May 28, 1998.
4.4 Form of Certificate of Class A Common Stock, filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
4.5 Registration Rights Agreement, by and between Neff Corp. and GECFS, Inc., dated as of March 25, 1998, filed as Exhibit 4.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
4.6 Registration Rights Agreement, by and between Neff Corp. and Santos Fund I, L.R, dated as of March 25, 1998, filed as Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
4.7 Registration Rights Agreement, by and between Neff Corp. and Santos Capitol Advisors, Inc., dated as of March 25, 1998, filed as Exhibit
         4.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
4.8 Amended and Restated Stockholders' Agreement by and among Jorge Mas, Juan Carlos Mas, Jose Ramon Mas, General Electric Capital Corporation, GECFS, Inc., Kevin P Fitzgerald, Santos Fund I, L.P, Santos Capital Advisors, Inc. and Neff Corp., dated as of March 25, 1998, filed as
         Exhibit 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson.
10.1 Amended and Restated Credit Agreement, by and among Neff Corp., Neff Machinery, Inc. and Neff Rental, Inc., and Bankers Trust Company, as Agent, dated as of May 1, 1998, filed as Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333- 48077), dated March 17, 1998, incorporated herein by reference.
10.2 John Deere Light Industrial Equipment Dealer Agreement by and between John Deere Construction Equipment Company and Neff Machinery, Inc., dated May 6,1998, filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration No. 333- 48077), dated March 17, 1998, incorporated herein by reference.
10.3 John Deere Light Industrial Equipment Dealer Security Agreement by and between John Deere Construction Equipment Company and Neff Machinery, Inc., dated May 6,1998, filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Registration No. 333- 48077), dated March 17, 1998, incorporated herein by reference.
10.4 Stock Purchase and Redemption Agreement by and among Neff Corp., Industrial Equipment Rentals, Inc. and all of the Shareholders and Holders of Subordinated Debentures, dated July 14, 1997, filed as
         Exhibit 10.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.5 The Asset Purchase Agreement by and among Richbourg's Sales & Rentals, Inc., Bruce E. Richbourg and Neff Corp., dated December 23, 1997, filed as Exhibit 10.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.6 Stock Option Agreement by and between Neff Corp. and Kevin P Fitzgerald, filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.7 Stock Option Agreement by and between Neff Corp. and Robert G. Warren, filed as Exhibit 10.7 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.

EXHIBIT     DESCRIPTION
-------     -----------
10.8 Form of Lock-up Agreement, filed as Exhibit 10.8 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.9 Standstill Agreement by and among Neff Corp., General Electric Capital Corporation, GECFS, Inc. and Santos Capital Advisors, Inc., filed as
         Exhibit 10.9 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.10 Neff Corp. 1998 Incentive Stock Plan, filed as Exhibit 10.10 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.11 Letter Agreement by and among John Deere Construction Equipment Company, Neff Corp., Neff Machinery, Inc. and Santos Capital Advisors, Inc., dated April 29,1998, filed as Exhibit 10.11 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.12 Neff Corp. Phantom Stock Plan, filed as Exhibit 10.12 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.13 Form of Rights Agreement, filed as Exhibit 10.13 to the Company's Registration Statement on Form S-1 (Registration No. 333-48077), dated March 17, 1998, incorporated herein by reference.
10.14 Stock Purchase Agreement by and between Neff Corp. and Sullair Argentina Sociedad Anonima, dated June 30, 1998. Filed as Exhibit 2 to the Company's Report on Form 8-K dated June 30, 1998, incorporated herein by reference.
21       Subsidiaries of the Company.
23.1     Consents of Deloitte & Touche LLP.
23.2     Consent of Arthur Andersen LLP.
23.3     Consent of Price Waterhouse & Co.
23.4     Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1 above).
24       Power of Attorney (included on Signature Page of this Registration
         Statement).
25 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of State Street Bank & Trust Company, as Trustee under the Indenture
27       Financial data schedule
99.1     Form of Letter of Transmittal
99.2     Form of Notice of Guaranteed Delivery

----------------
ITEM 22. UNDERTAKINGS.


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes that:


     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


     (4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof


     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 17, 1998.


                                        NEFF CORP.


                                        By /s/ KEVIN P. FITZGERALD
                                          --------------------------------------
                                           Kevin P. Fitzgerald
                                           Chief Executive Officer


     The undersigned directors and officers of Neff Corp. hereby constitute and appoint Kevin P. Fitzgerald and Bonnie S. Biumi and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute any and all amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



           SIGNATURES                              TITLE                         DATE
           ----------                              -----                         ----
/s/ JORGE MAS                     Chairman of the Board                     July 17, 1998
------------------------------
Jorge Mas

/s/ KEVIN P. FITZGERALD           President and Chief Executive Officer     July 17, 1998
------------------------------    (Principal Executive Officer)
Kevin P. Fitzgerald

/s/ JOSE RAMON MAS                Director                                  July 17, 1998
------------------------------
Jose Ramon Mas

/s/ JUAN CARLOS MAS               Director                                  July 17, 1998
------------------------------
Juan Carlos Mas

/s/ BONNIE S. BIUMI               Chief Financial Officer                   July 17, 1998
------------------------------    (Principal Financial Officer
Bonnie S. Biumi                   and Accounting Officer)

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 17, 1998.


                                        NEFF RENTAL, INC.


                                        By: /s/ KEVIN P. FITZGERALD
                                           ------------------------------------
                                            Kevin P. Fitzgerald
                                            Chief Executive Officer


     The undersigned director and officers of Neff Rental, Inc. hereby constitute and appoint Kevin P. Fitzgerald and Bonnie S. Biumi and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute any and all amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



           SIGNATURES                             TITLE                       DATE
           ----------                             -----                       ----
/s/ KEVIN P. FITZGERALD           President, Chief Executive Officer     July 17, 1998
------------------------------    and Sole Director
Kevin P. Fitzgerald               (Principal Executive Officer)

/s/ LAWRENCE WHEELER              Chief Financial Officer                July 17, 1998
------------------------------    (Principal Financial and
Lawrence Wheeler                  Accounting Officer)

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 17, 1998.


                                        NEFF MACHINERY, INC.


                                        By: /s/ KEVIN P. FITZGERALD
                                           -------------------------------------
                                            Kevin P. Fitzgerald
                                            Chief Executive Officer


     The undersigned director and officers of Neff Machinery, Inc. hereby constitute and appoint Kevin P. Fitzgerald and Bonnie S. Biumi and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute any and all amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



           SIGNATURES                             TITLE                       DATE
           ----------                             -----                       ----
/s/ KEVIN P. FITZGERALD           President, Chief Executive Officer     July 17, 1998
------------------------------    and Sole Director
Kevin P. Fitzgerald               (Principal Executive Officer)

/s/ MANUEL A. ALVAREZ             Chief Financial Officer                July 17, 1998
------------------------------    (Principal Financial and
Manuel A. Alvarez                 Accounting Officer)

                          INDEPENDENT AUDITORS' REPORT


To Neff Corp.:


     We have audited the financial statements of Neff Corp. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 11, 1998, except for the third paragraph of Note 5 and the fourth paragraph of Note 1 as to which the dates are April 23, 1998 and May 20, 1998, respectively, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




DELOITTE & TOUCHE LLP

Miami, Florida

March 11, 1998

                                                                    SCHEDULE II

                                   NEFF CORP.

                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                (IN THOUSANDS)





                                                BALANCE       CHARGED TO                                  BALANCE
                                             AT BEGINNING      COSTS AND                                  AT END
                                               OF PERIOD       EXPENSES      OTHER     DEDUCTIONS(1)     OF PERIOD
                                            --------------   ------------   -------   ---------------   ----------
Classification

YEAR ENDED 12/31/95:

Allowance for doubtful accounts .........        $246            $270        $ --         $ (219)         $  297
                                                 ====            ====        ====         ======          ======

YEAR ENDED 12/31/96:

Allowance for doubtful accounts .........        $297            $520        $ --         $ (442)         $  375
                                                 ====            ====        ====         ======          ======

YEAR ENDED 12/31/97:

Allowance for doubtful accounts .........        $375            $957        $ --         $ (240)         $1,092
                                                 ====            ====        ====         ======          ======

----------------
(1) Deductions represent bad debt write-offs and adjustments to accumulated amortization for assets sold.

                                 EXHIBIT INDEX


EXHIBIT     DESCRIPTION
-------     -----------
3.1      Certificate of Incorporation of the Company, as amended and restated.
3.2      By-Laws of the Company, as amended and restated.
4.1 Indenture, by and among the Company, the Guarantors and State Street Bank & Trust Company, as Trustee, dated as of May 28, 1998.
4.3 Registration Rights Agreement, by and among the Company, the Guarantors, BT Alex. Brown Incorporated, Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated, dated as of May 28, 1998.
5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson.
21       Subsidiaries of the Company.
23.1     Consents of Deloitte & Touche LLP.
23.2     Consent of Arthur Andersen LLP.
23.3     Consent of Price Waterhouse & Co.
25 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of State Street Bank & Trust Company, as Trustee under the Indenture
27       Financial data schedule
99.1     Form of Letter of Transmittal
99.2     Form of Notice of Guaranteed Delivery